                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-62947

PROSPECTUS

                               OFFER TO EXCHANGE

                    11 1/2% SENIOR NOTES DUE 2008, SERIES B
           FOR ANY AND ALL OUTSTANDING 11 1/2% SENIOR NOTES DUE 2008
                                       OF

                                  OPTEL, INC.
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON NOVEMBER 13, 1998, UNLESS EXTENDED
    OpTel, Inc., a Delaware corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 11 1/2% Senior Notes Due 2008, Series B, of the Issuer (the "1998 Series B Notes") for each $1,000 principal amount of the issued and outstanding 11 1/2% Senior Notes Due 2008 of the Issuer (the "1998 Series A Notes," and collectively with the 1998 Series B Notes, the "1998 Notes"). As of the date of this Prospectus, $200,000,000 principal amount of the 1998 Series A Notes were outstanding. The terms of the 1998 Series B Notes will be substantially identical in all material respects (including interest rate and maturity) to the 1998 Series A Notes except for certain transfer restrictions and registration rights relating to the 1998 Series A Notes.

    The Exchange Offer is being made to satisfy certain obligations of the Issuer under the Registration Rights Agreement, dated as of July 7, 1998, among the Issuer and the other signatories thereto (the "Registration Agreement"). Upon consummation of the Exchange Offer, holders of 1998 Series A Notes that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement and such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If the Exchange Offer is not consummated, or a shelf registration statement is not filed or is not declared effective or, after either this registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of 1998 Series A Notes or 1998 Series B Notes in accordance with and during the periods specified in the Registration Agreement, additional interest will accrue and be payable on the 1998 Notes until such registration statement is declared effective or the Exchange Offer is consummated. See "Exchange Offer; Registration Rights."

    Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or "Commission") with respect to similar transactions, the Issuer believes that the 1998 Series B Notes issued pursuant to the Exchange Offer in exchange for the 1998 Series A Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act")) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the 1998 Series B Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the 1998 Series B Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the 1998 Series B Notes. Each broker-dealer that receives 1998 Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of 1998 Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the 1998 Series B Notes received in exchange for the 1998 Series A Notes where such 1998 Series B Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Exchange Date (as defined) and ending on the close of business on the earlier of the first anniversary of the Exchange Date or the date upon which all such 1998 Series B Notes have been sold by such participating broker-dealer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The 1998 Series B Notes will evidence the same debt as the 1998 Series A Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the 1998 Series B Notes, see "Description of the 1998 Series B Notes." There will be no cash proceeds to the Issuer from the Exchange Offer. The 1998 Series B Notes will be senior unsecured obligations of the Issuer, and will rank pari passu in right of payment with all present and future senior unsecured obligations of the Issuer, including the Issuer's 13% Senior Notes due 2005 (the "1997 Notes"), except to the limited extent the 1997 Notes and the 1998 Series A Notes are, and the 1998 Series B Notes will be, secured by pledged securities in an amount sufficient to provide funds for the payment of interest for a period of time. The 1998 Series B Notes will rank senior in right of payment to all present and future subordinated indebtedness of the Issuer. The Issuer is a holding company that derives substantially all of its operating income and cash flow from its subsidiaries, and claims in respect of the 1998 Series B Notes will be effectively subordinated to all existing and future indebtedness and liabilities of such subsidiaries. As of May 31, 1998, after giving pro forma effect to the offering of the 1998 Series A Notes and the repayment of all amounts outstanding under a then outstanding senior secured credit facility, the total indebtedness and other liabilities of subsidiaries of the Issuer (excluding any indebtedness owed to the Issuer) would have been approximately $35.4 million, the total indebtedness of the Issuer ranking pari passu with the 1998 Notes would have been $219 million and there would have been no indebtedness ranking senior to the 1998 Notes except to the limited extent that the 1997 Notes are secured by pledge of securities in an amount sufficient to provide for the payment of interest for a period of time. The Issuer's subsidiaries are expected to incur substantial additional indebtedness in the future. See "Capitalization" and "Description of the 1998 Series B Notes -- Ranking."

    The 1998 Series A Notes were originally issued and sold on July 7, 1998 in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and by Regulation S of the Securities Act. Accordingly, the 1998 Series A Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

    The Issuer has not entered into any arrangement or understanding with any person to distribute the 1998 Series B Notes to be received in the Exchange Offer and to the best of the Issuer's information and belief, each person participating in the Exchange Offer is acquiring the 1998 Series B Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the 1998 Series B Notes to be received in the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of 1998 Series A Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on November 13, 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the 1998 Series A Notes for the 1998 Series B Notes (the "Exchange Date") will be the first business day following the Expiration Date. The 1998 Series A Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

    Prior to this Exchange Offer, there has been no public market for the 1998 Notes. The 1998 Series A Notes have traded on the PORTAL Market. If a market for the 1998 Series B Notes should develop, the 1998 Series B Notes could trade at a discount from their principal amount. The Issuer does not currently intend to list the 1998 Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the 1998 Series B Notes will develop.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN FACTORS
                          THAT SHOULD BE CONSIDERED BY
                      PARTICIPANTS IN THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 9, 1998.

                          NOTICE TO FLORIDA RESIDENTS

     To facilitate the Exchange Offer, the Issuer is relying on the exemption from registration provided by Section 517.061(ii) of the Florida Securities and Investor Protection Act. Therefore, if sales are made to five or more persons in the State of Florida, any sale of the 1998 Series B Notes in the State of Florida is voidable by the purchaser within three days after the first tender of consideration is made by such purchaser to the Issuer or its agent.

                        NOTICE TO PENNSYLVANIA RESIDENTS

     The 1998 Series B Notes offered hereby have not been registered with the Securities Commission of the Commonwealth of Pennsylvania (the "PA Commission"). However, the Exchange Offer is exempt pursuant to Section 203(c) of the Pennsylvania Securities Act of 1972, as amended. Therefore, "broker-dealers" and "institutional investors" (each as defined by the rules and regulations of the PA Commission), may participate in the Exchange Offer.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus, including the Consolidated Financial Statements and the notes thereto. As used in this Prospectus, the terms the "Company" or "OpTel" mean OpTel, Inc., a Delaware corporation, and its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the glossary attached hereto as Appendix A. References to fiscal years throughout this Prospectus are to the Company's fiscal years, which end on August 31 of each calendar year. Prospective investors should carefully consider the factors set forth in "Risk Factors." This Prospectus contains "forward-looking" statements concerning the Company's operations, economic performance and financial condition, which are subject to inherent risks and uncertainties, including those identified under "Risk Factors."

THE COMPANY

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone and cable television services, to residents of multiple dwelling units ("MDUs") in the United States. As a rapidly growing integrated communications provider ("ICP"), OpTel continues to build upon its position as the largest provider of private cable television services to MDUs in the United States. In each market that it serves, OpTel seeks to become the principal competitor in the MDU marketplace to the incumbent local exchange carrier ("ILEC") and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. OpTel believes its contractual relationships with MDU owners and associations and its ability to deliver an integrated service offering to MDU residents over its own networks provide it with a competitive advantage.

     MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, town houses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million dwelling units in MDUs with greater than 10 dwelling units in the United States. Within the MDU market, the Company focuses on MDUs of 150 or more dwelling units ("Large MDUs"). Based on industry sources, the Company believes that, within its existing markets, as of March 25, 1998, there were approximately 3.0 million dwelling units within these Large MDUs.

     The Company is currently building telecommunications infrastructure in its serviced markets and expects, by the end of calendar 1999, to be in a position to offer facilities based telecommunications services in each of its major markets. The Company presently offers services where it has a right of entry agreement ("Right of Entry") with an MDU owner to provide its cable television and/or telecommunications services. The Company classifies a unit as "passed" if it is within an MDU for which the Company has a Right of Entry and the Company has connected the equipment necessary to provide services. As of May 31, 1998, the Company had 369,968 units passed for cable television services. At that date, OpTel had 202,355 cable television subscribers and 7,046 telecommunication lines in service.

     OpTel began operations in April 1993 with a strategy of consolidating the then fragmented "private cable" television, or non-franchise cable television, industry serving MDUs. Securing long-term Rights of Entry has been an integral element of this strategy. The Company's Rights of Entry typically have original terms of 10 to 15 years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight years as of May 31, 1998 (assuming the Company's exercise of available renewal options). Rights of Entry generally provide financial incentives to the property owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company provides video programming to MDUs primarily under exclusive Rights of Entry. The Company initially offered shared tenant telecommunications services ("STS") to MDUs serviced under telephone Rights of Entry utilizing remote private branch exchange ("PBX") switches. In accordance with its communications strategy, the Company has begun the process of migrating its STS traffic to its own central office switches and its own network facilities. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access.

     The Company currently provides cable television and telecommunications services in a number of metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta and Orlando-Tampa. The Company has commenced offering central office switched local exchange services in Houston and Dallas-Fort Worth and is licensed as a competitive local exchange carrier ("CLEC") in each of its other major markets. The Company selected its current markets based upon their growth characteristics, competitive conditions, MDU concentrations, favorable demographics and regulatory environment.

     Since April 1995, OpTel has been indirectly majority owned by Le Groupe Videotron Ltee ("GVL"), which also owns the second largest cable television operator in Canada (based on number of subscribers). GVL has invested approximately $250 million in OpTel in the form of equity capital and subordinated convertible notes (including accrued interest). See "-- Recent Developments." These invested amounts have been critical to OpTel's growth. In addition, key members of the Company's management team gained experience in the competitive offering of telecommunications and cable television to residential markets while serving as executives of a GVL affiliate in the United Kingdom. OpTel management's extensive operating experience in both the telecommunications and cable television industries, including the construction and design of networks and sales and customer support, provides OpTel with significant expertise in managing and developing an infrastructure to support voice, video and Internet access operations.

     OpTel was incorporated in Delaware in July 1994 as the successor to a California limited partnership that was organized in April 1993. The Company's principal offices are located at 1111 W. Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 634-3800.

STRATEGY

     OpTel's goal is to become the nation's largest ICP focusing on MDU markets. OpTel's strategy for achieving this goal includes the following key components:

     Provide an Integrated Service Offering. OpTel believes that by utilizing a single advanced network infrastructure it can be among the first to market a competitive integrated package of voice and video services in its target markets. The Company plans to supplement its voice and video offerings with high speed Internet access in all of its serviced markets. The Company also intends to introduce integrated billing of its bundled services during fiscal 1999.

     Deploy Cost Effective Networks. OpTel's networks are specifically designed to provide services to MDUs. A substantial amount of the capital required to provide property-specific voice and video services to an individual MDU is invested only after the Company and the owner of the MDU have entered into a Right of Entry for the MDU and therefore will only be incurred shortly before properties are first brought into service or as needed to bring non-network served MDUs onto the Company's networks. In markets served by the Company's microwave networks, OpTel expects that the incremental capital required for it to launch central office switched telecommunications services and to connect customers will be lower than that of its competitors. As a result, OpTel expects to enjoy a lower network cost structure than certain of its competitors.

     Pursue Focused Marketing Strategy. The Company negotiates long term Rights of Entry with MDU owners under which the Company obtains, among other things, the exclusive right to provide cable television services to an MDU or group of MDUs and an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC within the MDU. The Rights of Entry generally provide MDU owners with financial incentives to work closely with the Company to promote its products and services. The Company offers prospective customers the opportunity to subscribe for Company services at the same time they sign their unit leases. The Company believes this access, coupled with customer preference for a single source of cable television and telecommunications services, significantly enhances its customer marketing efforts.

     Provide Superior Customer Service. The Company has dedicated resources to providing services that attract and retain subscribers. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of customers 24-hours-a-day, seven-days-a-week and dedicated local

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

service teams that provide prompt installation and response to customer service calls. Because the Company believes that the best way to control the quality and consistency of technical and field services is to train and supervise the service technicians, the Company relies primarily on its own personnel to perform these functions.

     Pursue Selective Acquisitions and Strategic Relationships. To expand its markets and to achieve critical mass in its existing markets, the Company often evaluates opportunities to make acquisitions. Since May 1996, the Company has completed six acquisitions representing approximately 700 MDUs served and 103,000 subscribers. In addition, the Company has entered into a strategic relationship for the delivery of high speed Internet access services and will continue to evaluate other alliances, including those permitting it to host additional third-party traffic on its switches.

RISK FACTORS

     The Company operates in highly competitive market segments which are subject to extensive regulation at the federal, state and local level. The Company has recently begun introducing central office switched telecommunications services to MDUs. The Company's success in providing telecommunications services, as well as cable television and Internet access services, is dependent upon a number of factors, some of which are controlled by the Company and some of which are controlled by third parties, including ILECs, MDU owners and residents and government entities. Such factors include risks associated with the Company's history of net losses and negative cash flow, the Company's substantial indebtedness and the insufficiency of its earnings to cover fixed charges, the significant capital requirements of the Company's operations and the Company's dependence upon its strategic relationships with MDU owners. See "Risk Factors" for a detailed discussion of certain factors which should be considered in evaluating the Company and its business in connection with the Exchange Offer.

RECENT DEVELOPMENTS

     The Company commenced operating a central office telephone switch in Houston in September 1997 and has migrated most of its telecommunications subscribers in the Houston market to this switch. The Company has recently commenced operating a central office telephone switch in the Dallas-Fort Worth market and intends to migrate the MDUs it currently serves through PBX switches in that market to that central office switch over the coming months.

     On April 13, 1998, OpTel completed the acquisition of the private cable television and telecommunications service agreements and related assets of Interactive Cable Systems, Inc. ("ICS") in Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta, Orlando-Tampa, Indianapolis, Austin and greater Washington, D.C. (the "ICS Operations"), subject to the consummation of certain transfer conditions. As of May 31, 1998, OpTel had acquired approximately 66,000 cable television and telecommunications units under contract (or approximately 72% of the approximately 90,000 units under contract to be acquired). A corresponding percentage of the aggregate $80.8 million purchase price remains in escrow subject to release upon fulfillment of transfer conditions. While the Company expects the transfer of the remaining units to be completed over the next few months, the transfer of these units is subject to certain conditions, including the receipt of third party consents, and there can be no assurance that the transfer of all or part of the balance of the acquisition will be completed. See "Risk Factors -- Risks Associated with Acquisitions." The Company also services, under a management agreement, the approximately 24,000 units with respect to which, as of May 31, 1998, there remain unsatisfied transfer conditions. Pursuant to its management agreement with ICS, during the management period, the Company receives all the revenues from and incurs the expenses associated with delivering services to such units. The $80.8 million purchase price comprises approximately $4.5 million in cash, approximately $16.1 million in shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), approximately $59.4 million in shares of the Company's 8% Series B Preferred Stock, par value $.01 per share (the "Series B Preferred") plus assumed liabilities of $0.8 million. See "Description of Capital
Stock -- Preferred Stock."

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

     Effective March 1, 1998, the Company's majority stockholder, VPC Corporation ("VPC"), an indirect wholly-owned subsidiary of GVL, exchanged $139.2 million of the Company's 15% Convertible Notes (the "GVL Notes"), constituting all of the outstanding GVL Notes (including accrued interest), for approximately 6,962 shares of the Company's 9.75% Series A Preferred Stock, par value $.01 per share, (the "Series A Preferred"). See "Description of Capital Stock -- Preferred Stock."

     On June 5, 1998, OpTel filed a registration statement on Form S-1 with the Commission with respect to a proposed initial public offering (the "IPO") of $100.0 million of its Class A Common Stock. No assurance can be given that the IPO will be consummated or, if consummated, when it will be consummated or that the proceeds received by the Company will be the amount currently contemplated.

     On July 7, 1998, the Company consummated a private placement of $200 million principal amount of the 1998 Series A Notes (the "Offering"). The net proceeds of the Offering were approximately $194.1 million. Of this amount, approximately $126.3 million was used to repay all outstanding amounts under the Company's senior secured credit facility (the "Senior Credit Facility") and to pay other costs associated with terminating the Senior Credit Facility (the "Senior Credit Facility Retirement"), and approximately $22.0 million was placed in an escrow account to fund the first two interest payments on the 1998 Notes.

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

                               THE EXCHANGE OFFER

Securities Offered.........  Up to $200,000,000 aggregate principal amount of
                             11 1/2% Senior Notes Due 2008, Series B, of the Issuer. The terms of the 1998 Series B Notes and the 1998 Series A Notes will be substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the 1998 Series A Notes which will not apply to the 1998 Series B Notes. See "Description of the 1998 Series B Notes."

The Exchange Offer.........  The Issuer is offering to exchange $1,000 principal amount of 1998 Series B Notes for each $1,000 principal amount of 1998 Series A Notes. See "The Exchange Offer" for a description of the procedures for tendering 1998 Series A Notes. The Exchange Offer satisfies the registration obligations of the Issuer under the Registration Agreement. Upon consummation of the Exchange Offer, holders of 1998 Series A Notes that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered 1998 Series A Notes and, accordingly, such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;
  Withdrawal...............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on November 13, 1998, or such later date and time to which it is extended. Tenders of 1998 Series A Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any 1998 Series A Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
  Considerations...........  The Exchange Offer will not result in any income, gain or loss to the holders of 1998 Notes or the Issuer for federal income tax purposes. See "Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Issuer from the exchange of the 1998 Series B Notes for the 1998 Series A Notes pursuant to the Exchange Offer.

Exchange Agent.............  U.S. Trust Company of Texas, N.A., the trustee (the
                             "Trustee") under the Indenture is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE 1998 SERIES A NOTES PURSUANT TO THE EXCHANGE OFFER

     Generally, holders of 1998 Series A Notes (other than any holder who is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities
Act) who exchange their 1998 Series A Notes for 1998 Series B Notes pursuant to the Exchange Offer may offer their 1998 Series B Notes for resale, resell their 1998 Series B Notes, and otherwise transfer their 1998 Series B Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such 1998 Series B Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such 1998 Series B Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the 1998 Series B Notes. Each broker-dealer that receives 1998 Series B Notes for its own account in exchange for 1998 Series A Notes, where such 1998 Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its 1998 Series B Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the 1998 Series B Notes prior to offering or selling such 1998 Series B Notes. The Issuer is required, under the Registration Agreement, to register the 1998 Series B Notes in any jurisdiction reasonably requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered 1998 Series A Notes and, accordingly, such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the 1998 Series A Notes may not be offered or sold (except in private transactions), unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange."

                 SUMMARY DESCRIPTION OF THE 1998 SERIES B NOTES

Securities Offered.........  Up to $200,000,000 aggregate principal amount of
                             11 1/2% Senior Notes Due 2008, Series B, of the Issuer. The terms of the 1998 Series B Notes and the 1998 Series A Notes will be substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the 1998 Series A Notes which will not apply to the 1998 Series B Notes. See "Description of the 1998 Series B Notes."

Maturity...................  July 1, 2008.

Interest Payment Dates.....  Each January 1 and July 1, commencing on January 1,
                             1999.

Escrow Proceeds............  At the closing of the Offering, the Issuer deposited with an escrow agent (the "Escrow Agent") approximately $22.0 million; which, together with the proceeds from the investment thereof, will be sufficient to pay when due the first two interest payments on the 1998 Notes, with any balance to be retained by the Issuer. See "Description of the 1998 Series B Notes -- Disbursement of Funds; Escrow Account."

Ranking....................  The 1998 Series B Notes will be senior unsecured obligations of the Issuer, and rank pari passu in right of payment with all present and future senior unsecured obligations of the Issuer, including the Issuer's 1997 Notes, except to the limited extent that the 1997 Notes and the 1998 Series A Notes are and the 1998 Series B Notes will be, secured by pledged securities in an amount sufficient to provide funds for the payment of interest for a period of time. The 1998 Series B Notes will rank senior in right of payment to all present and future subordinated obligations of the Issuer. The Issuer is a holding company that derives substantially all of its operating income and cash flow from its subsidiaries, and claims in respect of the 1998 Series B Notes will be effectively subordinated to all existing and future indebtedness and liabilities of such subsidiaries and to all secured obligations of the Issuer to the extent of the value of the assets securing such obligations. As of May 31, 1998, after giving pro forma effect to the Offering and the Senior Credit Facility Retirement, the total indebtedness and other liabilities of subsidiaries of the Issuer (excluding any indebtedness owed to the Issuer) would have been approximately $35.4 million, the total indebtedness of the Issuer ranking pari passu with the 1998 Notes would have been $219 million and there would have been no indebtedness ranking senior to the 1998 Notes except to the limited extent that the 1997 Notes are secured by pledge of securities in an amount sufficient to provide for the payment of interest for a period of time. The Issuer's subsidiaries are
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

                             expected to incur substantial additional indebtedness in the future. See "Capitalization," "Description of Certain Indebtedness" and "Description of the 1998 Series B
                             Notes -- Ranking."

Sinking Fund...............  None.

Optional Redemption........  On or after July 1, 2003, the 1998 Series B Notes will be redeemable at the option of the Issuer, in whole or in part at any time, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, in the event, prior to July 1, 2001, of one or more Equity Offerings (as defined) and/or sales of Common Stock (as defined) to one or more Strategic Equity Investors (as defined) for aggregate gross proceeds of $100.0 million or more, the Issuer may redeem up to 35% of the initially outstanding aggregate principal amount of 1998 Notes from the net proceeds thereof at a redemption price equal to 111.50% of the principal amount of the 1998 Notes, together with accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $130.0 million aggregate principal amount of 1998 Notes are outstanding following such redemption. See "Description of the 1998 Series B
                             Notes -- Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined), each holder of 1998 Series B Notes will have the right to require the Issuer to make an offer to purchase all or a portion of such holder's 1998 Series B Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. The Issuer may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the 1998 Series B Notes and other debt that may become repayable upon a Change of Control. See "Description of the 1998 Series B Notes -- Certain Covenants -- Change of Control."

Certain Covenants..........  The indenture governing the 1998 Notes (the
                             "Indenture") contains covenants relating to, among other things, the following matters: (i) incurrence of additional indebtedness; (ii) restricted payments; (iii) limitations on liens; (iv) disposition of proceeds of asset sales; (v) dividend and other payment restrictions affecting subsidiaries; (vi) mergers, consolidation or sales of assets; and (vii) limitations on transactions with affiliates. See "Description of the 1998 Series B Notes -- Certain Covenants."

For additional information concerning the 1998 Series B Notes and the definitions of certain capitalized terms used above, see "Description of the 1998 Series B Notes."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial data as of and for the eight month period ended August 31, 1995 and the years ended August 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon also included herein. The summary historical consolidated financial and operating data presented below as of and for the nine month periods ended May 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year end and the Company's history of growth through acquisitions, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The unaudited pro forma balance sheet data as of May 31, 1998 give effect to the Offering and the Senior Credit Facility Retirement, as though such events occurred on such date. The unaudited pro forma consolidated operations data for the year ended August 31, 1997 and the nine months ended May 31, 1998 give effect to the Offering, the Senior Credit Facility Retirement and the acquisition of the ICS Operations as if such events had occurred at the beginning of the periods presented. The unaudited pro forma consolidated statements of operations data and the unaudited pro forma balance sheet data are not necessarily indicative of what the actual results of operations or financial position of the Company would have been had such events occurred at such dates, nor do they purport to represent the Company's results of operations or financial position for future periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," the Consolidated Financial Statements of the Company and the notes thereto and the Pro Forma Financial Information, appearing elsewhere in this Prospectus.

                                                   HISTORICAL                                  PRO FORMA
                            --------------------------------------------------------   -------------------------
                            EIGHT MONTH        YEAR ENDED         NINE MONTHS ENDED                  NINE MONTHS
                            PERIOD ENDED       AUGUST 31,              MAY 31,         YEAR ENDED       ENDED
                             AUGUST 31,    -------------------   -------------------   AUGUST 31,      MAY 31,
                                1995         1996       1997       1997       1998     1997(1)(2)    1998(1)(2)
                            ------------   --------   --------   --------   --------   -----------   -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS
  DATA
Revenues:
  Cable television........    $  8,783     $ 25,893   $ 36,915   $ 26,915   $ 42,195    $ 51,334      $ 51,808
  Telecommunications......         788        1,711      2,922      2,202      2,721       5,131         3,810
                              --------     --------   --------   --------   --------    --------      --------
          Total
            revenues......       9,571       27,604     39,837     29,117     44,916      56,465        55,618
Operating expenses:
  Programming, access fees
     and revenue
     sharing..............       4,558       11,868     19,202     14,016     20,213      28,149        25,030
  Customer support,
     general and
     administrative.......      12,055       19,636     28,926     19,842     25,044      35,530        28,861
  Depreciation and
     amortization.........       2,420        8,676     14,505      9,934     18,432      25,952        25,930
                              --------     --------   --------   --------   --------    --------      --------
Total operating
  expenses................      19,033       40,180     62,633     43,792     63,689      89,631        79,821
                              --------     --------   --------   --------   --------    --------      --------
Loss from operations......      (9,462)     (12,576)   (22,796)   (14,675)   (18,773)    (33,166)      (24,203)
Interest expense,
  net(3)..................      (1,169)      (5,854)   (25,739)   (16,993)   (29,459)    (48,881)      (41,788)
                              --------     --------   --------   --------   --------    --------      --------
Loss before income
  taxes...................     (10,631)     (18,430)   (48,535)   (31,668)   (48,232)    (82,047)      (65,991)
Net loss(4)...............    $(10,161)    $(18,430)  $(48,535)  $(31,668)  $(48,232)   $(82,047)     $(65,991)
                              --------     --------   --------   --------   --------    --------      --------
Dividends on preferred
  stock...................          --           --         --         --     (4,068)     (4,757)       (6,962)
Loss attributable to
  common equity...........    $(10,161)    $(18,430)  $(48,535)  $(31,668)  $(52,300)   $(86,804)     $(79,953)
                              ========     ========   ========   ========   ========    ========      ========
Basic and diluted loss per
  share of common
  equity(5)...............    $  (6.89)    $  (8.30)  $ (19.98)  $ (13.23)  $ (20.04)   $ (33.46)     $ (26.61)

                                                                   HISTORICAL
                                                              ---------------------   PRO FORMA
                                                              AUGUST 31,   MAY 31,     MAY 31,
                                                                 1997        1998      1998(1)
                                                              ----------   --------   ---------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................   $ 87,305    $ 99,704   $145,619
Restricted investments......................................     67,206      55,294     77,079
Property, plant and equipment, net..........................    160,442     251,324    251,324
Intangible assets...........................................     82,583     160,255    160,956
Total assets................................................    403,416     576,098    644,499
Convertible notes due stockholder...........................    129,604          --         --
Total indebtedness..........................................    358,177     353,786    428,786
Total liabilities...........................................    383,051     393,224    468,224
Stockholders' equity........................................     20,365     182,874    176,275

                                                                                NINE MONTHS
                                     EIGHT MONTH         YEAR ENDED                ENDED
                                     PERIOD ENDED        AUGUST 31,               MAY 31,
                                      AUGUST 31,    --------------------   ---------------------
                                         1995         1996       1997        1997        1998
                                     ------------   --------   ---------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in operating
  activities.......................    $ (3,494)    $   (453)  $ (15,935)  $  (2,623)  $ (15,151)
Net cash flows used in investing
  activities.......................     (72,144)     (72,037)   (143,125)   (129,127)    (88,675)
Net cash flows provided by
  financing activities.............      72,655       72,131     244,688     243,570     116,225
Capital expenditures(6)............      22,170       62,121      71,505      44,470      62,015
EBITDA(7)..........................      (7,042)      (3,900)     (8,291)     (4,741)       (341)
Deficiency of earnings to fixed
  charges(8).......................      10,630       20,280      50,791      33,182      50,383

                                                                        AS OF
                                                      -----------------------------------------
                                                                AUGUST 31,
                                                      ------------------------------   MAY 31,
                                                        1995       1996       1997       1998
                                                      --------   --------   --------   --------
OPERATING DATA
CABLE TELEVISION
Units under contract(9).............................   173,324    241,496    295,149    431,387
Units passed(10)....................................   170,336    225,433    254,032    397,281
Basic subscribers...................................    75,944    114,163    132,556    217,106
Basic penetration(11)...............................      44.6%      50.6%      52.2%      54.6%
Premium units(12)...................................    39,753     60,641     95,150    175,478
Pay-to-basic ratio(12)(13)..........................      52.3%      53.1%      71.8%      86.7%
Average monthly revenue per basic subscriber(14)....  $  22.84   $  22.70   $  24.94   $  27.31
TELECOMMUNICATIONS
Units under contract(9).............................    10,322     20,945     39,831     89,731
Units passed(10)....................................     9,116     12,364     16,572     33,131
Lines(15)...........................................     2,650      4,126      6,185      7,700
Line penetration(16)................................      29.1%      33.4%      37.3%      23.2%
Average monthly revenue per line(17)................  $  36.86   $  42.10   $  47.23   $  47.21

---------------

 (1) Gives effect to the Offering and the Senior Credit Facility Retirement.

 (2) Gives effect to the acquisition of the ICS Operations.

 (3) Interest expense, net is reflected net of interest income and interest capitalized in property, plant and equipment. Includes interest expense on the GVL Notes of approximately $919,000, $5,342,000, $15,204,000,
     $10,671,000 and $9,640,000 for the eight month period ended August 31, 1995, the years ended August 31, 1996 and 1997 and the nine months ended May 31, 1997 and 1998, respectively.

 (4) The Company had no taxable income for the periods reported. The Company reported an income tax benefit of approximately $470,000 for the eight month period ended August 31, 1995.

 (5) Loss per share has been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted loss per share are computed in the same manner since common stock equivalents are antidilutive.

 (6) Capital expenditures include expenditures on property, plant and equipment together with intangible assets excluding expenditures for business acquisitions.

 (7) EBITDA represents earnings before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

 (8) For the purposes of calculating the deficiency of earnings to fixed charges, (i) earnings consist of loss before income taxes plus fixed charges and (ii) fixed charges consist of interest expense on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rental). On a pro forma basis, after giving effect to the Offering, the Senior Credit Facility Retirement and the acquisition of the ICS Operations, the deficiency of earnings to fixed charges for the periods ended August 31, 1997 and May 31, 1998 would have been $84.3 million and $68.1 million, respectively.

 (9) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time substantially all units under contract for telecommunications are also under contract for cable television.

(10) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected for cable television and telecommunications services, respectively.

(11) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(12) Beginning with the year ended August 31, 1997, to be consistent with most other cable television providers, the Company revised the method of reporting premium penetration to include all premium units in the calculation. Historically the calculation excluded premium channels that were provided to customers as part of an expanded basic line up or other special arrangements. Prior years have not been restated. For comparative purposes, the premium units and the pay-to-basic ratio as of August 31, 1997 and May 31, 1998 presented under the previous method of reporting are 84,875 and 129,553, respectively, and 64.0% and 64.0%, respectively.

(13) Pay-to-basic ratio is calculated by dividing the total number of premium units by the total number of basic subscribers.

(14) Represents average monthly revenue per the average number of basic subscribers for the fiscal periods ended as of the date shown.

(15) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(16) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(17) Represents average monthly revenue per the average number of lines for the fiscal periods ended as of the date shown.

                                  RISK FACTORS

     In addition to other information set forth elsewhere in this Prospectus, before tendering the 1998 Series A Notes for 1998 Series B Notes, holders should consider the following risk factors which (other than "Consequences of Failure to Exchange") are generally applicable to the 1998 Series A Notes as well as the 1998 Series B Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon the consummation of the Exchange Offer, holders of 1998 Series A Notes that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered 1998 Series A Notes and, accordingly, such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the 1998 Series A Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not intend to register the 1998 Series A Notes under the Securities Act.

     Based on interpretations by the Staff of the SEC with respect to similar transactions, the Issuer believes that 1998 Series B Notes issued pursuant to the Exchange Offer in exchange for 1998 Series A Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the 1998 Series B Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the 1998 Series B Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the 1998 Series B Notes. Each broker-dealer that receives 1998 Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the 1998 Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of 1998 Series B Notes received in exchange for the 1998 Series A Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Exchange Date and ending on the close of business on the earlier of the first anniversary of the Exchange Date or the date upon which all such 1998 Series B Notes have been sold by such participating broker-dealer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The 1998 Series B Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Agreement requires the Issuer to register or qualify the 1998 Series B Notes for resale in any state as may be reasonably requested by their holders, subject to certain limitations.

LACK OF PUBLIC MARKET

     Prior to this Exchange Offer, there has been no public market for the 1998 Series A Notes. If a market for the 1998 Series B Notes should develop, the 1998 Series B Notes may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company. The Issuer does not currently intend to apply for a listing or quotation of the 1998 Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. No assurance can be given as to the liquidity of the trading market for the 1998 Series B Notes.

     The liquidity of, and trading market for, the 1998 Series B Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

LIMITED OPERATIONS OF CERTAIN SERVICES; HISTORY OF NET LOSSES AND NEGATIVE CASH FLOW

     OpTel's business commenced in 1993. Historically, substantially all of OpTel's revenues were derived from providing cable television services. The Company's telephone and Internet access services only recently have been initiated or their availability only recently expanded in new market areas. OpTel expects to increase substantially the size of these operations in the near future. Prospective investors, therefore, have limited historical financial information about OpTel upon which to base an evaluation of OpTel's performance in the markets and for the services that will be its principal focus in the future. Given OpTel's limited experience operating telecommunications networks, there can be no assurance that it will be able to compete successfully in the telecommunications industry.

     The development of OpTel's business and the expansion of its networks will require substantial capital, operational and administrative expenditures, a significant portion of which may be incurred before the realization of revenues. These expenditures will result in negative cash flow until an adequate customer base is established and revenues are realized. Although its revenues have increased in each of the last three years, OpTel has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $6.6 million, $22.8 million, $12.6 million, and $9.5 million for the quarter ended May 31, 1998, fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively, as its cable television and telecommunications customer base has grown. The Company reported positive EBITDA (as defined in the Glossary) of $1.0 million for the quarter ended May 31, 1998 as compared with negative EBITDA of $8.3 million, $3.9 million and $7.0 million for fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively. There can be no assurance that OpTel will achieve or sustain profitability or positive EBITDA in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL INDEBTEDNESS; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES; ABILITY TO SERVICE DEBT

     The Company's indebtedness is substantial in relation to its stockholders' equity and cash flow. As of May 31, 1998, after giving pro forma effect to the Offering and the Senior Credit Facility Retirement, the Company had total consolidated indebtedness of approximately $429 million (including approximately $200 million principal amount of 1998 Series A Notes and $219 million principal amount of the 1997 Notes) and stockholders' equity of approximately $176 million. After giving effect to the Offering, the Senior Credit Facility Retirement, and the acquisition of the ICS Operations, the Company's earnings would have been insufficient to cover its fixed charges by approximately $84.3 million for fiscal 1997 and $68.1 million for the nine month period ended May 31, 1998. See "Capitalization" and "Selected Historical Consolidated Financial and Operating Data."

     Both the Indenture and the indenture governing the 1997 Notes (the "1997 Notes Indenture" and together with the Indenture, the "Indentures") impose certain restrictions on the operations and activities of the Company. See "Description of Other Indebtedness" and "Description of the 1998 Series B Notes." The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance, its indebtedness depends upon the success of its business strategies and its future performance, which to a significant extent are subject to general economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will be able to generate the substantial increases in cash flow from operations that will be necessary to service its indebtedness. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities. Further, the Company expects that it may need to refinance the principal amount of both the 1998 Notes and the 1997 Notes at their respective maturities. There can be no assurance that the Company will be successful in raising such financing when required or that the terms of any such financing will be attractive. See "-- Significant Capital Requirements and Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which OpTel is leveraged could have adverse consequences to holders of the 1998 Series B Notes, including the following: (i) a substantial portion of OpTel's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness thereby reducing funds available for other purposes, (ii) OpTel's vulnerability to changes in general economic conditions or increases in prevailing interest rates could be increased, (iii) OpTel's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired and (iv) OpTel may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

HOLDING COMPANY STRUCTURE AND NEED TO ACCESS SUBSIDIARIES' CASH FLOW

     The Issuer is a holding company with limited assets that conducts substantially all of its operations through its subsidiaries. The Issuer derives substantially all of its revenue from the operations of its subsidiaries. The 1998 Series B Notes will be effectively subordinated to the indebtedness and other liabilities and commitments of the Issuer's subsidiaries. The ability of the Issuer's creditors, including the holders of the 1998 Series B Notes, to participate in the distribution of the assets of any of the Issuer's subsidiaries upon any liquidation or bankruptcy of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors and will be limited to the extent that the outstanding shares of any of its subsidiaries are either pledged to secure other creditors of the Issuer or are not owned by the Issuer. After giving pro forma effect to the Offering and the Senior Credit Facility Retirement, as of May 31, 1998, the claims of holders of 1998 Series B Notes would have been effectively subordinated to approximately $35.4 million of indebtedness (excluding any indebtedness owed to the Issuer) and other liabilities of the Issuer's subsidiaries. However, the Issuer's subsidiaries are expected to incur substantial additional indebtedness as described under "-- Significant Capital Requirements and Need for Additional Financing."

     The 1998 Series B Notes will be obligations solely of the Issuer. The ability of the Issuer to pay interest on the 1998 Series B Notes or to repay the 1998 Series B Notes at maturity or otherwise will be dependent upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends, management fees or otherwise. The Issuer's subsidiaries have no obligation, contingent or other, to pay amounts due pursuant to the 1998 Series B Notes or to make funds available therefor, whether in the form of loans, dividends or other distributions. In addition, the agreements governing future indebtedness of the Issuer's subsidiaries may contain covenants prohibiting subsidiaries from distributing or advancing funds to the Issuer under certain circumstances, including to fund interest payments in respect of the 1998 Series B Notes. Accordingly, the Issuer's ability to repay the 1998 Series B Notes at maturity or otherwise may be dependent upon the Issuer's ability to refinance the 1998 Series B Notes, which will depend, in large part, upon factors beyond the control of the Company.

     The 1998 Series B Notes will be senior unsecured obligations of the Issuer except to the limited extent that they will be secured by pledged securities to provide funds for the payment of interest through July 1, 1999. Future indebtedness may be secured, which could have material consequences to investors in the 1998 Series B Notes. Such security may include substantially all of the fixed assets of the Company (including those of its subsidiaries) and all of the capital stock of the Issuer's subsidiaries. The value of a substantial portion of the Company's fixed assets is derived from the employment of such assets in a cable television and telecommunications business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by the Company's secured creditors on the collateral securing the Company's secured debt, creditors would likely seek to sell the business as a going concern through a sale of pledged capital stock of subsidiaries, either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the necessity of obtaining approval of the sale from third parties, including the applicable regulatory authorities, and compliance with other applicable governmental regulations.

SIGNIFICANT CAPITAL REQUIREMENTS AND NEED FOR ADDITIONAL FINANCING

     The Company will require substantial capital on a continuing basis to finance cable television and telecommunications network expansion related to subscriber and market growth, to upgrade existing facilities to desired technical and signal quality standards and to finance any acquisitions of other operators. The

Company believes, based on its current business plan, that its cash on hand, will provide the Company with sufficient financial resources to fund its capital requirements through the first quarter of fiscal 2000. However, the Company's future capital requirements will depend upon a number of factors, including the Company's success in obtaining new Rights of Entry, the extent of its telecommunications roll out, the size and timing of any acquisitions, marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, changes in technology, government regulation and capital costs. The Company expects to fund additional capital requirements through internally generated funds and public or private debt and/or equity financing. There can be no assurance, however, that OpTel will be successful in raising sufficient debt or equity when required or on terms that it will consider acceptable. Moreover, the terms of the 1998 Notes and the terms of OpTel's other outstanding indebtedness impose certain restrictions upon OpTel's ability to incur additional indebtedness or issue additional stock. See "Description of the 1998 Series B Notes" and "Description of Other Indebtedness." In addition, both GVL and Capital Communications CDPQ Inc. ("CDPQ"), a wholly-owned subsidiary of Caisse de depot et placement du Quebec ("Caisse"), have the power to prevent the Company from obtaining additional debt or equity financing. See "-- Control by GVL" and "Principal Stockholders -- Stockholders' Agreement." Failure to generate or raise sufficient funds may require OpTel to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the cable television and telecommunications industries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS

     OpTel expects to continue to make acquisitions of strategically important businesses in the future when sufficiently attractive opportunities arise. Acquisitions may divert the resources and management time of OpTel and will require integration of the acquired operations with OpTel's existing networks and services. There can be no assurance that any acquisition of assets, operations or businesses, including the acquisition of the ICS Operations, will be successfully integrated into OpTel's operations. The Company typically has acquired businesses that were privately held by entrepreneurs, many of which businesses were without the same regulatory compliance practices and internal accounting controls and procedures as the Company. Accordingly, the Company frequently is required to take remedial actions, which may include the expenditure of funds and take extensive time to implement. In general, the Company factors the costs associated with these matters into the terms of its acquisitions, including, where practicable, through indemnification rights. However, there can be no assurance that the Company's results of operations will not be adversely affected by these or other matters arising from past or future acquisitions. Consistent with its consolidation strategy, OpTel is currently evaluating and often engages in discussions regarding various acquisition opportunities. These acquisitions may be funded by cash on hand and/or through the issuance of OpTel's debt and/or equity securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect OpTel's cash flow, or increase OpTel's debt, or that such an acquisition could be followed by a decline in the market value of OpTel's securities.

     OpTel recently completed the acquisition of the ICS Operations subject to the consummation of certain transfer conditions. A portion of the purchase price paid for the acquisition of the ICS Operations was deposited in escrow subject to release upon fulfillment of transfer conditions with respect to the approximately 24,000 units for which, as of May 31, 1998, there remain unsatisfied transfer conditions, including the receipt of third-party consents. There can be no assurance that the Company will complete the transfer of all or part of the balance of the ICS Operations. This Prospectus contains certain financial information which gives pro forma effect to the acquisition of the ICS Operations. This financial information is not indicative of the actual results or financial position that would have been achieved had the acquisition in fact been completed at the beginning of the periods presented. As of May 31, 1998, the acquisition of approximately 72% of the ICS Operations had been completed.

RISK ASSOCIATED WITH TELECOMMUNICATIONS STRATEGY

     The Company is currently introducing central office switched telecommunications services to MDUs served by its existing networks. The Company believes that a successful introduction of these telecommunications services is important to its long-term growth. Its success will be dependent upon, among other things, the Company's ability to assess markets, design and install telecommunications networks, including switches, obtain cooperation of the ILECs, when needed, and obtain any required government authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and the willingness of MDU residents to accept a new provider of telecommunications services. There can be no assurance that the Company will be able to successfully introduce central office switched telecommunications services in each of its markets in a timely manner in accordance with its strategic objectives and failure to do so could have a material adverse effect on the Company. Specific risks associated with the Company's telecommunications strategy include:

     Switch Installation and Network Enhancement; Lack of Redundant Switches. An essential element of the Company's telecommunications strategy is the provision of switched local exchange service. The Company has recently commenced operating central office switches in its Houston and Dallas-Fort Worth markets and intends to implement central office switches in substantially all of its major markets by the end of calendar year 1999. In connection with the implementation of central office switches in additional markets, the Company will be reconfiguring its microwave networks in such markets to carry bi-directional voice traffic. The Company intends to use certain components of its existing infrastructure to deliver bi-directional transmission utilizing microwave frequencies, principally in the 23GHz band. While the Company believes this frequency and other required frequencies are available for license on the paths that will be required, the Company has not yet commenced frequency coordination in each of its markets and there can be no assurance regarding path or frequency availability. In addition, there can be no assurance that the installation of the required switches and the reconfiguration of the network will be completed on schedule. The failure of the Company to successfully reconfigure its microwave networks and to have its switches operational on a timely basis could have a material adverse effect upon the Company's ability to expand its telecommunications services. In addition, the Company intends initially to install only one switch in each market. As a result, a switch failure which disables both the primary and redundant capabilities of a Company switch may have a material adverse effect on the Company's ability to provide telecommunications services in the affected market which may continue for an indefinite period. The Company may seek to enter into contracts with other telecommunications service providers to provide backup capabilities in the event of a switch failure. However, there can be no assurance that the Company will be able to successfully negotiate such agreements or that such agreements will be available on favorable terms. See "Business -- Network Architecture."

     Reliance On Third Parties. As part of its telecommunications configuration, the Company may transport telephone traffic across municipal boundaries or local access and transport areas ("LATAs") which may require the Company to have multiple interconnection agreements. While the Company has entered into interconnection agreements with ILECs serving portions of its markets, the Company is currently negotiating agreements for the interconnection of its networks with the network of other ILECs in certain of the metropolitan areas the Company serves. There can be no assurance that the Company will be able to successfully negotiate interconnection agreements with the ILEC or any other local exchange carrier ("LEC") in each market where the Company plans to offer central office switched telecommunications services or that it will be able to do so on favorable terms. In addition, the Company has experienced delays and difficulties accessing inside wiring used or owned exclusively by the ILEC even in circumstances where it has a Right of Entry. The failure to negotiate the necessary interconnection agreements or gain access to inside wiring used or owned exclusively by the ILEC could have a material adverse effect upon the Company's ability to expand its telecommunication services. Currently, the Company provides local telephone service as an STS provider in most of its markets. STS providers generally use the ILEC's facilities (although in many states CLECs can now supply STS operators with facilities) to provide local telephone service as a reseller, subject to state regulation. If LECs were no longer required to provide tariffed services to STS providers or if STS-type service classifications were to be eliminated, the Company's telephone operations could be materially adversely affected. The Company relies on the services of a third-party vendor to provide certain carrier-to-carrier billing services. The failure by such vendor to accurately bill interexchange carriers' ("IXCs") access charges could have a material adverse effect on the Company.

     Uncertainties Related to Reciprocal Compensation. The Telecommunications Act of 1996, as amended (the "Telecom Act"), requires ILECs to provide reciprocal compensation to other carriers for local traffic terminated on such other carrier's network. Notwithstanding this requirement, a number of ILECs have taken the position that traffic terminated to Internet service providers ("ISPs") is not local traffic. Competitive carriers generally have been successful in challenging this position before the public utility commissions ("PUCs") in several states. However, this issue is under consideration and subject to review at the Federal Communications Commission (the "FCC"), various state PUCs and state and federal courts. There can be no assurance that traffic terminated to an ISP will not ultimately be held to be exempt from the reciprocal compensation requirements.

     Uncertainties Related to Access Charges. The Company charges IXCs "access charges" for the right to terminate and originate traffic on the Company's local network. The Company depends in substantial part upon these access charges to defray the costs of its network build-out. At least one IXC has questioned the reasonableness of the Company's access rate and has refused to pay any access rate greater than that charged by the ILEC in the same local calling area. Although the Company expects to prevail in this dispute, there can be no assurance that the Company's access rates will not now, or in the future, be found to be unreasonable, or that regulatory or market forces will not compel the Company to lower its access rates, which could, in either case, materially adversely affect the profitability or the speed of deployment of the Company's local telephone network.

     Potential 911, E-911 and Intrusion Alarm Liability. The Company delivers local exchange service, including access to emergency ("911") services, to MDU residents through either its central office switches or PBX switches installed by the Company at each property. Mechanical or electrical defects, power failures or catastrophic events may temporarily disrupt operation of the Company's switches, preventing, delaying or impeding access to 911 service. In many jurisdictions, telecommunications carriers are required to implement services which permits a 911 operator to immediately identify the location of the caller ("E-911 service"). To provide E-911 service at an MDU, the telecommunications service provider or its agent must maintain a database with certain information relating to the MDU residents. The failure of the Company or its agent to maintain such database in a timely and accurate manner could prevent, delay or impede the operation of E-911 service. In addition, because of the configuration of the Company's telecommunications networks, the Company's telecommunications traffic may cross more than one E-911 jurisdiction. This will require the Company to coordinate among these various jurisdictions. There can be no assurance that the Company will not be liable for damage to property or personal injuries that may directly or indirectly result from any failure of 911 or E-911 service to operate properly. Moreover, the Company may provide 911, E-911 or operator services by contracting such services from other carriers in its markets. The providers of these services will generally require the Company to indemnify them for any losses or liability incurred in connection with such services except for those caused exclusively by the gross negligence or malfeasance of the carrier. In addition, the Company currently provides certain intrusion alarm services through subcontractors. There can be no assurance that the Company will not be liable for any property damage or personal injuries that may result from intrusion alarm malfunctions or from a subcontractor's failure to appropriately monitor the intrusion alarm systems under contract.

RISKS ASSOCIATED WITH RIGHTS OF ENTRY

     The Company's business depends upon its ability to enter into and exploit favorable new long-term Rights of Entry for demographically attractive MDUs and to exploit and renew its existing Rights of Entry. Its success in doing so may be affected by a number of factors, including (i) the extent of competition in the provision of multichannel television and telecommunications services, (ii) its ability to identify suitable MDUs and contract with their owners, (iii) the continuing demographic attractiveness of the markets in which the Company has chosen to focus its business, (iv) occupancy rates in the MDUs to which it provides services, (v) its ability to maintain superior levels of customer service, (vi) the absence of material adverse regulatory developments and (vii) the enforceability of the material terms of its Rights of Entry, including exclusivity provisions. Although the Company does not believe that any of its existing arrangements will be cancelled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in any such affected area. In addition, the failure by the Company to enter into and maintain any such arrangements for a particular network which is already under development may affect the Company's ability to acquire or develop that network. See
"Business -- Competition" and "-- Regulation."

     The Company's Rights of Entry generally provide that the Company will have the exclusive right to provide residents within the applicable MDU with multichannel television services and, where Rights of Entry extend to telecommunications services, an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC. While the Company believes that the exclusivity provisions in its cable television Rights of Entry are now generally enforceable under applicable law, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. Certain states in which the Company operates, including Illinois and Florida (for condominiums only), and certain cities and municipalities in states in which the Company operates, have adopted "mandatory access" laws that provide that no resident of an MDU may be denied access to programming provided by incumbent franchise cable systems, regardless of any rights granted by an MDU owner to another multichannel television operator. Texas has adopted a "mandatory access" law for state certified telecommunications service providers. In addition, Virginia prohibits private cable television operators from entering into revenue sharing or up front incentive payment arrangements with MDU owners. The ICS Operations included several MDUs located in Virginia. Further, the FCC has initiated a notice of proposed rule making seeking comment on whether the FCC should adopt regulations restricting exclusive contracts. While the constitutionality of present "mandatory access" laws is uncertain, there can be no assurance that such laws will not be adopted elsewhere or upheld as constitutional which may have a material adverse effect on the Company's business. Broad mandatory access would likely increase the Company's capital costs associated with new Rights of Entry if installing duplicate wiring were required and result in competitive services being offered at MDUs where the Company presently has exclusive rights of entry. See "-- Regulation."

     In a number of instances individual Rights of Entry are subordinate by their terms to indebtedness secured by the MDU, with the effect that enforcement of the security interest or default under such indebtedness could result in termination of such Right of Entry. Bankruptcy of an MDU owner could also result in rejection of a Right of Entry as an "executory contract." Moreover, the terms of a number of the Company's Rights of Entry require it to remain competitive with other competitors in that market in general or competitive in terms of price of offering, technology, number of programming channels and levels of service. To meet these requirements, the Company could be required to upgrade its networks and equipment, which would require capital expenditures. The failure to remain competitive under any of these standards in a market could result in a loss or cancellation of the related Right of Entry. Such losses or cancellations could, in the aggregate, have a material adverse effect on the Company's business. See "Business -- Strategic Relationships with MDU Owners."

DISTANCE AND WEATHER LIMITATIONS; LINE OF SIGHT; AVAILABILITY OF TRANSMISSION SITES

     Point-to-point microwave transmission requires a direct line of sight between two dishes comprising a link and is subject to distance and rain attenuation. The Company expects that its average coverage radius of Network Hubs will be approximately five miles, depending on local conditions, and it is expected that the Company's Network Hubs will utilize power control to increase signal strength and mitigate the effects of rain attenuation. In areas of heavy rainfall, transmission links are engineered for shorter distances and greater power to maintain transmission quality. The reduction of path link distances to maintain transmission quality may increase the cost of service coverage. While these increased costs may not be significant in all cases, such costs may render point-to-point microwave transmissions uneconomical in certain circumstances.

     Due to line of sight limitations, the Company currently plans to install its dishes and antennas on the rooftops of buildings and on other tall structures. The Company expects generally to be able to construct intermediate links or use other means to resolve line of sight and distance issues. However, these limitations may render point-to-point links uneconomical in certain locations.

     The Company's microwave network expansion plans require the Company to lease or otherwise obtain permission to install equipment at rooftop and tower transmission sites in substantially all of its markets. The availability of these sites is subject to market conditions and may be subject to zoning and other municipal restrictions. The Company believes that as additional wireless video and telecommunications providers emerge, competition for such transmission sites will continue to increase. There can be no assurance that the necessary sites will be available or that the terms upon which access to such sites may be obtained will be acceptable.

RAPID TECHNOLOGICAL CHANGES AND UNCERTAIN MARKET DEVELOPMENT

     The multichannel television and telecommunications industries are subject to rapid and significant changes in technology and frequent service innovations. The effect on the business of the Company of future technological changes, such as changes relating to emerging transmission technologies, cannot be predicted. The Company believes that its future success will depend on its ability, as to which no assurance can be given, to enhance its existing systems or implement new systems to respond to new technologies and to develop and introduce in a timely fashion new products and services on a competitive basis.

     The markets in which the Company competes are constantly evolving. The convergence of traditional telecommunications services and multichannel television services is a recent trend in the industries within which the Company competes. As part of this trend, many telecommunications and cable television operators are attempting to integrate network components. For example, video distribution equipment is being considered for voice and data telecommunications and vice versa. The convergence of these traditional services towards integrated multimedia services presents both opportunity and material risk to companies such as OpTel. The Company will face enhanced competition from competitors with greater financial, technical, marketing and other resources. Many of these competitors may offer packages of services that are more extensive than the services which the Company plans to offer. There can be no assurance that the Company will be able to predict accurately the direction of this evolving market or be able to respond effectively to the highly competitive environment. See
"-- Competition" and "Business -- Competition."

INFORMATION SYSTEMS AND AUTOMATION

     The Company has ordered a new customer management information system which is to be implemented during fiscal 1999 and which the Company expects to be an important factor in its operations. If the customer management information system is not implemented in a timely manner, or is not implemented at all or if it fails or is unable to perform as expected, it could have a material adverse effect on the Company. Furthermore, as the Company's business expands, problems may be encountered with higher processing volumes or with additional automation features, in which case the Company might experience system breakdowns, delays and additional unbudgeted expense to remedy the defect or to replace the defective system with an alternative system.

MANAGEMENT OF GROWTH AND DEPENDENCE ON QUALIFIED PERSONNEL

     The Company is highly dependent upon the efforts of its senior management, the loss of any of whom could impede the achievement of service delivery and marketing objectives and could have a material adverse effect on the Company. The Company has undertaken a rapid expansion of its networks and services. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base and attract and retain highly skilled and qualified personnel. Any failure by the Company to effectively manage its growth and attract and retain qualified personnel could have a material adverse effect on its business.

COMPETITION

     OpTel competes with a wide range of service providers for each of the services it provides. See "Business -- Competition." Substantially all markets for voice and video services are highly competitive and the Company expects that competition will intensify. In each of its markets, the Company faces significant competition from larger companies with greater access to capital, technology and other competitive resources. The Company's switched local exchange services compete with ILECs, other STS providers, CLECs and competitive access providers ("CAPs") and will compete with long distance telephone companies and franchise cable television operators as they begin to enter the local telephone business. The Company's long distance service competes with established IXCs and resellers. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. The Company's private cable television services compete with incumbent franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS operators and stand-alone satellite service providers. Recent and future legislative, regulatory and technological developments likely will result in additional competition, as telecommunications companies enter the cable television market and as franchise cable television operators and IXCs begin to enter the local telephone market. See "Business -- Regulation." Similarly, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, regional Bell operating companies ("RBOCs") and IXCs may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company.

     The Company competes with multichannel television operators and telecommunications service providers to obtain Rights of Entry and to enroll subscribers. In most markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the market for such services. See "Business -- Competition."

     Competition also may be enhanced by technological developments that allow competitors of the Company to bypass property owners altogether and market their services directly to the tenants of MDUs. Although the Company's Rights of Entry prohibit tenants from installing receiving equipment on the exterior of the building, these provisions are not always enforced and do not prohibit tenants from utilizing other services and technologies. For example, the Rights of Entry do not prevent a resident from using cellular telephone service offered by another provider. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological, regulatory and other developments beyond the control of the Company. Such developments may impact the Company's strategies and may require it to expend funds beyond the levels currently contemplated.

     As an emerging CLEC in each of its markets, OpTel faces significant competition for the local exchange services it offers from ILECs which currently dominate their local telecommunications markets. ILECs have longstanding relationships with their customers, which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. OpTel believes that various legislative initiatives, including the Telecom Act have removed most of the remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the Telecom Act, regulators also are likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and CLECs, including OpTel, could be materially adversely affected. In addition, while OpTel currently competes with AT&T, Inc. ("AT&T"), MCI Telecommunications Corporation ("MCI") and others in the interexchange services market, recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source telecommunications service similar to that being offered by OpTel. On December 31, 1997, a Federal District Court in Texas found unconstitutional certain provisions of the Telecom Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. This decision has been stayed pending appeal. If this decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. In addition, AT&T and MCI have entered, and other IXCs have announced their intent to enter, the local exchange services market, which is facilitated by the Telecom Act's resale and unbundled network element provisions. OpTel cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on OpTel's business. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors for OpTel. Many of OpTel's existing and potential competitors have financial, personnel and other resources significantly greater than those of OpTel.

DEPENDENCE UPON PROGRAM MATERIAL

     The Company has fixed-term contracts with various program suppliers. The average term of such contracts is approximately five years and such contracts are typically renewed upon expiration. If the contracts were terminated or not renewed, the Company would be required to seek program material from other sources, which could place the Company at a competitive disadvantage. Although federal law and FCC regulations require that vertically integrated franchise cable television system operators and cable television programmers sell programming to other video distributors, such as the Company, on fair and non-discriminatory terms, the Company has been denied certain popular sports programming by certain providers who claim that the programming is not required to be licensed to the Company. These denials have adversely impacted, and any such denials in the future could adversely impact, the Company's activities in the affected markets. There can be no assurance that the equal program access laws and regulations will not be invalidated, changed or repealed, which could limit the Company's ability to obtain programming or raise the cost of programming. In addition, one aspect of the equal program access laws, the prohibition on the sale of exclusive distribution rights by certain programmers, is scheduled to expire on October 5, 2002, unless the FCC finds, during a proceeding to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. See "Business -- Regulation."

REGULATION

     The cable television and telecommunications industries are subject to extensive regulation at the federal, state and local levels. Many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies, the results of which the Company is unable to predict. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecom Act, that could, directly or indirectly, affect the operation of the Company's business. The business prospects of the Company could be materially adversely affected (i) by the application of current FCC rules or policies in a manner leading to the denial of applications by the Company for FCC licenses or a change in the regulatory status of the Company's private cable television and telecommunications operations, (ii) by the adoption of new laws, policies or regulations, (iii) by changes in existing laws, policies or regulations, including changes to their interpretations or applications, that modify the present regulatory environment or (iv) by the failure of certain rules or policies to change in the manner anticipated by the Company. See "Business -- Regulation."

     The Company believes that its exclusive Rights of Entry are now generally enforceable under applicable law; however, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. The FCC is seeking comment on whether such exclusive contracts should be limited to a maximum period of seven years and whether such an amount of time is reasonably necessary to recover the capital costs of providing service to that MDU. In another proceeding, the FCC is seeking comment on the legal, technical and practical issues relating to whether the FCC should issue a rule preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties or properties not within the exclusive control of the viewer. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access or preempt private restrictions on antennas located on property owned or controlled by others, there can be no assurance that it will not attempt to do so. Any such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry. See "-- Risks Associated with Rights of Entry." There can be no assurance that future state or federal laws or regulations will not restrict the ability of the Company to offer revenue sharing or access payments, limit MDU owners from receiving revenue sharing or prohibit MDU owners from entering into exclusive access agreements, any of which could have a material adverse effect on the Company's business. See "Business -- Sales and Marketing," "-- Strategic Relationships with MDU Owners" and "-- Regulation."

     The Company uses a substantial number of point-to-point microwave paths, using frequencies in the 18GHz band, in its network architecture. In addition, the Company intends to obtain licenses for paths in other frequency bands, principally in the 23GHz band, in the future. The 18GHz, 23GHz and other frequency bands are licensed by the FCC. After paths are licensed by the FCC, FCC rules require that facilities utilizing such paths must be constructed and fully operational within 18 months of the grant of the license. There can be no assurance that the Company will be able to acquire licenses for the microwave paths that it seeks in the future, or that changes in the FCC's regulations will not limit the Company's ability to use the 18GHz, 23GHz or other desirable frequencies for the distribution of its services, or otherwise impair the Company's microwave licenses. See "Business -- Regulation -- Microwave and Private Cable Regulation" for a description of a proposed FCC rule which if adopted could materially adversely affect OpTel's ability to license 18GHz paths. If the Company cannot license the necessary paths on the desired frequencies, it may be necessary to utilize other frequencies for signal transport or other means of signal transport. There can be no assurance that the cost of such alternate means of transport will not exceed those associated with the desired microwave frequency. Further, even if the FCC grants the desired licenses, the Company may not have the financial resources to construct the necessary facilities within the mandated 18 month period. Failure to complete the construction within the mandated period may result in forfeiture of the license. In addition, state and local zoning and land use laws may impede the efficient deployment of the Company's microwave antennas. Any of the foregoing developments could have a material adverse effect on the Company's business. See "Business -- Network Architecture."

     As an emerging CLEC, OpTel is subject to varying degrees of federal, state and local regulation. OpTel is not currently subject to price cap or rate of return regulation at the state or federal level. OpTel is, however, generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the Telecom Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on OpTel. Moreover, while the Telecom Act reduces regulation to which non-dominant LECs are subject, it also reduces the level of regulation that applies to the ILECs and increases their ability to respond quickly to competition from OpTel and others. In addition, the Telecom Act will permit RBOCs, for the first time, to offer long distance service in the regions where they provide local exchange service upon demonstrating to the FCC and state regulatory agencies that they have complied with the FCC's interconnection regulations designed to foster local exchange competition. While the FCC has not approved the applications to provide in-region long distance service filed to date, it may do so in the future. On December 31, 1997, a federal District Court in Texas found unconstitutional the provisions of the Telecom Act restricting RBOCs from providing long distance service in-region until they could demonstrate that their networks have been made available to competitive providers of local exchange services. The Court has stayed the decision and the issue is under appeal but if the decision is upheld, RBOCs may be able to offer in-region long distance service earlier than otherwise expected. RBOCs would then be able to offer a combination of local and interexchange service to customers in direct competition with OpTel's service offerings.

     In addition, the FCC has put in place access charge reform rules which may over time result in a net decrease in the access charges paid by IXCs to LECs for originating or terminating long distance traffic. To the extent ILECs are afforded increased pricing flexibility or access charges are reduced, the ability of the Company to compete with ILECs for certain services may be adversely affected. On May 8, 1997, the FCC issued an order establishing a new Universal Service support fund. The new Universal Service support fund rules will be administered jointly by the FCC and state regulatory authorities, many of which rules are still in the process of being formulated. The net revenue effect on the Company of these rules is incalculable at this time.

     The majority of states currently permit STS services with relatively few regulatory barriers. However, several states require certification and place some conditions or restraints on the provision of STS services. Additionally, STS providers must comply with the conditions of service set forth in the LEC's tariffs under which STS providers receive service. There can be no assurance that the regulatory environment will continue to be favorable for STS providers or that regulatory changes will not slow or stop the Company's planned migration from an STS provider into a CLEC in each of its markets. Although the current regulatory environment enables competition for local exchange services, there is no assurance that the Company will be able to compete successfully against established providers and new entrants in that marketplace. In addition, various state and federal laws and regulations limit the Company's ability to enforce exclusivity provisions of Rights of Entry so as to exclude other telecommunications providers from an MDU.

CONTROL OF LICENSES BY UNAFFILIATED COMPANY

     The Telecom Act prohibits any corporation directly or indirectly controlled by any other corporation of which more than 25 percent of the capital stock is owned or voted by non-U.S. citizens from holding a common carrier radio station license absent a finding by the FCC that the grant of such a license to such a licensee would serve the public interest. In 1997, the United States agreed, in the context of the World Trade Organization ("WTO") Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. Those commitments became effective in February 1998. In light of those commitments, the FCC has determined that it will adopt an "open entry standard" for suppliers of telecommunications services from WTO member nations, including Canada. In conjunction with its new open entry policies, the FCC has adopted a presumption favoring grant of applications to exceed the 25 percent limit on non-U.S. ownership described above when the non-U.S. investment is from a WTO member nation. GVL, the Company's principal stockholder, is a Canadian corporation.

     Prior to the recent developments described above, the Company assigned substantially all of its frequency licenses to Transmissions Holding, Inc. ("THI"), a Delaware corporation controlled by United States citizens, to permit the Company to use its frequency licenses to provide "common carrier" telecommunications services in the event that the Company should desire to do so. The Company has an option to purchase the assets (or the stock) of THI, exercisable at any time, subject to FCC approval. THI is not an affiliate of the Company. While the Company is in the process of reevaluating whether it should hold FCC authorizations directly and, specifically, whether it should exercise its option to purchase the assets or stock of THI, the current ownership of these licenses by THI is subject to a number of risks, including the risk that acts or omissions of THI or its stockholders could result in the revocation of such licenses or the unavailability of such licenses to the Company and the risk that THI may be subject to bankruptcy or similar proceedings which could result in the rejection or termination of the arrangements between THI and the Company with respect to the use of such licenses. While THI and its stockholders have made various affirmative and negative covenants intended to limit the risk to the Company, there can be no assurance that such covenants will not be violated or will be adequate to protect the Company. See "Certain Relationships and Related Transactions -- License Holding Company."

USE OF THE NAME OPTEL

     On April 27, 1998, an action was commenced against the Company in the United States District Court for the Northern District of California by Octel Communications Corp. ("Octel"), charging the Company with trademark infringement, trade name infringement, trademark dilution, and unfair competition (the "Civil Action") based on its use of the name "OpTel" and seeking to enjoin the Company from using the name and trademark "OpTel." The Civil Action follows a now-suspended administrative proceeding in the United States Patent and Trademark Office ("PTO"), pending since November 7, 1995, relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced an opposition proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two trademark registrations held by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the Civil Action. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark rights or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or the proceedings in the PTO (if reinstated) or that any such outcome would not materially adversely affect the Company.

LATE FEES CLASS ACTION LITIGATION

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas by Gavin Stewart Clarkson, individually and on behalf of all cable subscribers in the U.S. that have paid late fees to either the group of affiliated entities known as Phonoscope (collectively, "Phonoscope") or the Company. The plaintiff, who formerly subscribed to cable television services provided by Phonoscope, alleges that Phonoscope's charging pre-established late fees for delinquent payments of cable subscription charges constitutes an illegal collection of a penalty and that cable service providers should only be entitled to their actual collection costs. The plaintiff seeks to enjoin Phonoscope and OpTel from collecting, or attempting to collect, such late fees. The case is in its very early stages, and no assurance can be given as to its ultimate outcome or that any such outcome will not materially adversely affect the Company. OpTel believes that it has meritorious factual and legal defenses, and intends to defend vigorously against these claims.

CONTROL BY GVL

     General. VPC, an indirect wholly-owned subsidiary of GVL, owns 1,923,559 shares of the Company's Class B Common Stock, par value $.01 per share (the "Multi-Vote Common"), representing approximately 81% of the voting rights of the Company. Accordingly, VPC can elect a majority of the Board of Directors of the Company (the "Board") and control the vote on matters submitted to the vote of the Company's stockholders. See "Description of Capital Stock."

     Potentially Competing Ventures. In addition to its investment in the Company, GVL, through other subsidiaries, currently holds interests in wireless cable systems or licenses to operate wireless cable systems in a number of U.S. markets including San Francisco, San Diego and Victorville, California and Tampa, Florida. These subsidiaries employ multipoint multichannel distribution systems ("MMDS"), satellite master antenna television ("SMATV") systems or hard wire franchise cable television systems. As a result, affiliates of GVL may compete with the Company in markets where their services overlap. In addition, an affiliate of GVL has recently announced its intention to deliver high speed Internet access in the San Francisco area. These services may compete with the Company's high speed Internet offering.

     GVL Indenture. GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of May 31, 1998, GVL was able to incur approximately Cdn $612 million (approximately $390 million based on an exchange rate of $1.00 = Cdn $1.5683 as reported by the Wall Street Journal on September 1, 1998) of indebtedness under its indenture. There can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.

     Stockholders' Agreement. GVL, VPC, CDPQ, a subsidiary of Caisse, a Quebec financial institution and minority shareholder of GVL, and the Company are parties to a Stockholders' Agreement, dated as of August 15, 1997 (the "Stockholders' Agreement"), pursuant to which, among other things, CDPQ was granted veto rights with respect to certain material transactions (including material acquisitions and the incurrence of certain additional indebtedness), the right to elect certain directors of OpTel, preemptive rights to acquire new securities issued by the Company subject to certain exceptions (including a registered public offering) and tag along rights upon the sale by VPC of its interest in OpTel. In addition, CDPQ agreed to certain restrictions on the transfer of its shares of Multi-Vote Common. See "Principal Stockholders -- Stockholders' Agreement."

CHANGE OF CONTROL UNDER THE INDENTURES

     A transfer by VPC of its interest in OpTel or a transfer by GVL of its interest in VPC or an election by VPC to convert its Multi-Vote Common into shares of Class A Common Stock may result in a "Change of Control" as defined under the Indentures, which would require the Company to offer to purchase the 1998 Notes and the 1997 Notes. For the definition of "Change of Control," see "Description of the 1998 Series B Notes -- Certain Definitions." Other than upon the occurrence of a Change of Control, the Indenture does not contain provisions that permit the holders of the 1998 Notes to require that the Company repurchase or redeem the 1998 Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged. See "Description of the 1998 Series B Notes -- Certain Covenants -- Change of Control."

     There can be no assurance that the Company would have the financial resources to meet its obligations in the event of a "Change of Control." The occurrence of a "Change of Control" may also result in the acceleration of or an event of default in respect of other indebtedness of the Company and, consequently, the lenders or holders thereof may have the right to require repayment of such indebtedness in full. In addition, the 1997 Notes Indenture or other agreements relating to outstanding or future indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to repurchase the 1998 Notes upon a "Change of Control." Any failure of the Company to make any required offer to purchase the 1998 Notes would result in an immediate event of default under the Indenture.

     Neither VPC nor GVL is under any obligation to prevent a "Change of Control." The occurrence of a "Change of Control" could have a material adverse effect on the Company, including the loss of GVL's strategic involvement with the Company.

YEAR 2000 RISK

     OpTel has implemented a Year 2000 program to ensure that its computer systems and applications will function properly beyond 1999.

     Embedded Technology. As the first phase of its program, OpTel has conducted an audit of the equipment that it either uses to deliver its telecommunications services or utilizes in its corporate headquarters and regional offices. While OpTel believes that its equipment inventory is complete, much of the equipment utilized by OpTel resides outside the Company's headquarters and there can be no assurance that mission critical equipment has not been overlooked. As the second phase of its Year 2000 program, OpTel has begun contacting its vendors to determine whether the inventoried equipment is Year 2000 compliant or must be upgraded or replaced. While certain of OpTel's equipment vendors have indicated that their equipment is Year 2000 compliant, others have indicated that software upgrades are required. The Company has begun to schedule the installation of the necessary software upgrades, however, there can be no assurance that it will successfully implement all of the necessary upgrades in a timely manner. OpTel also intends to conduct a risk assessment to identify those systems whose failures would be expected to present the highest risk to the Company. Although OpTel intends to conduct tests to ensure that its equipment is Year 2000 compliant, such tests will focus principally on those systems whose failure would pose the greatest risk to the Company. OpTel will likely not test all of its equipment and will rely upon vendor representations where tests are not conducted. In addition, OpTel has not yet received responses from all of its equipment vendors. There can be no assurance that OpTel will receive responses from all of its vendors in a timely manner or that such responses will be accurate or complete. There can be no assurance that the failure of OpTel to adequately address Year 2000 problems embedded in currently utilized equipment will not have a material adverse effect on OpTel's business, financial condition, cash flows and results of operations.

     Information Technology. OpTel also has begun upgrading, replacing and testing certain components of its networks and information processing systems. OpTel believes that it has allocated adequate resources for this purpose and expects its Year 2000 conversion program for its information processing systems to be successfully completed on a timely basis. However, successful completion of the Year 2000 conversion program is substantially dependent upon successful implementation of the Company's new customer management information system and, as a result, on the third party vendor meeting the delivery and implementation schedule it has proposed to OpTel. In addition, the Company's financial accounting system has not been upgraded to eliminate potential Year 2000 related malfunctions. The Company has selected a new financial accounting system and plans to have the new system implemented within the next 12 months. There can be no assurance that the new customer management information system and financial accounting system will be implemented on schedule or that other components of the Year 2000 conversion program will be completed in a timely manner. See
"-- Information Systems and Automation." Other than expenses relating to the acquisition of the customer management information system and the financial accounting system, OpTel does not expect to incur significant expenditures to address its Year 2000 compliance issues. However, the failure of the Company to become Year 2000 compliant on a timely basis could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

     Third Party Interfaces. OpTel also has taken an inventory of its third party service or content providers. While OpTel believes that its inventory of third party service and content providers is complete, there can be no assurance that mission critical providers have not been overlooked. Many of the Company's third party providers have indicated that they are, or will be, Year 2000 compliant. The Company, however, has not undertaken an in-depth evaluation of such providers in relation to the Year 2000 issue and the ability of third parties with which OpTel transacts business to adequately address their Year 2000 issues is outside of OpTel's control. There can be no assurance that the failure of OpTel or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on OpTel's business, financial condition, cash flows and results of operations.

BANKRUPTCY RISKS RELATED TO ESCROW ACCOUNT

     The right of the Trustee under the Indenture and the Escrow Agreement (as defined) to foreclose upon and sell the Escrow Collateral (as defined) upon the occurrence of an Event of Default (as defined) on the 1998 Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company or one or more of its subsidiaries. Under applicable bankruptcy law, secured creditors, such as the holders of the 1998 Series B Notes, are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. In addition, the Escrow Collateral has been pledged to secure the 1997 Notes and the 1998 Notes on an equal and ratable basis so that, in the event of a foreclosure upon the Escrow Collateral prior to the second scheduled interest payment (when the escrow arrangement terminates), the proceeds thereof would be available to satisfy claims of both holders of the 1998 Notes and the 1997 Notes. See "Description of the 1998 Series B Notes -- Disbursement of Funds; Escrow Account."

TAX CONSIDERATIONS

     For a discussion of certain material federal income tax considerations which are relevant to the exchange of the 1998 Series A Notes for the 1998 Series B Notes, see "Federal Income Tax Considerations."

FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved. Actual events or results may differ materially as a result of risks facing OpTel or actual events differing from the assumptions underlying such statements. All forward-looking statements made in connection with this Prospectus which are attributable to OpTel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The 1998 Series A Notes were originally issued and sold on July 7, 1998 in reliance upon the exemptions from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to the Registration Agreement, the Company agreed to register with the Commission a series of notes with substantially identical terms as the 1998 Series A Notes, to be offered in exchange for the 1998 Series A Notes. The purpose of the Exchange Offer is to satisfy the Company's obligations under the Registration Agreement. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered 1998 Series A Notes and, accordingly, such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

TERMS OF THE EXCHANGE

     The Company is offering to exchange, subject to the conditions set forth in this Prospectus and in the Letter of Transmittal accompanying this Prospectus, the same principal amount of 1998 Series B Notes for the 1998 Series A Notes tendered for exchange. The terms of the 1998 Series B Notes will be substantially identical to the 1998 Series A Notes in all material respects (including interest rate and maturity), except that (i) the 1998 Series B Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults (as defined) will have been deemed satisfied. The 1998 Series B Notes will evidence the same debt as the 1998 Series A Notes and will be entitled to the benefits of the Indenture. See "Description of the 1998 Series B Notes." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of 1998 Series A Notes being tendered for exchange.

     The Company believes that 1998 Series B Notes received in exchange for 1998 Series A Notes may be offered for sale, sold and otherwise transferred by any holder (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the 1998 Series B Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the 1998 Series B Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the 1998 Series B Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the 1998 Series B Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the distribution. Each broker-dealer that receives 1998 Series B Notes for its own account in exchange for 1998 Series A Notes, where such 1998 Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such 1998 Series B Notes. Broker-dealers may not exchange the 1998 Series A Notes which are part of an unsold original allotment in the Exchange Offer.

     Tendering holders of the 1998 Series A Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS, TERMINATION; AMENDMENT

     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on November 13, 1998 or such later date and time, if any, to which it is extended by the Company. In connection with the Exchange Offer, the Company will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Exchange Act (as defined).

     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any 1998 Series A Notes if either of the events set forth under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the 1998 Series A Notes, whether before or after any tender of the 1998 Series A Notes. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the 1998 Series B Notes for the 1998 Series A Notes on the Exchange Date.

PROCEDURES FOR TENDERING 1998 SERIES A NOTES

     The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

     The 1998 Series A Notes may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal, to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with (i) the certificate or certificates, if any, representing the 1998 Series A Notes being tendered and any required signature guarantees, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the 1998 Series A Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depository") pursuant to the procedure for book-entry transfer described below or (iii) the completion of the procedures for guaranteed delivery set forth below. See "-- Guaranteed Delivery Procedures."

     If the 1998 Series B Notes (and any untendered 1998 Series A Notes) are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered 1998 Series A Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If the 1998 Series B Notes and/or 1998 Series A Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the 1998 Series A Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF 1998 SERIES A NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR 1998 SERIES A NOTES SHOULD BE SENT TO THE COMPANY.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the 1998 Series A Notes or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of 1998 Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any 1998 Series A Notes. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The holder tendering 1998 Series A Notes exchanges, assigns and transfers the 1998 Series A Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the 1998 Series A Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Company and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the 1998 Series A Notes and to acquire 1998 Series B Notes in exchange for the 1998 Series A Notes, (ii) when the 1998 Series A Notes are accepted for exchange, the Company will acquire good and unencumbered title to the 1998 Series A Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered 1998 Series A Notes and (iv) acceptance of any tendered 1998 Series A Notes by the Company and the issuance of 1998 Series B Notes in exchange therefor will constitute performance in full by the Company of its obligations under the Registration Agreement and that the Company will have no further obligations or liabilities thereunder (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder shall be binding upon the heirs, legal representatives, successors assigns, executors and administrators of the holder.

     Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the 1998 Series B Notes offered in the ordinary course of its business, (iii) has no arrangement with any person to participate in the distribution of the 1998 Series B Notes and (iv) is not a broker-dealer, or that if it is a broker-dealer, the 1998 Series A Notes tendered for exchange are not part of an unsold allotment from the Offering.

WITHDRAWAL RIGHTS

     The 1998 Series A Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier or telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered 1998 Series A Notes to be withdrawn, the certificate numbers of 1998 Series A Notes to be withdrawn, the principal amount of 1998 Series A Notes to be withdrawn, a statement that the holder is withdrawing its election to tender the 1998 Series A Notes for exchange, and the name of the registered holder of the 1998 Series A Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the 1998 Series A Notes being withdrawn. The Exchange Agent will return the properly withdrawn 1998 Series A Notes promptly following receipt of notice of withdrawal. If the 1998 Series A Notes have been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn 1998 Series A Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any 1998 Series A Notes which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to the holder (or, in the case of 1998 Series A Notes tendered by book-entry transfer by crediting an account maintained with the Book-Entry Transfer Facility for the 1998 Series A Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn 1998 Series A Notes may be re-tendered at any time on or prior to the Expiration Date. Any 1998 Series A Notes so withdrawn and not re-tendered will not be exchanged for 1998 Series B Notes under the Exchange Offer.

ACCEPTANCE OF 1998 SERIES A NOTES FOR EXCHANGE; DELIVERY OF 1998 SERIES B NOTES

     Upon terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of 1998 Series A Notes validly tendered and not withdrawn and issuance of the 1998 Series B Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered 1998 Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of 1998 Series A Notes for the purpose of causing the 1998 Series A Notes to be assigned, transferred and exchanged for 1998 Series B Notes. Upon the terms and subject to the conditions of the Exchange Offer, delivery of 1998 Series B Notes in exchange for 1998 Series A Notes will be made by the Exchange Agent promptly after acceptance of the tendered 1998 Series A Notes by the Company. Tendered 1998 Series A Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of 1998 Series A Notes tendered by book-entry transfer crediting an account maintained with the Depository) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of 1998 Series A Notes by causing the Book-Entry Transfer Facility to transfer the 1998 Series A Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their 1998 Series A Notes and (i) whose 1998 Series A Notes are not immediately available or (ii) who cannot deliver their 1998 Series A Notes, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date must tender their 1998 Series A Notes and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution;
(ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery ("Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the 1998 Series A Notes, the certificate number or numbers of such 1998 Series A Notes and the principal amount of 1998 Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the 1998 Series A Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered 1998 Series A Notes in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository) must be received by the Exchange Agent within five business days after Expiration Date. Any holder of 1998 Series A Notes who wishes to tender his 1998 Series A Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to issue 1998 Series B Notes in exchange for any properly tendered 1998 Series A Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the 1998 Series A Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of 1998 Series B Notes having obligations with respect to resales and transfers of 1998 Series B Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, taken as a whole, that, in the reasonable judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the 1998 Series A Notes or the 1998 Series B Notes; which, in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any 1998 Series A Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered 1998 Series A Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the 1998 Series A Notes.

     These conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its reasonable discretion, provided, however, that in the event that the Company waives any of such conditions that is material to the Exchange Offer on a date (the "Waiver Date") that is fewer than five business days prior to the Expiration Date, the Company will extend the Exchange Offer to five business days from the Waiver Date. Any determination made by the Company that any of these conditions has occurred will be final and binding on all holders, absent manifest error.

     In addition, the Company will not accept for exchange any 1998 Series A Notes tendered, and no 1998 Series B Notes will be issued in exchange for any such 1998 Series A Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     U.S. Trust of Texas, N.A., the Trustee under the Indenture, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

If by Registered or Certified Mail:         United States Trust Company of Texas,
                                            N.A.
                                            P.O. Box 841
                                            Peter Cooper Station
                                            New York, NY 10276-0841
If by Hand:                                 United States Trust Company of Texas,
                                            N.A.
                                            Corporate Trust Municipal Operations
                                            111 Broadway, Lower Level
                                            New York, NY 10006
If by Overnight Courier:                    United States Trust Company of Texas,
                                            N.A.
                                            Corporate Trust Municipal Operations
                                            770 Broadway, 13th Floor
                                            New York, NY 10003-9598
If by Facsimile:                            212-420-6504
Confirm by Telephone:                       1-800-225-2398 Customer Service

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of 1998 Series A Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of 1998 Series A Notes in such jurisdiction.

TRANSFER TAXES

     Holders who tender their 1998 Series A Notes in exchange for 1998 Series B Notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register 1998 Series B Notes in the name of, or request that 1998 Series A Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of 1998 Series A Notes that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered 1998 Series A Notes and, accordingly such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the 1998 Series A Notes may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the 1998 Series A Notes under the Securities Act. Based on interpretations by the staff of the Commission, 1998 Series B Notes issued pursuant to the Exchange Offer in exchange for 1998 Series A Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of Securities Act provided that the 1998 Series B Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the 1998 Series B Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the 1998 Series B Notes. If any holder has any arrangement or understanding with respect to the distribution of the 1998 Series B Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives 1998 Series B Notes for its own account in exchange for 1998 Series A Notes, where such 1998 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the 1998 Series B Notes. Broker-dealers may not exchange the 1998 Series A Notes which are part of an unsold original allotment in the Exchange Offer. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the 1998 Series B Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed under the Registration Agreement to register or qualify the 1998 Series B Notes for resale in any jurisdictions reasonably requested by any holder, subject to certain limitations.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the 1998 Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of 1998 Series A Notes that were not prohibited from participating in the Exchange Offer and did not tender their 1998 Series A Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered 1998 Series A Notes and, accordingly, such 1998 Series A Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

     The Company has not entered into any arrangement or understanding with any person to distribute the 1998 Series B Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the 1998 Series B Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the 1998 Series B Notes to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that any holder using the Exchange Offer to participate in a distribution of 1998 Series B Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13,
1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     The 1998 Series B Notes will be recorded at the same aggregate value as the 1998 Series A Notes, as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the 1998 Series B Notes.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the Exchange Offer.

     The net proceeds of the Offering, after discounts and expenses, were approximately $194.1 million. Of such amount, approximately $126.3 million was used to effect the Senior Credit Facility Retirement and approximately $22.0 million was placed in an escrow account to fund the first two interest payments on the 1998 Notes (see "Description of the 1998 Series B Notes -- Disbursement of Funds; Escrow Account"). The Company intends to use the remainder of the net proceeds from the Offering for capital expenditures related to the purchase and installation of communications equipment and for general corporate purposes, including working capital related to its expansion into new markets. In addition, the Company may use a portion of the net proceeds for acquisitions. Although the Company is evaluating and often engages in discussions regarding various acquisition opportunities, no agreement or agreement in principal to effect any material acquisition has been reached. Pending such uses, certain of the net proceeds of the Offering have been invested in short-term investment grade securities.

                                 CAPITALIZATION

     The following table sets forth, on an unaudited basis at May 31, 1998, (i) the capitalization of the Company and (ii) the pro forma capitalization after giving effect to the Offering and the Senior Credit Facility Retirement. This table should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and the notes thereto and the Pro Forma Financial Information appearing elsewhere in this Prospectus.

                                                                AS OF MAY 31, 1998
                                                              -----------------------
                                                                              PRO
                                                                ACTUAL      FORMA(1)
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  99,704    $ 145,619
Restricted Investments......................................     55,294       77,079
                                                              ---------    ---------
  Total.....................................................  $ 154,998    $ 222,698
                                                              =========    =========
Indebtedness:
  13% Senior Notes Due 2005.................................  $ 219,130    $ 219,130
  11 1/2% Senior Notes Due 2008.............................         --      200,000
  Notes payable and other long-term liabilities.............    129,503        4,503
  Deferred acquisition liabilities..........................      5,153        5,153
                                                              ---------    ---------
       Subtotal.............................................    353,786      428,786
Stockholders' equity:
  Class A common stock, $0.01 par value ("Class A Common
     Stock"); 8,000,000 shares authorized; 164,272 issued
     and outstanding; 164,272 issued and outstanding pro
     forma..................................................          2            2
  Class B common stock, $0.01 par value ("Multi-Vote
     Common"); 6,000,000 shares authorized; 2,353,498 issued
     and outstanding; 2,353,498 issued and outstanding pro
     forma(2)...............................................         24           24
  Class C common stock, $0.01 par value ("Non-Voting
     Common"); 300,000 shares authorized; 225,000 issued and
     outstanding; 225,000 issued and outstanding pro
     forma(3)...............................................          2            2
  Series A Preferred Stock, $0.01 par value, 10,000 shares
     authorized; 6,962.2 issued and outstanding; 6,962.2
     shares issued and outstanding pro forma................    139,244      139,244
  Series B Preferred Stock, $0.01 par value; 1,000 shares
     authorized; 991.1 issued and outstanding; 991.1 shares
     issued and outstanding pro forma.......................     59,466       59,466
  Additional paid-in capital................................    113,780      113,780
  Accumulated deficit.......................................   (129,644)    (136,243)
                                                              ---------    ---------
       Subtotal.............................................    182,874      176,275
                                                              ---------    ---------
          Total capitalization..............................  $ 536,660    $ 605,061
                                                              =========    =========

---------------

(1) Gives effect to the Offering and the Senior Credit Facility Retirement as if such events had occurred on May 31, 1998.

(2) Each share of Multi-Vote Common is convertible into one share of Class A Common Stock at any time at the option of the holder or automatically upon the occurrence of a Conversion Event (as defined). The rights of the holders of the Class A Common Stock and Multi-Vote Common are identical except that holders of Class A Common Stock are entitled to one vote for each issued and outstanding share and holders of Multi-Vote Common are entitled to 10 votes for each issued and outstanding share. See "Description of Capital
    Stock -- Common Stock." As used herein, the term "Common Stock" refers collectively to the Class A Common Stock, Multi-Vote Common and Non-Voting Common.

(3) Each share of Non-Voting Common will automatically convert into one share of Class A Common Stock or any other class of common stock of the Issuer that is registered with the SEC or is listed on a national securities exchange or authorized for quotation on Nasdaq or otherwise subject to registration under the Exchange Act, provided the terms thereof are no less favorable to holders than were the terms of the Non-Voting Common. See "Description of Capital Stock -- Common Stock." The rights of the holders of the Class A Common Stock, Multi-Vote Common and the Non-Voting Common are identical except as to voting rights. Holders of Non-Voting Common are not entitled to notice of, or to vote at, any meeting of the stockholders or action taken by written consent, except as required by Delaware law.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected historical consolidated financial data for the year ended December 31, 1994, the eight month period ended August 31, 1995 and as of and for the years ended August 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors as set forth in their report thereon also included herein. The selected financial data of the Company as of and for the period ended December 31, 1993 and as of December 31, 1994 and August 31, 1995 is derived from the Company's audited financial statements not included herein. The selected financial data presented below as of and for the nine month periods ended May 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year and the Company's history of growth through acquisitions the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                   PERIOD FROM
                                 APRIL 20, 1993                     EIGHT MONTH
                               (DATE OF INCEPTION)    YEAR ENDED    PERIOD ENDED
                                 TO DECEMBER 31,     DECEMBER 31,    AUGUST 31,
                                      1993               1994           1995
                               -------------------   ------------   ------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television...........         $  12            $   240        $  8,783
  Telecommunications.........            --                202             788
                                      -----            -------        --------
  Total revenues.............            12                442           9,571
Operating expenses:
  Programming, access fees
     and revenue sharing.....             6                470           4,558
  Customer support, general
     and administrative......           304              7,733          12,055
  Depreciation and
     amortization............             8                117           2,420
                                      -----            -------        --------
Total operating expenses.....           318              8,320          19,033
                                      -----            -------        --------
Loss from operations.........          (306)            (7,878)         (9,462)
Interest expense, net(1).....            (1)               (66)         (1,169)
                                      -----            -------        --------
Loss before income taxes.....          (307)            (7,944)        (10,631)
Net loss(2)..................         $(307)           $(7,944)       $(10,161)
                                      =====            =======        ========
Basic and diluted loss per
  share of Common Stock(3)...           N/A                N/A        $  (6.89)

                                                                 NINE MONTHS
                                     YEAR ENDED                     ENDED
                                     AUGUST 31,                    MAY 31,
                               -----------------------   ---------------------------
                                  1996         1997          1997           1998
                               ----------   ----------   ------------   ------------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television...........   $ 25,893     $ 36,915      $ 26,915       $ 42,195
  Telecommunications.........      1,711        2,922         2,202          2,721
                                --------     --------      --------       --------
  Total revenues.............     27,604       39,837        29,117         44,916
Operating expenses:
  Programming, access fees
     and revenue sharing.....     11,868       19,202        14,016         20,213
  Customer support, general
     and administrative......     19,636       28,926        19,842         25,044
  Depreciation and
     amortization............      8,676       14,505         9,934         18,432
                                --------     --------      --------       --------
Total operating expenses.....     40,180       62,633        43,792         63,689
                                --------     --------      --------       --------
Loss from operations.........    (12,576)     (22,796)      (14,675)       (18,773)
Interest expense, net(1).....     (5,854)     (25,739)      (16,993)       (29,459)
                                --------     --------      --------       --------
Loss before income taxes.....    (18,430)     (48,535)      (31,668)       (48,232)
Net loss(2)..................   $(18,430)    $(48,535)     $(31,668)      $(48,232)
                                ========     ========      ========       ========
Basic and diluted loss per
  share of Common Stock(3)...   $  (8.30)    $ (19.98)     $ (13.28)      $ (20.04)

                                                    DECEMBER 31,              AUGUST 31,
                                                   --------------   ------------------------------   MAY 31,
                                                   1993    1994       1995       1996       1997       1998
                                                   ----   -------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents........................  $ 41   $ 5,019   $  2,036   $  1,677   $ 87,305   $ 99,704
Restricted investments...........................    --        --         --         --     67,206     55,294
Property, plant and equipment, net...............   509    11,379     48,060    103,800    160,442    251,324
Intangible assets................................    --    16,189     55,443     65,876     82,583    160,255
Total assets.....................................   588    33,820    108,072    175,978    403,416    576,098
Convertible notes due stockholder................    --    15,000     17,950     89,414    129,604         --
Total liabilities................................   206    31,007     39,527    116,700    383,051    393,224
Stockholders' equity.............................   382     2,813     68,545     59,279     20,365    182,874

                                  PERIOD FROM
                                APRIL 20, 1993                                                                 NINE MONTHS
                                   (DATE OF                      EIGHT MONTH          YEAR ENDED                  ENDED
                                  INCEPTION)       YEAR ENDED    PERIOD ENDED         AUGUST 31,                 MAY 31,
                                TO DECEMBER 31,   DECEMBER 31,    AUGUST 31,    -----------------------   ---------------------
                                     1993             1994           1995          1996         1997        1997        1998
                                ---------------   ------------   ------------   ----------   ----------   ---------   ---------
                                                                    (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in
  operating activities........       $(183)         $ (3,332)      $ (3,494)     $   (453)   $ (15,935)   $  (2,623)  $ (15,151)
Net cash flows used in
  investing activities........        (517)          (10,576)       (72,144)      (72,037)    (143,125)    (129,127)    (88,675)
Net cash flows provided by
  financing activities........         741            18,886         72,655        72,131      244,688      243,570     116,225
Capital expenditures(4).......         517             9,278         22,170        62,121       71,505       44,470      62,015
EBITDA(5).....................        (298)           (7,761)        (7,042)       (3,900)      (8,291)      (4,741)       (341)
Deficiency of earnings to
  fixed charges(6)............         307             7,944         10,630        20,280       50,791       33,182      50,383

                                                                                AS OF
                                                              ------------------------------------------
                                                                        AUGUST 31,
                                                              -------------------------------    MAY 31,
                                                               1995        1996        1997       1998
                                                              -------     -------     -------    -------
OPERATING DATA(7)
CABLE TELEVISION
Units under contract(8).....................................  173,324     241,496     295,149    431,387
Units passed(9).............................................  170,336     225,433     254,032    397,281
Basic subscribers...........................................   75,944     114,163     132,556    217,106
Basic penetration(10).......................................     44.6%       50.6%       52.2%      54.6%
Premium units(11)...........................................   39,753      60,641      95,150    175,478
Pay-to-basic ratio(11)(12)..................................     52.3%       53.1%       71.8%      86.7%
Average monthly revenue per basic subscriber(13)............  $ 22.84     $ 22.70     $ 24.94    $ 27.31
TELECOMMUNICATIONS
Units under contract(8).....................................   10,322      20,945      39,831     89,731
Units passed(9).............................................    9,116      12,364      16,572     33,131
Lines(14)...................................................    2,650       4,126       6,185      7,700
Line penetration(15)........................................     29.1%       33.4%       37.3%      23.2%
Average monthly revenue per line(16)........................  $ 36.86     $ 42.10     $ 47.23    $ 47.21

---------------

 (1) Interest expense, net is reflected net of interest income and interest capitalized in property, plant and equipment. Includes interest expense on the GVL Notes of approximately $919,000, $5,342,000, $15,204,000,
     $10,671,000 and $9,640,000 for the eight month period ended August 31, 1995, the years ended August 31, 1996 and 1997 and the nine months ended May 31, 1997 and 1998, respectively.

 (2) The Company had no taxable income for the periods reported. The Company reported an income tax benefit of approximately $470,000 in the eight month period ended August 31, 1995.

 (3) Loss per share is not presented for the periods the Company was organized as a partnership. Loss per share has been restated to reflect the adoption of statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted loss per share are computed in the same manner since common stock equivalents have an antidilutive effect.

 (4) Capital expenditures include expenditures on property, plant and equipment together with intangible assets excluding expenditures for business acquisitions.

 (5) EBITDA represents earnings before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

 (6) For the purposes of calculating the deficiency of earnings to fixed charges, (i) earnings consist of loss before income taxes plus fixed charges and (ii) fixed charges consist of interest expense on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of minimum operating lease rental).

 (7) Operating data for 1993 and 1994 is not available because such information was not tracked prior to the acquisition of the Company by VPC. The Company does not believe that the operating statistics for 1993 and 1994, if they were available, would be material because the Company's revenues during such periods were minimal.

 (8) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time substantially all units under contract for telecommunications are also under contract for cable television.

 (9) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected for cable television and telecommunications services, respectively.

(10) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(11) Beginning with the year ended August 31, 1997, to be consistent with most other cable television providers, the Company has revised the method of reporting premium penetration to include all premium units in the calculation. Historically the calculation excluded premium channels that were provided to customers as part of an expanded basic line up or other special arrangements. Prior years have not been restated. For comparative purposes, the premium units and the pay-to-basic ratios as of August 31, 1997 and May 31, 1998, presented under the previous method of reporting are 84,875 and 129,553, respectively, and 64.0% and 64.0%, respectively.

(12) Pay-to-basic ratio is calculated by dividing the total number of premium units by the total number of basic subscribers.

(13) Represents average monthly revenue per the average number of basic subscribers for the fiscal periods ended as of the date shown.

(14) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(15) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(16) Represents average monthly revenue per the average number of lines for the fiscal period ended as of the date shown.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone and cable television services, to residents of MDUs in the United States. The Company was organized in April 1993 to build, acquire and operate private cable television and telecommunications systems. The Company seeks to capitalize on opportunities created by the Telecom Act to become the principal competitor in the MDU market to the ILEC and the incumbent franchise cable television operator. The Company has commenced offering central office switched telecommunications services in Houston and Dallas-Fort Worth and expects to offer such services in substantially all of its major markets by the end of calendar 1999.

     Since inception, the Company has experienced substantial growth. This growth has been achieved through a combination of acquisitions of other operators, many of which operated SMATV systems, and the negotiation of new Rights of Entry. In general, the conduct of the acquired operations prior to acquisition was materially different from the conduct of operations following acquisition. Among the changes made in many of the businesses after acquisition were (i) commencing conversion of SMATV systems to 18GHz or fiber optic networks, (ii) delivering customer service from a more advanced national call center in Dallas, (iii) increasing the number of programming channels, (iv) improving technical and field service and system reliability, (v) improving regulatory and financial controls and (vi) initiating telecommunications services offerings.

     On April 13, 1998, OpTel completed the acquisition of the ICS Operations, subject to the consummation of certain transfer conditions. As of May 31, 1998, OpTel had received consents and accepted transfer of legal title to approximately 66,000 of the ICS cable television and telecommunications units under contract (or approximately 72% of the approximately 90,000 ICS units under contract to be acquired). The Company has included the 100% of the assets and operating results of the ICS Operations in its consolidated financial statements since April 13, 1998 because (i) although the transfer of legal title to the Rights of Entry relating to the remaining MDUs is subject to the receipt of certain third party consents, the Company may elect to waive the consent conditions, (ii) under the terms of a management agreement, the Company services the approximately 24,000 units with respect to which, as of May 31, 1998, there remained unsatisfied transfer conditions and, in connection therewith, during the period that ICS has to secure the necessary consents, the Company receives all the economic benefit of (including all the revenues associated with) and incurs the costs and economic risks associated with these units and (iii) the entire purchase price was paid (although a portion of the purchase price is being held in escrow for the protection of the Company, subject to the receipt of the necessary consents). While the Company expects the transfer of the remaining units to be completed over the next few months, the transfer of these units is subject to certain conditions, including the receipt of third party consents, and there can be no assurance that the transfer of all or part of the balance will be completed. See "Risk Factors -- Risks Associated with Acquisitions." As of May 31, 1998, the Company had 369,968 and 28,971 units passed for cable television and telecommunications, respectively. As of such date, OpTel had 202,355 cable television subscribers and 7,046 telecommunication lines in service.

     OpTel believes that by utilizing a single advanced network infrastructure it can be the first to market a competitive integrated package of voice and video services in its serviced markets. As of March 31 and May 31, 1998, respectively, the Company's networks delivered cable television services to approximately 229,935 and 249,549 units representing approximately 72% and 63% of the Company's units passed for cable television. The decrease in the percentage of units passed served by the Company's networks is a direct result of the acquisition of the ICS Operations on April 13, 1998. OpTel expects to connect substantially all of the MDUs currently served by SMATV systems to 18GHz or fiber optic networks by the end of calendar 2000. Once an MDU is brought onto the Company's networks, gross profit per subscriber at the MDU generally increases. In addition, networks provide OpTel with the infrastructure necessary to deliver an integrated package of communications services to subscribers at the MDU.

     The Company's telecommunications revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include fees paid by subscribers for line rental and additional features. Usage charges consist of fees paid by end users for long distance, fees paid by the ILEC for terminating intraLATA traffic to the Company's network and access charges paid by carriers for long distance traffic originated and terminated to and from local customers. Initial non-recurring charges include fees paid by subscribers for installation.

     The Company's cable television revenue is comprised of monthly recurring charges paid by subscribers, monthly recurring charges paid by MDU owners for bulk services and fees paid by subscribers for premium services and some non-recurring charges. The Company offers its cable services under either retail or bulk agreements. Under retail agreements, the Company contracts directly with MDU residents. Under bulk agreements, the Company contracts directly with MDU owners for basic cable to be provided to all units in a particular MDU, but generally at lower prices than under retail agreements. This lower per unit rate is generally offset by the 100% penetration achieved by bulk agreements. Premium services are contracted for directly by subscribers under both types of agreements and include fees paid for premium channels and pay-per-view. The Company anticipates that its overall revenue per subscriber will increase as the number of bulk contracts declines as a percentage of the Company's Rights of Entry. Additionally, the Company believes that its revenue per subscriber will increase as it migrates its SMATV properties onto the Company's networks. See "Business -- Network Architecture."

     The line item programming, access fees and revenue sharing with respect to the Company's telecommunications services consists of leased transport facilities, terminating access charges from ILECs, fees paid to IXCs for long distance and revenue sharing. Leased transport facility costs may include the rental of T-1's to connect the MDUs to the ILEC and may include costs associated with connecting the Company's Network Hubs to each other and to its central office switch. Terminating access charges are fees paid to the ILEC for intraLATA calls which are originated by OpTel's subscribers and terminated on the ILECs network. Fees paid to IXCs for long distance include costs associated with terminating toll calls initiated by OpTel's subscribers. Revenue sharing costs include a commission type payment to owners of MDUs for marketing the Company's telephone product.

     The line item programming, access fees and revenue sharing with respect to the Company's cable television services consists of programming costs, franchise fees and revenue sharing. Programming costs include those fees paid to obtain the rights to broadcast certain video programming. Revenue sharing costs include a commission type payment to owners of MDUs.

     The Company's customer support, general and administrative expenses include selling and marketing costs, customer service, engineering, facilities and corporate and regional administration.

     Through May 31, 1998, the Company had invested approximately $444 million primarily in its cable television and telecommunications assets. The Company's revenues have grown from $0.4 million for the year ended December 31, 1994 to $39.8 million for fiscal 1997. While pursuing its investment and development strategy, the Company has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $6.6 million, $22.8 million, $12.6 million, and $9.5 million for the quarter ended May 31, 1998, fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively, as its cable television and telecommunications customer base has grown. The Company reported positive EBITDA (as defined in the Glossary) of $1.0 million for the quarter ended May 31, 1998 as compared with negative EBITDA of $2.3 million, $8.3 million, $3.9 million and $7.0 million for the nine months ended May 31, 1998 and for fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively. The Company expects that the incremental operating costs associated with the addition of new customers in its existing markets will be principally limited to customer operations and marketing expenses and, therefore, that its EBITDA will improve significantly. There can be no assurance that the Company will generate operating profits or continue to generate positive EBITDA in the future.

FACTORS AFFECTING FUTURE OPERATIONS

     The principal operating factors affecting the Company's future results of operations are expected to include (i) changes in the number of MDUs under Rights of Entry, (ii) penetration rates for its services, (iii) the terms of its arrangements with MDU owners, including revenue sharing and length of contract,
(iv) the prices that it charges its subscribers, (v) normal operating expenses, which in the cable television business principally consist of programming expenses and in the telecommunications business principally consist of fees paid to long distance carriers, the cost of trunking services and other LEC charges, as well as, in each case, billing and collection costs, technical service and maintenance expenses and customer support services, and (vi) capital expenditures as the Company commences offering central office switched telecommunication services in additional markets and completes its conversion of SMATV systems. The Company's results of operations may also be impacted by future acquisitions.

     The Company anticipates that it will continue to have higher churn than is typical of an incumbent franchise cable television operator due to the frequent turnover of MDU tenants. This churn generally does not result in a reduction in overall penetration rates since the outgoing subscriber is generally quickly replaced by a new tenant in the unit. This may result in average installation revenue per subscriber that is higher than for a franchise cable television operator. Although this may also require higher installation expenses per subscriber, because of the layout of MDUs and the Company's ability to obtain "permission to enter" from the MDU owner, installations can often be completed when the subscriber is not home, limiting the expense of installation. Accordingly, the Company does not believe that churn is as significant an operating statistic as would be the case for franchise cable television operators. With respect to the Company's telecommunications services, the Company believes that its best opportunity for a sale arises when a subscriber first signs a lease and takes occupancy in an MDU. Accordingly, the Company believes that during the early stages of the roll out its central office switched telecommunications services in a market it benefits from the high rate of MDU resident turnover.

RESULTS OF OPERATIONS

     In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. In addition, all of the Company's acquisitions have been accounted for by the purchase method of accounting. As a result of the Company's growth through acquisitions and the change in fiscal year, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects.

     The following table sets forth, for the periods indicated, certain operating and financial information relating to the Company.

                                                          AS OF                    AS OF
                                                       AUGUST 31,                 MAY 31,
                                               ---------------------------   -----------------
                                                1995      1996      1997      1997      1998
                                               -------   -------   -------   -------   -------
OPERATING DATA
CABLE TELEVISION
Units passed(1)..............................  170,336   225,433   254,032   252,481   369,968
Basic subscribers............................   75,944   114,163   132,556   134,147   202,355
Basic penetration(2).........................    44.6%     50.6%     52.2%     53.1%     54.7%
Average monthly revenue per basic
  subscriber(3)..............................  $ 22.84   $ 22.70   $ 24.94   $ 25.00   $ 27.74
TELECOMMUNICATIONS
Units passed(1)..............................    9,116    12,364    16,572    15,248    28,971
Lines(4).....................................    2,650     4,126     6,185     5,402     7,046
Line penetration(5)..........................    29.1%     33.4%     37.3%     35.4%     24.3%
Average monthly revenue per line(6)..........  $ 36.86   $ 42.10   $ 47.23   $ 50.00   $ 50.63

                                           EIGHT MONTH         YEAR ENDED         NINE MONTH PERIOD
                                           PERIOD ENDED        AUGUST 31,           ENDED MAY 31,
                                            AUGUST 31,    --------------------   --------------------
                                               1995         1996       1997        1997        1998
                                           ------------   --------   ---------   ---------   --------
                                                             (DOLLARS IN THOUSANDS)
FINANCIAL DATA
Revenues:
  Cable television.......................    $  8,783     $ 25,893   $  36,915   $  26,915   $ 42,195
  Telecommunications.....................         788        1,711       2,922       2,202      2,721
                                             --------     --------   ---------   ---------   --------
          Total revenues.................    $  9,571     $ 27,604   $  39,837   $  29,117   $ 44,916
EBITDA(7)................................    $ (7,042)    $ (3,900)  $  (8,291)  $  (4,714)  $   (341)
Net cash flows used in operating
  activities.............................    $ (3,494)    $   (453)  $ (15,935)  $  (2,623)  $(15,151)
Net cash flows used in investing
  activities.............................     (72,144)     (72,037)   (143,125)   (129,127)   (88,675)
Net cash flows provided by financing
  activities.............................      72,655       72,131     244,688     243,570    116,225

---------------

(1) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively.

(2) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(3) Represents average monthly revenue per the average number of basic subscribers for the fiscal periods ended as of the date shown.

(4) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(5) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(6) Represents average monthly revenue per the average number of lines for the fiscal period ended as of the date shown.

(7) EBITDA represents income (loss) from operations before interest (net of interest income and amounts capitalized), income taxes and depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

  Nine months ended May 31, 1998 compared with nine months ended May 31, 1997

     Total Revenues. Total revenues for the nine months ended May 31, 1998 increased by $15.8 million or 54.3% to $44.9 million compared to revenues of $29.1 million for the nine months ended May 31, 1997.

     Cable Television. Cable television revenues for the nine months ended May 31, 1998 increased by $15.3 million, or 56.8%, to $42.2 million from $26.9 million in the comparable period of fiscal 1997, reflecting a 61.8% increase in the number of customers and an 11.0% increase in the average monthly revenue per customer. These increases resulted from a combination of rate increases, a change in the mix of customers from bulk to retail, a shift in mix to the cities with higher revenues per customer and increased premium revenues as the Company's pay-to-basic ratio improved from 69.9% to 86.7%. The Company also continued to grow basic penetration, which increased by 1.5% compared to the third quarter of fiscal 1997.

     Telecommunications. Telecommunications revenues for the nine months ended May 31, 1998 increased by 23.6% to $2.7 million from $2.2 million in the comparable period of fiscal 1997, reflecting a 42.5% increase in the number of lines. In Houston, the Company is in the final stages of converting properties previously served by PBX switches to the Company's central office switch. In addition, the Company recently launched its central office switch in Dallas-Fort Worth. The Company is also reviewing a series of alternatives for rapid switch deployment in other markets.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing increased by 44.2% to $20.2 million from $14.0 million because of an increase in subscribers primarily due to the acquisitions of Phonoscope and the ICS Operations.

     Customer Support, General and Administrative. Customer support, general and administrative expenses were $25.0 million for the nine months ended May 31, 1998 compared to $19.8 million for the comparable period of fiscal 1997. As a percent of revenues, customer support, general and administrative expenses declined from 68.1% to 55.8%. The increase in overall customer support, general and administrative expenses was in line with the Company's budget and largely due to an increase in personnel associated with the expansion of the Company's operations and the planned roll out of the Company's telecommunications services.

     EBITDA. The Company's EBITDA for the nine months ended May 31, 1998 were negative $0.3 million, compared to negative $4.7 million in the comparable period of fiscal 1997. The Company's net cash flows used in operating activities were $15.2 million, compared to $2.6 million in the preceding fiscal year. The Company's net cash flows used in investing activities were $176.2 million, compared to $129.1 million in the preceding fiscal year. The Company's net cash flows provided by financing activities were $116.2 million, compared to $243.6 million in the preceding fiscal year.

     Depreciation and Amortization. Depreciation and amortization was $18.4 million for the third quarter of fiscal 1998 compared to $9.9 million in the third quarter of fiscal 1997. The increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest Expense, Net. Interest expense (net of amounts capitalized) was $35.9 million for the first nine months of fiscal 1998, an increase of $18.9 million over net interest expense of $17.0 million for the first nine months of fiscal 1997, reflecting the increase in the Company's debt incurred principally to fund the build out of its network. See "-- Liquidity and Capital Resources."

     Interest income and other income. Interest income and other income was $6.5 million for the nine month period ended May 31, 1998, an increase of $6.5 million over nominal interest income and other income from the comparable period for fiscal 1997. The increase in interest income and other income was largely due to an increase in cash and cash equivalents and restricted investments resulting from the proceeds of the offering of the 1997 Notes in February 1997.

  Fiscal year ended August 31, 1997 compared to fiscal year ended August 31,
1996

     Total revenues. Total revenues for the fiscal year ended August 31, 1997 increased by $12.2 million or 44% to $39.8 million compared to revenues of $27.6 million for the fiscal year ended August 31, 1996.

     Cable television. Compared to fiscal 1996, cable television revenues increased by $11.0 million, or 42%, to $36.9 million from $25.9 million, reflecting both a 16% increase in the number of subscribers and a 10% increase in the average monthly revenue per basic subscriber which rose from $22.70 for fiscal 1996 to $24.90 for fiscal 1997. The increase in revenue per subscriber resulted from a combination of rate increases following property upgrades, annual rate increases and increased premium revenues as the Company's pay to basic ratio improved from 53% to 72% over the course of the year. The Company continued to grow basic penetration which increased by 1.6% over the year.

     Telecommunications. The Company's strategy is to roll out central office switched local exchange services in each of the major markets in which it operates. Until recently the Company served certain properties as an STS provider, reselling telephone service using PBXs situated at the MDU properties. The Company has not historically promoted such STS service because it was not in line with its strategy to offer central office switched telecommunications services to its subscribers. Despite not promoting telecommunications services during the year, telecommunications contributed $2.9 million of revenue compared to $1.7 million in the preceding year, mainly as a result of increased penetration and a 34% increase in the number of units where telephone service is offered from 12,364 at the end of fiscal 1996 to 16,572 at the end of fiscal 1997.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing was $19.2 million for fiscal 1997 compared to $11.9 million for fiscal 1996. Such costs are generally variable based on the number of subscribers or gross revenues. Overall, programming, access fees and revenue sharing as a percentage of total revenues increased over the year from 43.0% to 48.2%, largely due to costs associated with the increase in the number of subscribers served by PBX telephone service, the increase in premium cable penetration which has lower associated margins and, to a lesser extent, an increase in the proportion of the Company's portfolio under revenue sharing arrangements with property owners. The PBX costs represent the costs of interconnecting individual properties with the ILEC's central office switch. These costs will be substantially reduced once the Company is able to utilize its own networks to pass telephone traffic to Company owned central office switches.

     Customer Support, General and Administrative. Customer support, general and administrative expenses were $28.9 million for fiscal 1997 compared to $19.6 million for fiscal 1996. The increase in expenses was largely due to an increase in personnel associated with the expansion of the Company's operations and recruitment for the roll out of the Company's telecommunications services in advance of the expected revenues. In addition, the Company incurred a one time reorganization charge of $1.4 million associated with the restructuring of certain senior management positions during the year which was included in such expenses.

     EBITDA. The Company's EBITDA decreased from negative $3.9 million to negative $8.3 million over the year, largely due to the reduced gross margins and the expansion of the Company's operations in anticipation of the roll out of telecommunications services. The increase in negative EBITDA was largely within expectations given that the Company increased its personnel in the middle of fiscal 1997 in anticipation of two significant events that occurred after the end of the fiscal year: the launch of the Houston central office switch and the consummation of the acquisition of the residential cable television and associated fiber optic network assets of Phonoscope.

     Depreciation and amortization. Depreciation and amortization was $14.5 million for fiscal 1997 compared to $8.7 million in fiscal 1996. This increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest Expense, Net. Interest expense (net of amounts capitalized) was $31.4 million for fiscal 1997, an increase of $25.4 million over interest expense of $6.0 million for fiscal 1996, reflecting the increase in the Company's debt incurred principally to fund the build out of its network.

     Interest income and other income. Interest income and other income was $5.7 million for fiscal 1997, an increase of $5.6 million over interest income and other income of $0.1 million for fiscal 1996. The increase in interest income and other income was largely due to an increase in cash and cash equivalents and restricted investments resulting from the proceeds of the offering of the 1997 Notes in February 1997.

     Income tax benefit. The Company has experienced net operating losses for the years ended August 31, 1997 and 1996. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided and no benefit has been recognized.

  Fiscal year ended August 31, 1996 compared with eight months ended August 31, 1995

     Total revenues. Revenues were $27.6 million for fiscal 1996, an increase of 188% over revenues of $9.6 million for the eight months ended August 31, 1995. Of the revenues generated in fiscal 1996, 93.8% and 6.2% represented revenues from cable television and telecommunications, respectively, compared to 91.8% and 8.2%, respectively, for the eight months ended August 31, 1995.

     Cable television. Cable television revenues were $25.9 million for fiscal 1996, an increase of 194% over cable television revenues of $8.8 million for the eight months ended August 31, 1995. The growth was attributable in part to an increase in the average number of cable television subscribers, which accounted for approximately $15.6 million of the increase. Cable television revenues also grew in part from an increase in the retail price of the Company's cable television services which accounted for approximately $1.5 million of the increase.

     Telecommunications. Telecommunications revenues were $1.7 million for fiscal 1996, an increase of 113% over the eight months ended August 31, 1995. This growth was largely due to an increase in the average number of telecommunications lines.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing was $11.9 million for fiscal 1996, an increase of 159%, from $4.6 million for the eight months ended August 31, 1995. The increases in costs were primarily attributable to the growth in the number of cable television subscribers and telecommunications lines.

     Customer Support, General and Administrative. Customer support, general and administrative expenses increased to $19.6 million from $12.1 million, or 111%, over the eight months ended August 31, 1995. The increase was largely due to an increase in personnel associated with the expansion of the Company's operations and the rapid growth in the size of the cable television and telecommunications networks and the number of subscribers.

     Included in the above amounts are costs of $2.3 million for fiscal 1996 and $3.8 million for the eight months ended August 31, 1995, relating to assimilating acquisitions made by the Company and including severance, relocation and recruitment costs.

     EBITDA. Negative EBITDA increased to $3.9 million for fiscal 1996. The improvement in negative EBITDA represents an increase of $3.1 million over negative EBITDA of $7.0 million for eight months ended August 31, 1995. Negative EBITDA represented 14.1% of total revenues for fiscal 1996 compared to 73.6% of total revenues for the eight months ended August 31, 1995.

     Depreciation and amortization. Depreciation and amortization was $8.7 million for fiscal 1996 compared to $2.4 million for the eight months ended August 31, 1995. The increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest expense, Net. Interest expense (net of amounts capitalized) was $6.0 million for year ended August 31, 1996, an increase of $4.7 million over interest expense of $1.3 million for eight months ended August 31, 1995, reflecting the increase in the Company's debt incurred principally to fund the build out of its network.

     Income tax benefit. The Company has experienced net operating losses for the year ended August 31, 1996 and the eight months ended August 31, 1995. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided and no benefit has been recognized.

  Eight months ended August 31, 1995 compared with the year ended December 31, 1994

     Total revenues. Revenues were $9.6 million for the eight months ended August 31, 1995, an increase of $9.2 million over revenues of $0.4 million for the year ended December 31, 1994. Of the revenues generated in the eight months ended August 31, 1995, 91.8% and 8.2% represented revenues from cable television and telecommunications, respectively, compared to 54.3% and 45.7% respectively, for the year ended December 31, 1994.

     Cable television. Cable television growth was primarily attributable to an increase in the average number of cable television subscribers.

     Telecommunications. Telecommunications revenue growth was primarily due to an increase in the average number of telecommunications subscribers.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing was $4.6 million for the eight months ended August 31, 1995, an increase of $4.1 million from $0.5 million for the year ended December 31, 1994. The increase was primarily attributable to the growth in the number of cable television subscribers and telecommunications lines.

     Customer Support, General and Administrative. Customer support, general and administrative expenses were $8.3 million for the eight months ended August 31, 1995, an increase of 6.5% over the year ended December 31, 1994. The increase was largely due to an increase in personnel associated with the expansion of the Company's operations generated primarily by the acquisition of private cable companies in five markets and the rapid growth in the size of the Company's cable television and telecommunications networks and in the number of subscribers.

     The Company incurred reorganization costs of $3.8 million for the eight month period ended August 31, 1995, related to the costs of assimilating the acquisitions made by the Company and include severance, relocation and recruitment costs.

     EBITDA. Negative EBITDA increased to $7.0 million for the eight months ended August 31, 1995. The increase in negative EBITDA represents an increase of $0.8 million from negative EBITDA of $7.8 million for the year ended December 31, 1994. Negative EBITDA represented 73.6% of total revenues for the eight months ended August 31, 1995.

     Depreciation and amortization. Depreciation and amortization was $2.4 million for eight months ended August 31, 1995 compared to $0.1 million for the year ended December 31, 1994. The increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest expense. Interest expense was $1.3 million for eight months ended August 31, 1995, an increase of $1.2 million over interest expense for year ended December 31, 1994, reflecting the increase in the Company's debt incurred principally to fund the build out of its network.

     Income tax benefit. The Company recorded an income tax benefit of $0.5 million for the eight months ended August 31, 1995 which was the result of the reduction of a deferred tax liability no longer required due to increased tax losses being available. No income tax expense was recorded for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The development of OpTel's business and the expansion of its network have required substantial capital, operational and administrative expenditures, a significant portion of which have been incurred before the realization of revenues. These expenditures will continue to result in negative cash flow until an adequate customer base is established and revenues are realized. Although its revenues have increased in each of the last three years, OpTel has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $18.8 million, $22.8 million, $12.6 million, $9.5 million and $7.9 million for the nine months ended May 31, 1998, fiscal 1997, fiscal 1996, the eight months ended August 31, 1995 and the year ended December 31, 1994, respectively, as its cable television and telecommunications customer base has grown. The Company reported net losses of $48.2 million for the nine months ended May 31, 1998 as compared with net losses of $48.5 million, $18.4 million, $10.2 million and $7.9 million for fiscal 1997, fiscal 1996, the eight months ended August 31, 1995 and the year ended December 31, 1994, respectively.

     During the past year, the Company has required external funds to finance capital expenditures associated with the completion of acquisitions in strategic markets, expansion of its networks and operating activities. Net cash used in building the Company's cable television and telecommunications networks and related business activities was $103.3 million for the first nine months of fiscal 1998 (including $36.5 million for the acquisition of Phonoscope) compared to $49.5 million for the first nine months of fiscal 1997.

     From inception and until the issuance of the 1997 Notes, the Company relied primarily on investments from GVL, its principal stockholder, in the form of equity and convertible notes to fund its operations. Effective March 1, 1998, GVL converted all of the outstanding GVL Notes, including accrued interest, into shares of Series A Preferred with an aggregate liquidation preference of approximately $139.2 million. The Series A Preferred earns dividends at the annual rate of 9.75%, initially payable in additional shares, and is convertible under certain circumstances and at certain prices at the option of the holder into shares of Multi-Vote Common. See "Description of Capital Stock -- Preferred Stock." None of the Company's stockholders or affiliates is under any contractual obligation to provide additional financing to the Company.

     In February 1997, the Company issued the 1997 Notes along with 225,000 shares of Non-Voting Common for aggregate net proceeds of $219.2 million. Of this amount, approximately $79.8 million was placed in an escrow account in order to cover the first six semi-annual interest payments due on the 1997 Notes. At May 31, 1998, approximately $54.5 million remained in such escrow account. See "Description of Other Indebtedness -- The 1997 Notes."

     In December 1997, the Company obtained the Senior Credit Facility which consisted of a $125 million term loan bearing interest at LIBOR plus 3.5% and a $25 million revolving credit commitment. The Senior Credit Facility was terminated on July 7, 1998. To comply with certain covenants of the Senior Credit Facility and to reduce the impact of changes in interest rates on the Senior Credit Facility, the Company entered into interest rate swap agreements with total notional amounts of $75 million in which the Company agreed to receive a variable rate equal to LIBOR and pay fixed rates ranging from 5.96% to 6.00%. The swap agreements were terminated on July 17, 1998 in exchange for cash payments of $578,000. The Company expensed the costs associated with the termination of the swap agreement in July 1998.

     On July 7, 1998, the Company issued $200 million principal amount of 1998 Series A Notes. The net proceeds of the Offering was approximately $194.1 million. Of this amount, approximately $126.3 million was used to effect the Senior Credit Facility Retirement and approximately $22.0 million was placed in an escrow account to fund the first two interest payments on the 1998 Notes. See "Description of the 1998 Series B Notes."

     The Company's future results of operations will be materially impacted by its ability to finance its planned business strategies. The Company expects that it will spend approximately $550 million on capital expenditures over the next five years. Additionally, the Company will incur approximately $261 million in cash interest expense over the next five years. The Company currently has approximately $77 million restricted for scheduled interest payments over the next eighteen months. The Company expects it will need approximately $200 million in additional financing over the next five years in order to achieve its business strategy within its targeted markets. A considerable portion of the Company's capital expenditure requirements is scaleable dependent upon the number of Rights of Entry that the Company signs. The foregoing estimates are based on certain assumptions, including the timing of the signing of Rights of Entry, the conversion of MDUs currently served by SMATV systems to networks and the telecommunications roll out, each of which may vary significantly from the Company's plan. The capital expenditure requirements will be larger or smaller depending upon whether the Company is able to achieve its expected market share among the potential MDUs in its markets. The Company plans to finance its future capital requirements through additional public or private equity or debt offerings. There can be no assurance that the Company will be successful in obtaining any necessary financing on reasonable terms or at all.

     In addition, both GVL and CDPQ have the power to prevent the Company from obtaining additional debt or equity financing. See "Risk Factors -- Control by GVL" and "Principal Stockholders -- Stockholders' Agreement." GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of May 31, 1998, GVL was able to incur approximately Cdn. $612 million (approximately $390 million based on an exchange rate of $1.00 = Cdn. $1.5683 as reported by the Wall Street Journal on September 1, 1998) of indebtedness under its indenture. There can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.

     The Company benefits from the fact that it does not require a substantial capital investment in its cable television and telecommunications networks in advance of connecting subscribers to its networks since a significant proportion of the costs comprises the internal wiring and the erection of microwave transmitting and receiving equipment specific to the MDU. These expenditures are, to a large extent, "success-based" and will only be incurred when new properties are brought into service or when existing properties serviced by SMATV or PBX systems are connected to the networks. When a new Right of Entry is signed, it takes approximately four months of construction work to activate signal at the property. Once the property is activated, penetration rates increase rapidly. The balance of the budgeted capital expenditures is for infrastructure assets not related to individual MDUs. These assets include central office switches, cable television head ends, computer hardware and software and capitalized construction costs. The Company, can to some degree, control the timing of the infrastructure capital expenditures by controlling the timing of the telecommunications roll out and the scope of its expansion.

     In order to accelerate the achievement of the Company's strategic goals, the Company is currently evaluating and often engages in discussions regarding various acquisition opportunities. The Company also engages from time to time in preliminary discussions relating to possible investments in the Company by strategic investors. There can be no assurance that any agreement with any potential acquisition target or strategic investor will be reached nor does management believe that any thereof is necessary to achieve its strategic goals.

YEAR 2000 COMPLIANCE

     OpTel has implemented a Year 2000 program to ensure that its computer systems and applications will function properly beyond 1999.

     Embedded Technology. As the first phase of its program, OpTel has conducted an audit of the equipment that it either uses to deliver its telecommunications services or utilizes in its corporate headquarters and regional offices. While OpTel believes that its equipment inventory is complete, much of the equipment utilized by OpTel resides outside the Company's headquarters and there can be no assurance that mission critical equipment has not been overlooked. As the second phase of its Year 2000 program, OpTel has begun contacting its vendors to determine whether the inventoried equipment is Year 2000 compliant or must be upgraded or replaced. While certain of OpTel's equipment vendors have indicated that their equipment is Year 2000 compliant, others have indicated that software upgrades are required. The Company has begun to schedule the installation of the necessary software upgrades, however, there can be no assurance that it will successfully implement all of the necessary upgrades in a timely manner. OpTel also intends to conduct a risk assessment to identify those systems whose failure would be expected to present the highest risk to the Company. Although OpTel intends to conduct tests to ensure that its equipment is Year 2000 compliant, such tests will focus principally on those systems whose failure would pose the greatest risk to the Company. OpTel will likely not test all of its equipment and will rely upon vendor representations where tests are not conducted. In addition, OpTel has not yet received responses from all of its equipment vendors. There can be no assurance that OpTel will receive responses from all of its vendors in a timely manner or that such responses will be accurate or complete. There can be no assurance that the failure of OpTel to adequately address Year 2000 problems embedded in currently utilized equipment will not have a material adverse effect on OpTel's business, financial condition, cash flows and results of operations. See "Risk Factors -- Year 2000 Risk -- Embedded Technology."

     Information Technology. OpTel also has begun upgrading, replacing and testing certain components of its networks and information processing systems. OpTel believes that it has allocated adequate resources for this purpose and expects its Year 2000 conversion program for its information processing systems to be successfully completed on a timely basis. However, successful completion of the Year 2000 conversion program is substantially dependent upon successful implementation of the Company's new customer management information system and, as a result, on the third party vendor meeting the delivery and implementation schedule it has proposed to OpTel. In addition, the Company's financial accounting system has not been upgraded to eliminate potential Year 2000 related malfunctions. The Company has selected a new financial accounting system and plans to have the new system implemented within the next 12 months. There can be no assurance that the new customer management information system and financial accounting system will be implemented on schedule or that other components of the Year 2000 conversion program will be completed in a timely manner. See "Risk Factors -- Information Systems and Automation." Other than costs estimated at between $0.5 million and $1.0 million to bring personal computers and facilities systems into compliance and expenses relating to the acquisition of the customer management information system and the financial accounting system, which are currently expected to be approximately $4 million in the aggregate, OpTel does not expect to incur significant expenditures to address its Year 2000 compliance issues. However, the failure of the Company to become Year 2000 compliant on a timely basis could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. See "Risk Factors -- Year 2000
Risk -- Information Technology."

     Third Party Interfaces. OpTel also has taken an inventory of its third party service or content providers. While OpTel believes that its inventory of third party service and content providers is complete, there can be no assurance that mission critical providers have not been overlooked. Many of the Company's third party providers have indicated that they are, or will be, Year 2000 compliant. The Company, however, has not undertaken an in-depth evaluation of such providers in relation to the Year 2000 issue and the ability of third parties with which OpTel transacts business to adequately address their Year 2000 issues is outside of OpTel's control. There can be no assurance that the failure of OpTel or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on OpTel's business, financial condition, cash flows and results of operations. See "Risk
Factors -- Year 2000 Risk -- Third Party Interfaces."

     Contingency Plans. OpTel intends to develop appropriate contingency plans to address situations in which various systems of the Company, or of third party providers, are not Year 2000 compliant. In addition, the Company will participate in industry wide efforts to address Year 2000 issues, the goal of which is to develop contingency plans which address not only the Company's issues but those of the industry as a whole.

RECENTLY ISSUED ACCOUNTING PRINCIPLES

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," is effective for earnings per share calculations and disclosures for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior period earnings per share data that is presented. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and provides reporting standards for calculating "Basic" and "Diluted" earnings per share. The Company has adopted SFAS No. 128 and its earnings per share computations have been restated for all prior periods.

     The Financial Accounting Standards Board ("FASB") issued, in February 1997, SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. The Company's financial statements comply with the requirements of SFAS No. 129 and there will be no impact on the Company's results of operations or financial position.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has evaluated the requirements of SFAS No. 130 and will begin disclosing the appropriate information in the first quarter of fiscal 1999. There will be no impact on the Company's results of operations or financial position.

     The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company is currently evaluating the applicability of the requirements of SFAS No. 131. Depending on the outcome of the Company's evaluation, additional disclosure may be required beginning in fiscal 1999. There will be no impact on the Company's results of operations or financial position.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations to date. However, there can be no assurance that the Company's business will not be adversely affected by inflation in the future.

                                    BUSINESS

THE COMPANY

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone and cable television services, to residents of MDUs in the United States. As a rapidly growing ICP, OpTel continues to build upon its position as the largest provider of private cable television services to MDUs in the United States. In each market that it serves, OpTel seeks to become the principal competitor in the MDU marketplace to the ILEC and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. OpTel believes its contractual relationships with MDU owners and associations and its ability to deliver an integrated service offering to MDU residents over its own networks provide it with a competitive advantage.

     MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, town houses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million dwelling units in MDUs with greater than 10 dwelling units in the United States. Within the MDU market, the Company focuses on Large MDUs. Based on industry sources, the Company believes that, within its existing markets, as of March 25, 1998, there are approximately 3.0 million dwelling units within these Large MDUs.

     The Company is currently building telecommunications infrastructure in its serviced markets and expects, by the end of calendar 1999, to be in a position to offer facilities based telecommunications services in each of its major markets. The Company presently offers services where it has a Right of Entry to provide its cable television and/or telecommunications services. The Company classifies a unit as "passed" if it is within an MDU for which the Company has a Right of Entry and the Company has connected the equipment necessary to provide services. As of May 31, 1998, the Company had 369,968 units passed for cable television services. At that date, OpTel had 202,355 cable television subscribers and 7,046 telecommunication lines in service.

     OpTel began operations in April 1993 with a strategy of consolidating the then fragmented "private cable" television, or non-franchise cable television, industry serving MDUs. Securing long-term Rights of Entry has been an integral element of this strategy. The Company's Rights of Entry typically have original terms of 10 to 15 years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight years as of May 31, 1998 (assuming the Company's exercise of available renewal options). Rights of Entry generally provide financial incentives to the property owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company provides video programming to MDUs primarily under exclusive Rights of Entry. The Company initially offered STS to MDUs serviced under telephone Rights of Entry utilizing remote PBX switches. In accordance with its communications strategy, the Company has begun the process of migrating its STS traffic to its own central office switches and its own network facilities. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access.

     The Company currently provides cable television and telecommunications services in a number of metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta and Orlando-Tampa. The Company has commenced offering central office switched local exchange services in Houston and Dallas-Fort Worth and is licensed as a CLEC in each of its other major markets. The Company selected its current markets based upon their growth characteristics, competitive conditions, MDU concentrations, favorable demographics and regulatory environment.

     Since April 1995, OpTel has been indirectly majority owned by GVL, which also owns the second largest cable television operator in Canada (based on number of subscribers). GVL has invested approximately $250 million in OpTel in the form of equity capital and subordinated convertible notes (including accrued interest). See "Prospectus Summary -- Recent Developments." These invested amounts have been critical to OpTel's growth. In addition, key members of the Company's management team gained experience in the competitive offering of telecommunications and cable television to residential markets while serving as executives of a GVL affiliate in the United Kingdom. OpTel management's extensive operating experience in both the telecommunications and cable television industries, including the construction and design of networks and sales and customer support, provides OpTel with significant expertise in managing and developing an infrastructure to support voice, video and Internet access operations.

     OpTel is a holding company with limited assets that conducts substantially all of its operations through its subsidiaries. OpTel derives substantially all of its revenue from the operations of its subsidiaries. OpTel has 22 subsidiaries, each of which generally operates in a specific geographic area.

INDUSTRY OVERVIEW -- MARKET OPPORTUNITIES

  Widespread Changes in Communications Industry

     Both the telephone and cable television segments of the communications industry are currently undergoing widespread changes brought about by, among other things, (i) decisions of federal and state regulators which have opened the monopoly local telephone and cable television markets to competition, (ii) the ensuing transformation of the previously monopolistic communications market controlled by heavily regulated incumbents into a consumer-driven competitive service industry and (iii) the need for higher speed, higher capacity networks to meet the increasing consumer demand for expanded communications services including broader video choices and high speed Internet services. The convergence of these trends has created opportunities for new types of communications companies capable of providing a wide range of voice, video and data services.

  Opening of Communications Markets

     Divestiture of the Bell System. Until the passage of recent federal legislative reform and other state and federal regulatory efforts to expand competition into the local telephone market, the structure of the U.S. telecommunications industry was shaped principally by the 1984 court-supervised divestiture of local telephone services from AT&T (the "Divestiture") and other judicial and regulatory initiatives which were designed primarily to implement structural and technical industry changes through which competition could develop in the long distance market. Under this structure, the RBOCs and certain other LECs were permitted to retain their monopolies in the provision of local exchange services, but were required to connect their local subscribers to the long-distance services of AT&T and other IXCs. Under this regime, two distinct industry segments developed; competitive IXCs, which offered subscribers long distance telephone services between judicially defined LATAs, and monopoly LECs, which offered subscribers local and toll services within judicially defined LATAs, including connection (or "access") to IXCs for interLATA long-distance services. As a result, the long-distance business became intensely competitive, with low barriers to entry and many service providers competing in a commodity-type market, while providers of local exchange services continued to face relatively little competition.

     Deregulation of Local Telephone Services. After the structural and technical network changes were put in place following the Divestiture to give IXCs other than AT&T "equal access" to the local exchange facilities of the monopoly ILECs, and with long-distance competition beginning to provide consumers with diverse services and lower rates, regulatory policy makers gradually began to examine whether the competitive benefits which were being experienced in the long-distance marketplace as a result of Divestiture should be expanded to local exchange services. While a small number of states and the FCC had already adopted rules and regulations which opened certain limited and discrete segments of the local exchange market to competition from CAPs and CLECs offering primarily dedicated high-speed private line and some local switching services to large business users, the passage of the Telecom Act in February 1996 codified the pro-competitive policies on a national level and required both the FCC and the state regulatory commissions to adopt dramatic and sweeping changes in their rules and regulations in furtherance of those policies. The Telecom Act required regulators to remove market entry barriers and to enable companies like OpTel to become full service providers of local telephone service by, among other things, mandating that the ILECs provide interconnection and competitively priced network facilities to competitors. In addition, the Telecom Act permits RBOCs to offer long-distance interLATA services in competition with IXCs once they have demonstrated that they have implemented changes to permit economically efficient competition in their local markets for both business and residential services. The Telecom Act also repealed the LEC/cable television cross-ownership restriction, which prohibited LECs from providing multichannel television directly to subscribers in their telephone service areas. See "-- Regulation."

     Deregulation of Cable Television. Unlike the local telephone market, the cable television market is not subject to regulatory or statutory prohibitions on competition. Nevertheless, competition to incumbent franchised cable television operators has developed in only a handful of markets nationwide. Because of the lack of any meaningful competition, in 1992, Congress passed legislation providing for the regulation of certain cable rates. Subsequently, as part of its general goal of supplanting regulation with competition, the Telecom Act took further steps to provide alternative regulatory structures to encourage entry into the multichannel video programming distribution market.

     OpTel's Opportunity. The incumbent local telephone and cable television providers to date have generally been slow to expand their services beyond their traditional lines of business. In particular, the LECs generally have not offered video programming services, nor have the incumbent cable operators generally entered the telephone services market. In addition, most of the other new competitive entrants, including most CLECs, have focused almost exclusively on providing telephone service to medium to large commercial customers and have tailored the coverage area of their networks and the configuration of their business operations to provide services accordingly. Similarly, while a number of companies have begun to market wireless alternatives to cable television service, those companies have not generally begun to offer telephone services to their customers.

     Typically, the last mile connection between an ILEC and its customer is a copper wire twisted pair and the last mile connection of a cable television company is coaxial cable. The Company believes that in its markets, it is the only competitor able to serve a single subscriber with both twisted pair and coaxial cable last mile connections. Accordingly, OpTel believes that it is well-positioned to take advantage of the new regulatory and market environment and that it will be among the first to offer a single-source package of integrated voice, video and Internet access services in its MDU markets. By combining the enhanced telephone and Internet access services offered by CLECs with high quality video programming, OpTel will act as a single source provider of a wide range of voice, video and Internet access services to the MDU market. OpTel's integrated service offerings are available either individually or in bundled packages, providing the consumer with added choice and convenience.

STRATEGY

     OpTel's goal is to become the nation's largest ICP focusing on MDU markets. OpTel's strategy for achieving this goal includes the following key components:

     Provide an Integrated Service Offering. OpTel believes that by utilizing a single advanced network infrastructure it can be among the first to market a competitive integrated package of voice and video services in its target markets. OpTel focuses exclusively on the integrated communications needs of the MDU resident, which distinguishes OpTel from other competitors. OpTel believes that MDU residents are attracted by bundled service offerings, competitive pricing and integrated billing. The Company plans to supplement its voice and video offerings with high speed Internet access in all of its serviced markets. The Company also intends to introduce integrated billing of its bundled services during fiscal 1999.

     Deploy Cost Effective Networks. OpTel's networks are specifically designed to provide services to MDUs. The Company uses a combination of point-to-point microwave transmission equipment and fiber optic cable in order to offer a single source for video, voice telecommunications and eventually high speed Internet access services. A substantial amount of the capital required to provide property-specific voice and video services to an individual MDU is invested only after the Company and the owner of the MDU have entered into a Right of Entry for the MDU. The capital expenditures required to serve an MDU are therefore, to a large extent, "success-based" and will only be incurred shortly before properties are first brought into service or as needed to bring non-network served MDUs onto the Company's networks. In markets served by the Company's microwave networks, OpTel expects that the incremental capital required for it to launch central office switched telecommunications services and to connect customers will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's microwave networks generally will not require the installation and maintenance of physical wires between the MDU based equipment and the Company's Network Hubs. As a result, OpTel expects to enjoy a lower network cost structure than certain of its competitors.

     Pursue Focused Marketing Strategy. Strategic relationships with MDU owners are a key element of the Company's marketing strategy. The Company negotiates long term Rights of Entry with MDU owners under which the Company obtains, among other things, the exclusive right to provide cable television services to an MDU or group of MDUs and an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC within the MDU. The Rights of Entry generally provide MDU owners with financial incentives to work closely with the Company to promote its products and services. The Company offers prospective customers the opportunity to subscribe for Company services at the same time they sign their unit leases. The Company believes this access, coupled with customer preference for a single source of cable television and telecommunications services, significantly enhances its customer marketing efforts. In addition, the Company markets to MDU residents through (i) direct mail and direct sales campaigns, (ii) special promotion and sign-up parties,
(iii) establishment of a physical presence at a MDU and (iv) distribution of point-of-sale marketing materials.

     Provide Superior Customer Service. The Company believes that superior customer service is important to MDU residents. Therefore, the Company has dedicated resources to providing services that attract and retain subscribers. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of customers 24-hours-a-day, seven-days-a-week. The Company has established direct lines to facilitate rapid response to calls initiated by MDU owners and managers. The Company also has dedicated local service teams that provide prompt installation and response to customer service calls. Because the Company believes that the best way to control the quality and consistency of technical and field services is to train and supervise the service technicians, the Company relies primarily on its own personnel to perform these functions. The Company also has established stringent staff training procedures, including its Operational Excellence continuous improvement program, and internal customer service standards.

     Pursue Selective Acquisitions and Strategic Relationships. To expand its markets and to achieve critical mass in its existing markets, the Company often evaluates opportunities to make acquisitions. Since May 1996, the Company has completed six acquisitions representing approximately 700 MDUs served and 103,000 subscribers. In addition, the Company has entered into a strategic relationship for the delivery of high speed Internet access services and will continue to evaluate other alliances, including those permitting it to host additional third-party traffic on its switches.

MARKETS

     Historically, the Company's strategy has been to enter markets either through the acquisition of private cable television operators serving the target market or by entering into Rights of Entry with a major MDU owner in the market. Upon acquisition of an operator, the Company historically has begun the process of upgrading the acquired systems by converting MDUs from SMATV technology to the Company's microwave or, in Houston, fiber optic networks, adding additional programming and improving customer service. In addition, the Company has been able to achieve cost efficiencies by consolidating acquired operations into its existing organization. The Company's strategy for entering new telecommunications markets is through the deployment of network infrastructure and interconnecting such infrastructure to the Company's existing video distribution network. See "-- Network Architecture."

     The following table sets forth, as of May 31, 1998, the markets where OpTel currently operates and, for each such market, certain additional information including the date the Company launched, or intends to launch, its central office switched telecommunications service offering. The timing and order of the launch of central office switched telecommunications services in each of the Company's markets may vary and will depend on a number of factors, and no assurance can be given the Company will launch such services in each of its markets.

                                            NUMBER OF
                                              UNITS
                             NUMBER OF       IN MDUS                         CABLE
                             UNITS IN     WITH OVER 150    UNITS PASSED   TELEVISION    TELECOMMUNICATIONS   EXPECTED CLEC SERVICES
LOCATION                     MARKET(1)      UNITS(2)       FOR CABLE(3)   SUBSCRIBERS    LINES IN SERVICE         LAUNCH DATE
--------                     ---------    -------------    ------------   -----------   ------------------   ----------------------
Houston....................   363,000         315,000        137,122         67,265           2,143          In service
Dallas-Fort Worth..........   486,000         405,000         44,217         21,929           2,187          In service
Los Angeles................   730,000         295,000         17,777         11,072              75          Fiscal 1999
San Diego..................   504,000         304,000         21,224         12,428             164          Fiscal 1999
Miami-Ft. Lauderdale.......   234,000         225,000         21,205         16,497             162          Fiscal 1999
Phoenix....................   219,000         155,000         24,648         10,047             117          Fiscal 1999
Denver.....................   142,000         106,000         17,006          9,804             291          Fiscal 1999
San Francisco..............   410,000         246,000         24,466         17,065              68          Fiscal 1999
Chicago....................   417,000         342,000         29,708         18,017             133          Fiscal 1999
Atlanta....................   285,000         233,000          9,456          5,146              75          Fiscal 2000
Orlando-Tampa..............   240,000         205,000         11,396          7,202             245          Fiscal 2000
Other markets(4)...........        --              --         11,743          5,883           1,386
                             ---------      ---------        -------        -------           -----
        Total(5)...........  4,030,000      2,831,000        369,968        202,355           7,046
                             =========      =========        =======        =======           =====

---------------

(1) Represents rental units in MDUs and is based on March 25, 1998 information published by industry sources. The number of units does not include condominiums. According to 1990 U.S. Census Bureau data there were 1.8 million dwelling units in condominiums in the Company's markets.

(2) Represents rental units in MDUs with more than 150 dwelling units in the United States and is based on March 25, 1998 information published by industry sources. The number of units in MDUs with greater than 150 units does not include condominiums.

(3) Units passed represents the number of units to which the Company has connected its cable television systems. As of May 31, 1998, the Company had connected telecommunications infrastructure at only 28,971 of the units passed for cable television services.

(4) Other markets include Austin, Corpus Christi and San Antonio, Texas; Daytona Beach and Tallahassee, Florida; Las Vegas, Nevada; Indianapolis, Indiana; and greater Washington, D.C. Other than with respect to Austin, Texas and Indianapolis, Indiana, the Company has not yet decided whether to concentrate in these markets and launch telecommunication services or to dispose of assets in these markets.

(5) Excludes 27,313 units passed for cable, 14,751 cable television subscribers, and 654 telecommunications lines in services related to the portion of the acquisition of the ICS Operations for which, as of May 31, 1998, the transfer conditions had not yet been satisfied.

     The Company installed its first central office switch in the Houston market in October 1997 and currently offers switched access local exchange services to most of its telecommunications customers in Houston. The Company installed, activated and tested its central office switch in the Dallas-Fort Worth market in April 1998 and is currently providing switched access local exchange services to select customers in Dallas-Fort Worth. As of May 31, 1998, the Company had 48,472 units under contract for telecommunications in Houston and Dallas-Fort Worth. The Company intends to progressively commence full scale marketing of local exchange based telecommunications services in all of its major markets by the end of calendar 1999. The Company is licensed as a CLEC in all of its major markets and has completed or is negotiating interconnection agreements with the principal ILECs in each of these markets.

SERVICES

     OpTel provides a wide range of voice, video and Internet access services, both individually and as integrated service offerings.

     Voice. OpTel's telephone Rights of Entry generally provide that the MDU owner will market exclusively OpTel's local telephone services to MDU residents. In the markets where it has central office switches, OpTel offers local exchange telephone service, including standard dial tone access and substantially all other feature groups provided by the ILEC. OpTel offers a wide range of value-added services, including call forwarding, call waiting, caller identification, conference calling, speed dial, calling card, 800-numbers and voice mail.

OpTel generally prices its local telephone offering at a discount to the ILEC rates in each of its serviced markets. OpTel also provides long distance services, including outbound, inbound and calling card services. OpTel contracts or plans to contract for other ancillary services, including operator service, directory listings and emergency 911 service and, in certain markets, transport, from the local ILEC and other service providers.

     The Company currently provides telephone service under two regulatory frameworks. In Houston and Dallas-Fort Worth, the Company provides telephone services as a CLEC through Company owned central office switches. In other markets, and to a limited extent in Houston and Dallas-Fort Worth, OpTel provides telephone services as an STS provider. The Company intends to convert substantially all of its STS telephone operations to CLEC operations and to provide switched access local exchange services to substantially all of its telephone customers by the end of calendar 1999.

     Video. OpTel offers its subscribers a full range of popular cable television programming at competitive prices. The Company's networks are capable of delivering up to 72 uncompressed analog channels of programming. The Company offers various programming packages to its cable television subscribers. The Company's basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. The Company's premium video programming package features uninterrupted, full-length motion pictures, sporting events, concerts and other entertainment programming and includes HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. Premium services are offered individually or in discounted packages with basic or other services. Certain of the Company's systems are capable of offering movies, sporting events, concerts and other special events on a pay-per-view basis.

     In addition, the programming selections available at an MDU served by the Company's microwave networks can be tailored to the demographics of each MDU and, unlike franchise cable television systems which may be required to carry all local broadcast channels and public access channels, the Company's microwave networks can utilize all of their available channels to provide popular entertainment, news and information programming.

     The Company's programming packages are generally competitively priced compared to similar packages offered by the incumbent franchise cable television operator.

     To enhance its video programming offerings, the Company has made arrangements with a DBS service provider for distribution of additional video programming via DBS technology. The Company currently provides this programming on a limited basis to MDUs in its San Francisco and Miami-Ft. Lauderdale markets using a single, standard direct broadcast satellite receiving antenna at each serviced MDU. The DBS signal is received in digital form, converted at the MDU receiver site to analog form and over coaxial cable distributed to the subscriber's unit. DBS transport permits the Company to provide basic programming or to supplement the Company's other programming services.

     High-Speed Internet Access. OpTel currently provides Internet access service to residents of certain properties in the Houston market in collaboration with a local ISP and a local CAP. OpTel is currently testing a high-speed Internet access service in Dallas-Fort Worth in conjunction with I(3)S, Inc. ("I(3)S"), an ISP. The Company and I(3)S have a strategic alliance to provide high-speed Internet services in the Company's major markets. Following successful completion of its testing, the Company intends to roll out its high speed Internet access service in substantially all of its major markets.

     The Company expects to offer customers a choice of transmission speeds ranging from approximately 64 kilobits ("KB") per second (normal dial-up Internet speed is typically 28.8 KB per second) to 10 megabits ("MB") per second. In MDUs where data transport is to be provided via the Company's networks, the Company expects to be able to offer transmission speeds of up to 10 MB per second. In MDUs where the Company utilizes leased transport facilities, the Company may choose to offer transmission speeds of up to 1.5 MB per second; however, higher transmission speeds could be offered through the lease of incremental bandwidth. Internet connections providing transmission speeds over 0.5 MB per second are generally referred to as "high-speed." The transmission speeds that the Company intends to offer will greatly exceed the 64 KB per second speed available from many LECs through Integrated Services Digital Network ("ISDN") technology.

     OpTel initially will connect each property to the ISP's point of presence using OpTel's microwave transport or its owned or leased fiber transport. At each property, the data stream will be carried to the subscriber's unit via the property's existing coaxial cable distribution wiring. The subscriber will connect a personal computer to the high-speed Internet service using software provided by the ISP and the subscriber's cable modem which will be connected to a standard cable television outlet.

     Wholesale Services to ISPs. The Company believes that with the recent growth in demand for Internet services, numerous ISPs are unable to obtain network capacity rapidly enough to meet customer demand and eliminate network congestion problems. The Company plans to supplement its core end user product offerings by providing a full array of local services to ISPs, including telephone numbers and switched and dedicated access to the Internet.

NETWORK ARCHITECTURE

     The Company's strategy is to deliver all of its service offerings through integrated networks. OpTel's networks are designed specifically to provide services to MDUs. The Company uses a combination of point-to-point microwave transmission equipment and fiber optic cable in order to offer a single source for video, voice telecommunications and eventually high speed Internet access services. As of May 31, 1998, the Company had 46 microwave networks in service in eleven metropolitan areas, and, in Houston, three fiber optic networks, covering over 400 route miles. In order to integrate service offerings, the Company actively adds properties it services within existing network coverage to these networks and seeks to cost effectively develop new networks to cover MDU clusters serviced by the Company in new or expanded markets.

     To maximize network coverage of its microwave networks, the Company establishes hubs designed to service MDU clusters (each a "Network Hub"). Network Hubs usually are located on rooftops or towers. The network is extended from the Network Hubs to the serviced MDUs via point-to-point microwave. Each Network Hub includes equipment to receive and transmit the Company's video programming. The signal is transmitted to a receiving dish at the MDU which must be within the line of site of the Network Hub or a repeater site. To ensure transmission quality, the Company limits the radius of each microwave link to between four and ten miles, depending on topographic and climatic conditions. Within the MDUs it serves, the Company distributes video programming via conventional coaxial cable. The on-property network uses a combination of traps (electronic filtering devices), addressable decoder-converter boxes and interdiction. The Company has recently completed field testing interdiction devices and has begun deploying them in several of its current systems. Interdiction devices will permit the Company to activate and deactivate services or specific channels by remote command from a centralized location. When implemented, these devices will afford quicker activation and disconnection, eliminate or significantly reduce the need for traps and for decoder-converter boxes in the home, eliminate or significantly reduce service calls and provide better picture quality. The Company believes that these devices will also result in better collection experience, higher premium service penetration and greater customer satisfaction.

     OpTel's network design is digital capable. All voice traffic over OpTel's networks is digitally compressed. The networks will facilitate digital compression for video signal when economical and required by the marketplace. If OpTel is required to carry digital broadcast programming (e.g., HDTV), then the networks may be upgraded to transmit such programming without material architectural change. See "-- Regulation."

     The Company transports video programming to MDUs which are not yet on the Company's networks by receiving video programming at a self-contained SMATV head end located at the MDU. The Company intends to convert substantially all of its SMATV systems to 18GHz, 12GHz (principally in Denver) or fiber optic networks by the end of fiscal 2000.

     To roll out its central office switched voice telecommunications offering in areas covered by its microwave networks, the Company will link certain of its Network Hubs to both the central office switch and other Network Hubs to form a network backbone. This network backbone will utilize either of 6GHz or 11GHz microwave or fiber optic transmission capacity to form synchronous optical network ("SONET") self-healing rings that provide high speed redundant connections for the delivery of voice traffic. Where it uses fiber, the Company either will install its own fiber optic facilities or on a limited basis will lease fiber from other providers. Voice traffic will be delivered from a Network Hub to a serviced MDU over 23GHz microwave links. The 23GHz microwave links will use the same microwave transmission equipment that is used to relay video signal. Voice traffic is delivered to the individual unit using a traditional copper wire twisted pair. The Company has recently commenced offering network based central office switched telecommunication services in Houston over its fiber optic networks and in Dallas-Fort Worth over its microwave networks.

     The Company has chosen the 5ESS-2000 digital switch manufactured by Lucent. Unlike traditional long distance or local switches, the Lucent switch enables the Company to provide local and long distance services from a single platform. This uniform and advanced switch platform enables the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switch capacity in a cost effective manner and (iii) lower maintenance costs through reduced training and spare part requirements. The Company expects to continue to deploy Lucent switches to provide a consistent technology platform throughout its network. The Company will use its networks to aggregate MDU long distance and local traffic at its central office switch. As an initial entry strategy in certain markets, the Company intends to lease telecommunication switch capacity in certain markets from third-party providers in order to accelerate the roll out of telephone services and to migrate telecommunications services to its own switch over time. OpTel has entered into an agreement with a national CLEC, pursuant to which OpTel may purchase local telephone service and local loop elements. During any time period and in any market that the Company is purchasing such services from the CLEC, the CLEC has the exclusive right to provide OpTel with these services. OpTel is required to maintain each service ordered for a 24-month minimum period.

     In areas where the Company offers telecommunications services but where it has not yet migrated to its networked central office switch architecture, a PBX switch is installed at the MDU and traffic from the MDU is transported via leased trunk lines to the LEC's central office. From the LEC's central office, local calls are routed through the LEC's network. The Company intends to convert all of its PBX serviced properties to its central office switched telecommunications offering.

     OpTel has contracted with a third party to monitor its central office switches and certain network elements connected to those switches. In 1999, OpTel will establish a Network Operations Center to internalize the functions now provided by the third party and to enhance monitoring, control and maintenance of its networks. OpTel's Network Operational Center will be located at its Dallas headquarters and will be staffed 24-hours-a-day, seven-days-a-week. The Network Operations Center will monitor and manage OpTel's central office telephone switches, PBX switches and certain additional elements of its telecommunications and cable television networks.

SALES AND MARKETING

     A critical aspect of the Company's sales and marketing efforts is the development of strategic contractual relationships with MDU owners. These relationships encourage the owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access.

     The Company tailors its sales and marketing efforts to two different constituencies: (i) owners of MDUs and their agents and (ii) residents at MDUs for which the Company has obtained Rights of Entry. Each constituency is served by a separate sales and marketing team.

  Sales and Marketing to MDU Owners

     The Company maintains a full-time professional sales force dedicated to securing Rights of Entry from owners of MDUs. Many of the Company's sales representatives have previous experience in commercial real estate sales and leasing. The Company has developed an incentive compensation plan for sales personnel which the Company believes encourages sales personnel to target MDUs with more favorable demographic characteristics.

     Marketing to local MDU owners is conducted primarily by (i) using established relationships with property developers, owners and management companies, (ii) direct mail and direct sales campaigns to owners and apartment managers, (iii) canvassing MDU owners with properties within the coverage of the Company's existing and planned networks and (iv) attending and participating in trade shows, conventions and seminars targeted to the MDU industry. In addition, the Company markets to owners of large multiregional portfolios of MDUs via a dedicated sales team. When marketing to MDUs, the Company emphasizes the following competitive advantages:

     New Revenue Source for MDU Owner. An MDU owner who enters into a Right of Entry with the Company generally receives a percentage of the revenue generated by the MDU. The revenue sharing percentages generally range between six and ten percent of such revenue, are often scaled based on penetration and are fixed over the term of the Right of Entry. The Company may from time to time pay up-front "key-money" in lieu of or in combination with revenue participation. While some franchise cable television operators and ILECs now offer revenue sharing and access fee arrangements to some MDU owners, it is the Company's experience that neither the ILECs nor the incumbent franchise cable television operators are generally willing to offer broad-based, revenue-based incentive compensation to MDU owners.

     Property Enhancements. The Company often installs a package of telecommunications and security enhancements at the MDUs it serves, at a nominal cost or at no cost to the MDU owner. For example, the Company can install a monitoring camera at the main entrance that permits MDU residents to identify guests by tuning their television set to the building's security channel. In addition, the Company often provides a dedicated information channel that permits the building's management to send messages to the MDU residents over the private cable television system. These enhancements are relatively inexpensive for the Company to provide and can be important to MDU owners and property managers.

     New Marketing Tool and Amenity to Rent Apartments. The principal concern of an MDU owner is to rent apartments. The Company believes that its services and property enhancements can serve as an important marketing tool for owners to attract prospective tenants because its services are generally provided at a price competitive with those charged by the franchise cable operator and lower than those charged by the ILEC and long distance carriers. The Company works with on-site managers to emphasize the benefits of the Company's services and the added value and convenience provided by the Company. The Company also maintains direct lines to facilitate rapid response to customer support calls initiated by MDU owners and managers.

  Marketing to MDU Residents

     Once an MDU owner executes a Right of Entry, the Company aggressively markets its services to actual and potential subscribers within the MDU in order to increase penetration rates for basic and additional services. The Company believes that its best opportunity for a sale arises when a resident first signs a lease and takes occupancy in an MDU. Accordingly, the Company believes that during the first few years after it activates cable television or telecommunications services at an MDU it benefits from the high rate of MDU resident turnover. The Company has developed orientation and incentive programs for on-site property managers and leasing agents, with the objective of enlisting them as the Company's subscriber sales force. In addition, the Company markets to MDU residents through (i) direct mail and direct sales campaigns,
(ii) special promotions and sign-up parties, (iii) establishment of a physical presence at a building and (iv) distribution of point-of-sale marketing materials. The Company stresses the following themes when marketing its services to MDU tenants:

     Simplicity and Convenience. In general, a subscriber can order any of the Company's services through the MDU's leasing agent at the time of lease signing. In addition, in certain of its markets, the Company is able to provide one-stop shopping for both cable television and telecommunications services.

     Competitive Pricing. The Company believes it offers a competitive telecommunications offering and cable television channel line-up (often including pay-per-view and premium services) at prices that are generally competitive with those charged by the ILEC and local franchise cable television operator. Upon introduction of its integrated billing system, the Company plans to offer pricing incentives to purchase more than one service from OpTel.

     Superior Video Offering. The number of channels provided by the Company at an MDU generally equals or exceeds that of the local franchise operator in that market. In addition, the programming selections available at an MDU served by the Company's microwave networks can be tailored to the demographic characteristics of the MDU and, unlike franchise cable television systems which may be required to carry all local broadcast channels and public access channels, the Company's microwave networks can utilize all of their available channels to provide popular programming.

     Better Service and Quality. The Company is upgrading its networks and support systems to ensure continued reliable, high quality delivery of a range of cable television and telecommunications services and expanding its offerings to encompass a broad range of value-added telecommunications services. The Company is committed to providing excellent customer service. The Company believes the most effective means of attracting and retaining MDU owners and subscribers is by providing high quality subscriber service, including: (i) maintaining a 24-hour-a-day, seven-day-a-week subscriber telephone support, (ii) computerized tracking of all incoming calls to minimize waiting times, (iii) scheduling service calls generally the same day the subscriber indicates a service problem, (iv) scheduling flexible, seven-day-a-week installation and service appointments, (v) placing follow-up calls and on-site inspections to verify subscriber satisfaction and (vi) completing 80% of installations within three business days of receiving the initial installation request, often within 24 hours. The Company also uses focus groups and subscriber surveys to monitor subscriber satisfaction.

STRATEGIC RELATIONSHIPS WITH MDU OWNERS

     A critical aspect of the Company's growth strategy is the development of strategic relationships with owners of MDU portfolios. These relationships encourage the MDU owner (which may be an ownership association) to promote and sell the Company's cable television and telecommunications services to MDU residents.

     The Company solicits and negotiates Rights of Entry with owners of national, regional and local portfolios of MDUs, as well as with institutions such as hospitals, universities and hotels. The Company's Rights of Entry typically have original terms of ten to fifteen years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight years as of May 31, 1998 (assuming the Company's exercise of available renewal options).

     Many Rights of Entry provide MDU owners with financial incentives to work closely with the Company to promote its products and services. Financial incentives may include revenue sharing or payment of up-front inducements to MDU owners. In addition, the Company believes that the delivery of special services tailored to MDU owners and residents provides marketing advantages to the MDU owner in leasing its units. The Rights of Entry acquired by the Company through its various acquisitions (which represent approximately 77% of the Company's units under contract as of May 31, 1998) have not always contained all of the foregoing terms and provisions.

     The long-term Rights of Entry negotiated with MDU owners effectively make the Company the exclusive multichannel television provider, leaving MDU residents with the option of receiving multichannel television from the Company or receiving off-air programming from local broadcasters. Rights of Entry covering telecommunications include an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC within the MDU. The Company believes that the development of strategic relationships with MDU owners will enable the Company to maintain its preferred competitive position even if the exclusivity of the Rights of Entry becomes limited by future developments. However, statutory limitations on exclusivity could adversely affect the Company's ability to form new strategic relationships with MDU owners and could increase the capital costs associated therewith. See "Risk Factors -- Risks Associated with Rights of Entry."

COMPETITION

     OpTel competes with a wide range of service providers for each of the services it provides. Substantially all markets for voice, video and Internet services are highly competitive, and the Company expects that competition will intensify. In each of its markets, the Company faces significant competition from larger companies with greater access to capital, technology and other competitive resources. The Company's switched local exchange services compete with ILECs, other STS providers, CLECs and CAPs and will compete with long distance telephone companies and franchise cable television operators as they begin to enter the local telephone business. The Company's long distance services compete with established IXCs and resellers. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. The Company's private cable television services compete with incumbent franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS operators and stand-alone satellite service providers. Recent and future legislative, regulatory and technological developments likely will result in additional competition in each of the markets in which the Company competes. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, RBOCs and IXCs may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological and other developments beyond the control of the Company. In addition, technological developments may allow competitors of the Company to bypass property owners altogether and market their services directly to tenants of MDUs. See "Risk Factors -- Risks Associated with Rights of Entry" and
"-- Competition."

     Certain of the Company's current and potential competitors are described below.

     ILECs. In each of its markets, OpTel faces, and expects to continue to face, significant competition for the local exchange services it offers from the ILECs, which currently dominate their local telephone markets. OpTel competes with the ILECs in its markets on the basis of product offerings (including the ability to offer integrated voice and video services), reliability, technology and customer service, as well as price.

     In addition, under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes the predicate for the incumbent RBOCs to provide in-region interexchange long distance services. The RBOCs are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once the RBOCs are allowed to offer in-region long distance services, they will also be in a position to offer single source local and long distance service similar to that offered by OpTel and proposed by the three largest IXCs (AT&T, MCI and Sprint Corporation). The Company expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services businesses. See "Risk Factors -- Regulation" and
"-- Regulation."

     OpTel has sought, and will continue to seek, to provide a full range of local voice services in competition with ILECs in its service areas. The Company expects to compete in this market by (i) establishing strategic relationships with MDU owners so as to allow the Company to market effectively to MDU residents, (ii) providing value added, enhanced services to MDU residents, (iii) bundling its telecommunications and cable television services, (iv) providing a high level of customer service and responsiveness and (v) competitively pricing its products.

     The Telecom Act permits the ILECs and others to provide a wide variety of video services directly to subscribers in competition with OpTel. Various LECs currently provide video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband
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

wire facilities and the use of wireless transmission facilities. The Company cannot predict the likelihood of success of video service ventures by LECs or the impact on the Company of such competitive ventures.

     CLECs and Other Competitors. OpTel also faces, and expects to continue to face, competition from other potential competitors in certain of its markets. Other CLECs compete for local telephone services, although they have to date focused primarily on the market for corporate customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. However, OpTel believes that it will be among the first to offer an integrated package of voice, video and Internet access services to customers in MDUs.

     Incumbent Franchise Cable Systems. The Company's major competition for cable television Rights of Entry in each market comes from the incumbent franchise cable television operator. In certain markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. The Company competes with franchise cable operators by (i) focusing exclusively on MDUs, (ii) sharing profits with MDU owners, (iii) providing an integrated product offering that to an increasing extent in the future will include Internet services, (iv) offering customized programming and
(v) charging lower cable and local telephone rates to subscribers.

     Multipoint Multichannel Distribution Systems. MMDS systems are similar to the Company's 18GHz and 12GHz networks in that they use microwave transmitting and receiving equipment. MMDS differs from 18GHz and 12GHz in that (i) it "broadcasts" its video programming directly to individual subscribers and generally not to an MDU's receiver and (ii) its systems transmit in an omni-directional manner, while 18GHz systems are point-to-point. As a result, MMDS wireless cable can provide service to all households within a wireless operator's "line-of-sight." The 2.5GHz spectrum utilized by MMDS wireless cable was initially allocated by the FCC to applicants other than MMDS operators within a given market, with 20 of the available channels generally allocated to educational institutions. As a result, MMDS wireless operators have had difficulty acquiring or leasing the critical mass of channels required to offer a diverse programming lineup. Moreover, absent digital compression technology, channel capacity is limited to 33 analog channels.

     Local Multipoint Distribution Service. The FCC has issued rules reallocating the 28GHz band to create a new local exchange and video programming delivery service referred to as local multipoint distribution service ("LMDS"). LMDS systems, like MMDS, will use point-to-multipoint microwave distribution. Unlike MMDS, however, LMDS systems, using the proposed allocation in the 28GHz band, will be able to provide channel capacity equal or greater to that of most cable systems, including the Company's cable systems. In addition, LMDS systems may include subscriber-to-hub transmission capabilities, which would allow them to provide interactive and telecommunication services. In March 1998, the FCC completed its auction of LMDS licenses. So far, however, there has been no significant commercial deployment of LMDS systems in the Company's serviced markets.

     SMATV Systems. The largest number of private cable companies are operators of SMATV systems. Like the Company, these SMATV operators offer a multichannel television service pursuant to Rights of Entry with MDU owners. Where the Company has introduced or will introduce 18GHz systems, the Company competes with SMATV systems on the basis of (i) larger channel offerings (typically SMATV offers 33 to 45 channels), (ii) the quality of its video programming delivery,
(iii) customer service and (iv) the perceived high price of SMATV relative to the programming package provided.

     Direct Broadcast Satellite. DBS systems involve the transmission of encoded video programming direct from a satellite to the home user without any intermediate processing or retransmission by a terrestrial operator. Although prices have been decreasing, DBS service typically requires the purchase of equipment and installation fees which are a significant cost to the subscriber. In addition, subscribers generally pay a monthly programming fee to receive DBS service, which can be lower than those charged by the Company before consideration of the equipment costs. However, the Company believes that it can effectively compete with DBS systems in the MDU marketplace for the following reasons. First, DBS line-of-sight problems are
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

significant (unless an entire MDU is connected to the service) because a DBS antenna must be pointed in the proper direction to receive video programming from the satellite. In addition, most MDU owners prohibit the placement of individual antennas on their property by MDU residents. More importantly, DBS operators are generally not permitted to retransmit network or local broadcasting programming. Certain DBS operators have announced "MDU programs" which generally consist of either (i) paying commissions to a local satellite dish dealer who has, at its own expense, overbuilt an MDU or (ii) billing MDU owners for the service on a bulk basis. The Company's Rights of Entry currently prohibit an MDU owner from allowing a DBS system to be installed at the MDU.

     Internet Services. The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and competition in this market is expected to intensify as use of the Internet grows. The Company competes (or in the future may compete) directly or indirectly with (i) national and regional ISPs, (ii) national telecommunications companies, (iii) LECs, (iv) cable operators and (v) nonprofit or educational ISPs. Some of these present or potential future competitors have or can be expected to have substantially greater market presence and financial, technical, marketing and other resources than the Company. Certain of the Company's online competitors have introduced unlimited access to the Internet and their proprietary content at flat rates, and certain of the LECs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). There can be no assurance that competition will not lead to pricing pressures in the Internet business.

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend towards business combinations and alliances in the communications industry may also create significant new competitors to OpTel. The Company cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on its operations. See "Risk Factors -- Competition."

REGULATION

     The telecommunications and multichannel television industries are subject to extensive regulation at the federal, state and local levels. The following summary does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the telecommunications and multichannel television industries. Legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies, as well as state and local franchise requirements, have in the past, and may in the future, materially affect the Company and the telecommunications and multichannel television industries. Additionally, many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on the Company can be predicted at this time. The Company believes that it is in compliance in all material respects with all federal, state and local regulations applicable to it. In some instances, the Company has acquired businesses that did not comply with all regulations applicable to them and it undertook to remediate such matters as soon as practicable. See "Risk Factors -- Risks Associated with Acquisitions."

  TELECOMMUNICATIONS ACT OF 1996

     The Telecom Act, which amended the Communications Act of 1933 (as amended, the "Communications Act"), has altered, and will continue to alter, federal, state and local laws and regulations regarding telecommunications providers and services. The law is intended, in part, to promote competition in the marketplace for local telephone service and in the delivery of video and other services. Although the Company believes that certain provisions of the Telecom Act will help the Company compete with ILECs and with franchised cable operators, it is not possible at this time to predict the effect of the Telecom Act on the telecommunications and multichannel television industries in general or the Company in particular. In large part, the impact of the Telecom Act will depend upon the outcome of various FCC rulemaking proceedings to interpret and implement the Telecom Act.

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

  TELECOMMUNICATIONS REGULATION

     The telecommunications services provided by the Company are subject to regulation by federal, state and local government agencies. As the Company implements its telecommunications strategy, which includes replacing many of its current PBX switches with networked central office switches, the Company will increasingly become regulated as a CLEC. The FCC has jurisdiction over interstate services, and state regulatory commissions exercise jurisdiction over intrastate services. Additionally, local authorities may regulate limited aspects of the Company's business, such as the use of public rights-of-way. The following subsections summarize the local, state and federal regulations that pertain to the Company's current and projected telecommunications services.

     Competitive Local Exchange Carrier Regulation

     Recent and impending changes in federal law and regulation likely will affect the conduct of the Company's telecommunication service business. The FCC historically has left the regulation of the intrastate aspects of local exchange service to the states. It has, however, exercised its jurisdiction over interstate matters and jurisdictionally mixed matters respecting local telephone service. The Telecom Act expands the FCC's authority to regulate local exchange service, and there can be no assurance that the FCC will not exercise this authority aggressively.

     State regulation of local exchange service traditionally has favored the ILECs. The state laws have, with the exception of STS, generally prohibited competition in the local exchange services market. The Telecom Act expressly preempts such prohibitions. The Telecom Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States may, however, impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality and consumer protection. Local authorities may also require reasonable, competitively neutral compensation for use of the public rights-of-way.

     The Company anticipates that it will, in the future, increasingly compete in telecommunications markets as a CLEC. For purposes of the Telecom Act, CLECs and ILECs are subject to the same basic set of requirements. However, certain additional obligations are imposed on ILECs, but not on CLECs. Although the Company does not believe that the regulatory burdens applicable to CLECs will have a material effect on its business, no assurance can be given at this time regarding the extent or impact of such regulation.

     The Telecom Act requires all carriers, both CLECs and ILECs, to interconnect with the facilities of other carriers, to resell their services, to provide number portability, to provide dialing parity, to afford access to their poles, ducts, conduits and rights-of-way and to establish reciprocal compensation for the transport and termination of other LECs' telephone traffic. All providers of telecommunications services are also subject to the Telecom Act's requirements that they contribute to state and federal universal service funds. ILECs are subject to certain additional requirements, such as a duty to negotiate interconnection agreements in good faith, to unbundle elements of their networks, to provide nondiscriminatory interconnection with their networks, to comply with specific resale obligations, to provide notice of changes to their networks and to allow collocation of other carriers' equipment on their premises. The Company is not, however, considered an ILEC in any state.

     The FCC and various state PUCs are in the process of defining the precise contours of the requirements that will govern local exchange service in the future. Although the Telecom Act sets forth certain standards, it also authorizes the states to adopt additional regulations provided that such regulations do not conflict with the federal standards. It is unclear at this time how the states will respond to the Telecom Act and what additional regulations they may adopt. Moreover, the United States Court of Appeals for the Eighth Circuit overturned portions of the FCC's First Report and Order that had set forth pricing methodologies for unbundling, resale and interconnection, and that had also set forth certain technical requirements, such as obligations relating to quality of service and combination of unbundled network elements. The Supreme Court has granted certiorari and agreed to review the Eighth Circuit decision. Further, a U.S. District Court has held unconstitutional certain provisions of the Telecom Act that limit the ability of the RBOCs to provide in-region long-distance telecommunications services. This decision has been stayed pending appeal. Absent these restrictions, the
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

RBOCs may have less incentive to cooperate with CLECs seeking to enter local exchange markets. The Company cannot predict the outcome of this litigation or the impact of any court decision on the Company's operations.

     It is not possible for the Company to predict the outcome of these or any other proceedings relating to the Telecom Act. Nonetheless, at this time it is clear that an increasing number of service providers will be seeking to compete as CLECs in the local exchange markets and that state and federal regulations will, to some extent, allow for such market entry. Although jurisdictional lines of authority and basic implementation issues are being determined by the FCC and the federal courts in accordance with the statutory provisions outlined above, several states already have begun the process of opening the local exchange market to competition.

     Most states require companies seeking to compete in intrastate telecommunications services to be certified to provide such services. These certifications generally require a showing that the carrier has the financial, managerial and technical resources to offer the proposed services consistent with the public interest. State regulation of telecommunications services may impose upon the Company additional regulatory burdens, including quality of service obligations and universal service contributions.

     Shared Tenant Services

     The resale of STS is subject to the terms and conditions in the tariffs of the telecommunications company whose services it resells and to regulation by the states in which the Company resells such services. Historically, virtually all such telecommunications company tariffs flatly prohibited resale of local exchange service. However, in recent years several state legislatures and PUCs determined that resale of local exchange service is in the public interest and have directed telecommunications companies within their jurisdictions to allow for resale of local exchange service, opening the way for STS operations. Moreover, the Telecom Act requires such resale pursuant to interconnection agreements with the ILEC. In some states, PUCs have issued detailed regulations governing the provision of STS and other resale services. In other jurisdictions where no formal requirements have been adopted, most telecommunications companies have nonetheless modified their tariffs to provide for resale of local exchange services.

     The precise terms and conditions under which such resale services may be provided varies from state to state, and from LEC to LEC, and may include significant restrictions and limitations. These include: (i) a requirement to be certified by the state PUC, (ii) restrictions with respect to the location and ownership of MDUs to which STS service may be provided and the crossing of public rights-of-way by STS operator facilities, (iii) regulations allowing telecommunications companies to apply different local service rate structures (e.g., measured use vs. flat rate) to STS providers and other subscribers, in some cases lessening or even eliminating efficiencies which might otherwise be realized through the use of the LECs' trunking facilities, (iv) regulations providing for LEC access or rights-of-way to directly service individual customers within an MDU and (v) in certain states, limits or prohibitions on resale of intrastate long distance and local service at a profit.

     None of the states in which the Company has significant operations has adopted regulations governing the provision of STS services. The California PUC has, however, adopted informal STS "guidelines." In addition, Florida requires providers of STS services to be certified to resell local exchange services. Other than the California "guidelines" and Florida's certification requirement, the Company may provide STS services in each of its major markets, subject only to individual telecommunications company tariff provisions. The tariffs of all major LECs serving these jurisdictions provide for resale of local exchange service pursuant to varying terms and conditions. Provision of STS service in these states in the future will be subject to any regulations that ultimately may be adopted by state authorities, and to changes in telephone company tariffs.

     Information Service Provider Regulation

     Information service providers, including Internet access providers, are largely unregulated at this time (apart from federal, state and local laws and regulations applicable to business in general). However, there can be no assurance that this business will not become subject to regulatory restraints. For instance, although the
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

FCC has rejected proposals to impose additional costs and regulations on information service providers to the extent they use local exchange telephone network facilities, it has suggested that certain telephone-to-telephone services provided by information service providers using the Internet backbone may be reclassified as "telecommunications services" and subject to regulation as such. Any such change may affect demand for the Company's Internet related services. In addition, the FCC has pending a proceeding in which it will determine whether CLECs that serve as information service providers are entitled to reciprocal compensation from other LECs for terminating Internet traffic that originates on the other LEC's network. An FCC determination that information service provider traffic should not be included within reciprocal compensation calculations could have a negative effect on the Company's revenues.

     There also have been efforts at the federal and state level to impose taxes and other burdens on information service providers and to regulate content provided via the Internet and other information services. These efforts have not generally been upheld when challenged in court. Nonetheless, the Company expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to Internet services would not have a material adverse effect on OpTel. In addition, although there is a trend in the law away from ISP liability for content posted or published on the Internet, there can be no assurance that the Company's involvement in the provision of ISP services will not subject it to liability for acts performed by third parties using the Internet.

     Long Distance Resale Regulation

     Non-dominant IXCs, such as the Company, are subject to limited federal regulation. Nonetheless, carriers are required by statute to offer their services under rates, terms and conditions that are just, reasonable and not unreasonably discriminatory, and to file tariffs for their international and interexchange services. As a non-dominant carrier, the Company is permitted to make tariff filings on a single day's notice and without cost support to justify specific rates. The FCC generally does not exercise direct oversight over cost justification and the level of charges for service of non-dominant carriers, although it has the statutory power to do so. The FCC has jurisdiction to act upon complaints brought by third parties, or on the FCC's own motion, against a carrier for failure to comply with its statutory obligations.

     Foreign Ownership Restrictions

     Section 310(b) of the Communications Act limits the extent to which foreign controlled companies may hold common carrier radio licenses. Under Section 310(b)(4) of the Communications Act, the FCC has discretion to permit common carrier licensees to exceed some of these limits. To allow the Company to provide common carrier telecommunications services using its networks, in the event that the Company should desire to do so, the Company assigned substantially all of its frequency licenses (the "Assigned Licenses") to THI, an entity owned by United States citizens. To establish the terms of the Company's continued and unencumbered use of the Assigned Licenses, the Company entered into a license and services agreement pursuant to which THI agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company granted THI a non-exclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide transmission capacity. The Company also obtained an option to acquire the assets or equity of THI, subject to FCC approval.

     In 1997, the United States agreed, as part of the WTO Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. In light of those commitments, which became effective in February 1998, and consistent with its authority under Section 310(b)(4) of the Communications Act, the FCC adopted a presumption favoring grant of applications to exceed the limits on non-U.S. ownership of common carrier licensees when the non-U.S. investment is from a WTO member nation. Accordingly, the Company is in the process of reevaluating whether it should hold FCC authorizations directly and, specifically, whether it should exercise its option to purchase the assets or stock of THI.

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

  REGULATION OF CABLE TELEVISION

     Certain of the Company's networks are, for regulatory purposes, deemed to be "Cable Systems." To constitute a Cable System, a multichannel television system must use hard-wire or fiber optic cable that makes a tangible physical crossing or use of a public right-of-way. All Cable Systems are required to obtain a local franchise and are subject to state and local regulation as well as federal Cable System regulation, including rate regulation in certain circumstances. The Company's 18GHz networks, its 12GHz networks to be developed and SMATV systems are not considered Cable Systems and thus are not subject to local franchising requirements and are free from most Cable System regulation. The Company's Houston system, a portion of its Fort Worth system and certain other small systems are regulated as Cable Systems. However, the Company's Houston, Fort Worth and other small franchise cable television systems are exempt from federal rate regulation and the universal service obligation, even though they are Cable Systems, because they are subject to "effective competition" as discussed in greater detail below.

     Set forth below is a discussion of the principal laws and regulations governing the Company's private and franchise cable television operations.

     Federal "Cable System" Regulation. The Communications Act governs the regulation of Cable Systems. The regulations imposed on Cable Systems include requirements to (i) obtain a local franchise (which may require the franchisee to pay franchise fees to local governments of up to 5% of yearly gross revenues), (ii) delete certain programs from cablecasts, (iii) comply with certain customer service standards, (iv) retransmit certain broadcast television programming, (v) in most circumstances, conform subscriber service and equipment rates to applicable federal regulations, (vi) comply with FCC equal employment opportunity ("EEO") rules and policies, (vii) make available channels for leased-access programmers at rates that are to be calculated on a formula established by the FCC and (viii) offer customer service to all buildings passed by its network. In addition, rates for basic cable service on Cable Systems not subject to "effective competition" are regulated by local franchising authorities. Rates for upper tier or "cable programming services" on such systems are regulated by the FCC. The Telecom Act eliminates cable programming service tier rate regulation effective March 31, 1999, for all Cable System operators. The Company's networks that are Cable Systems are subject to these requirements, which impose regulatory costs and reduce the speed and flexibility with which the Company and its Cable System competitors can respond to competitive challenges from other video distribution technologies. The Company's Cable Systems, however, are exempt from rate regulation because they are, the Company believes, subject to "effective competition."

     Prior to the enactment of the Telecom Act, Cable Systems were deemed to be subject to "effective competition" if any of: (i) fewer than 30% of the households in the franchise area subscribe to the service of the Cable System,
(ii) the area is served by at least two unaffiliated multichannel television operators, both of which are able to provide service to at least 50% of the households in the franchise area, and the number of households actually subscribing to all but the largest multichannel television operator exceeds 15% or (iii) the local franchising authority itself offers multichannel television to at least 50% of the households in the franchise area. The Telecom Act expanded the definition of "effective competition" to include situations in which a LEC or its affiliate offers multichannel television directly to subscribers by any means (other than direct-to-home satellite services) in the franchise area. It is expected that this change will provide franchise cable television operators with increased pricing flexibility to the extent that LECs begin to provide multichannel television services. No assurance can be given that the Company does not, or will not in the future, constitute "effective competition" to any franchise cable television operator with which it competes.

     Copyright Licensing. Cable Systems and private cable television systems are entitled to federal compulsory copyright licensing privileges. In order to obtain a compulsory copyright, such systems must make semi-annual payments to a copyright royalty pool administered by the Library of Congress. A compulsory copyright provides a blanket license to retransmit the programming carried on television broadcast stations. Non-broadcast programming, often referred to as cable channel programming, is not subject to the compulsory copyright license. The Company purchases this copyrighted programming from program suppliers (e.g., ESPN), which in turn obtain rights to the programming directly from the program copyright owner pursuant to a private negotiated agreement. Bills have been introduced in Congress over the past several years

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

that would eliminate or modify the cable compulsory license. The need to negotiate with the copyright owners for each program carried on each broadcast station in the channel lineup could increase the cost of carrying broadcast signals or could impair the Company's ability to obtain programming.

     Must-Carry and Retransmission Consent. The Communications Act grants local television stations the right to elect either to force local Cable Systems to "carry" the television station free of charge (a "must carry" right) or to prohibit Cable Systems and private cable television systems from carrying the local television station (a "retransmission consent" right). Under the must-carry rules, a Cable System, subject to certain restrictions, generally must carry, upon request by the station and depending on the number of usable activated channels on the system, all commercial television stations with adequate signals that are licensed to the same market as the Cable System. Under the retransmission consent rules, Cable Systems and private cable television systems are precluded from carrying commercial broadcast stations that choose not to exercise their must-carry rights, all "distant" commercial broadcast stations (except for "superstations", i.e., commercial satellite-delivered independent stations such as WTBS), commercial radio stations and certain low-powered television stations, without obtaining those stations' explicit written consent for the retransmission of their programming. Retransmission consent agreements do not obviate a copyright license for the programming carried on the broadcaster's signal. However, Cable Systems and private cable television systems may obtain a compulsory copyright license for broadcast programming as described above. To date, the "must carry/retransmission consent" regulations have not had a significant impact on either the operations or profitability of the Company. The Company has had little difficulty obtaining retransmission consent agreements with local broadcasters. Nonetheless, there can be no assurance that broadcasters, in some circumstances, will not withhold retransmission consent, require excessive compensation for that consent or impose onerous conditions thereon which could adversely affect the Company. Furthermore, it is unclear at this time the extent to which Cable Systems will be required to carry multiple signals of digital television broadcast stations or high definition television ("HDTV") signals. The resolution of these must-carry issues may have a significant impact on the programming carried on the Company's systems.

     Changes in the Definition of a "Cable System." Formerly, to avoid being classified as a Cable System, private cable television systems were limited to linking with hard wire only commonly owned or managed MDUs without crossing a public right-of-way. The Telecom Act amended the definition of Cable System such that systems which make no use of public streets or public rights-of-way no longer are deemed to be Cable Systems, regardless of the type or ownership of properties served by the system. Thus, for example, the Company's private cable television systems now may serve mobile home parks and private communities without a local franchise and free of most federal Cable System regulations.

     Elimination of the Telco-Cable Cross-Ownership Restriction. The Telecom Act repealed the LEC cable television cross-ownership restriction, which prohibited LECs from providing multichannel television directly to subscribers in their telephone service areas. This change may increase the level of competition in the multichannel television market. LECs now have several options for entering and competing in the multichannel television marketplace. LECs now may (i) provide video programming to subscribers through radio communications under Title III of the Communications Act, (ii) provide transmission of video programming on a common carrier basis under Title II of the Communications Act (i.e., provide a common carrier video platform), (iii) provide video programming as a Cable System under Title VI of the Communications Act (franchise cable) and
(iv) provide video programming by means of an "open video system." Open video systems are not required to comply with the full panoply of federal Cable System regulation, but they are subject to certain additional programming selection limitations. It is unclear at this time the extent to which any of these market entry options will be used by LECs.

     Rate Relief for Small Cable Operators. The Telecom Act deregulated the rates charged for cable programming services in any Cable System operated by a "small cable operator" that serves 50,000 or fewer subscribers. The law defines a "small cable operator" as one which, in the aggregate, serves fewer than one percent of all subscribers in the United States and which is not affiliated with any entity with gross annual revenues in excess of $250 million. This provision may provide increased pricing flexibility for certain of the Company's competitors who qualify as "small cable operators."

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

     The Uniform Rate Requirement. Prior to enactment of the Telecom Act, the Communications Act generally provided that Cable Systems were required to have a rate structure for the provision of cable service that was uniform throughout its geographic area. The Telecom Act provides that this requirement is applicable only where "effective competition" is absent. Further, the Telecom Act exempts from the uniform rate requirement non-predatory bulk discounts offered to MDUs. Consequently, the franchise cable television operators with which the Company competes now have increased pricing flexibility with respect to MDU bulk discounts.

     Program Access. The program access provisions of the Communications Act were intended to eliminate unfair competitive practices and facilitate competition by providing competitive access to certain defined categories of programming. Generally, these restrictions are applicable to Cable System operators, satellite cable programming vendors in which a Cable System operator has an attributable interest and satellite broadcast programming vendors. The programming access provisions prohibit these entities from charging unfair, unreasonable or discriminatory prices for programming. Further, the programming access provisions prohibit most exclusive dealing arrangements pursuant to which Cable Systems obtain the exclusive right to distribute the subject programming within their franchise areas. Such exclusive distribution arrangements have been found to inhibit the ability of new entrants to compete in the multichannel television market. The prohibition on exclusive contracts, however, is scheduled to expire on October 5, 2002 unless the FCC determines, during a proceeding that is to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. The Telecom Act amended the program access provisions by adding that the provisions shall also apply to common carriers and their affiliates. Thus, telecommunications companies entering the market will find it more difficult to limit their competitors' access to programming.

     Subscriber Access. The FCC has initiated a notice of proposed rulemaking seeking comment on whether the FCC should adopt regulations restricting exclusive contracts. The FCC has indicated that it seeks to ensure a level competitive playing field in the emerging multichannel television market. One possibility raised by the FCC is the establishment of a federal mandatory access requirement or a limit on the duration of exclusive service agreements between MDU owners and video programming providers. In another proceeding, the FCC is contemplating an order preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties or properties not within the exclusive control of the viewer. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access, restrict exclusive agreements or preempt private restrictions on antennas located on property owned or controlled by others, there can be no assurance that it will not attempt to do so. Either such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry with MDU owners.

     State and Local Cable System Regulation. Because Cable Systems use public rights-of-way, they are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials often are involved in the franchisee selection, system design and construction, safety, consumer relations, billing and community-related programming and services among other matters. Cable Systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions of the franchise. Franchising authorities are immune from monetary damage awards arising out of regulation of Cable Systems or decisions made on franchise grants, renewals, transfers and amendments.

     Cable franchises typically contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public rights-of-way and types of cable services provided.

     Although federal law contains certain procedural safeguards to protect incumbent Cable Systems from arbitrary denials of franchise renewal, the renewal of a cable franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new requirements, such as the upgrading of facilities and equipment or higher franchise fees. At least two states, Massachusetts and Connecticut, have adopted legislation subjecting Cable Systems to regulation by a centralized state government agency. There can be no assurance that other states will not similarly adopt state level regulation.

     The Company's Houston cable television franchise and its other limited cable television franchises are subject to state and local franchise laws. Moreover, although the Company's non-franchised private cable systems that use microwave distribution technologies are not subject to local franchise laws, state and local property tax and environmental laws are applicable to the Company's business. For example, the Company has to comply with local zoning laws and applicable covenants, conditions and restrictions when installing its antennae and other microwave equipment.

     In addition, a number of states have enacted mandatory access laws. Although such laws differ in some respects from state to state, state mandatory access laws generally require that, in exchange for just compensation (typically set by statute or regulation to be as low as $1.00), the owners of rental apartments (and, in some instances, the owners of condominiums and manufactured housing parks) must allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state mandatory access laws effectively eliminate the ability of the property owner to enter into an exclusive Right of Entry with a provider of cable or other video programming services. To the best of the Company's knowledge, states that have enacted cable mandatory access statutes in some form are: Connecticut, Delaware, Illinois, Kansas, Maine, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Rhode Island and Wisconsin. The District of Columbia and the cities of Scottsdale and Glendale, Arizona, and Lewisville, Texas also have adopted municipal ordinances requiring mandatory access. Florida currently has a mandatory access statute for condominiums, but the validity of that statute has been called into question because an identical provision of Florida law that applied to rental properties has been held to be unconstitutional. Virginia has an anti-compensation statute that forbids an owner of an MDU from accepting compensation from whomever the owner permits to provide cable or other video programming services to the property. Such a statute limits the ability of a cable or other video programming provider to enter into an exclusive Right of Entry with an owner of an MDU because an owner usually is induced to enter an exclusive agreement through financial incentives. These statutes have been and are being challenged on constitutional grounds in various states.

     The Company does not have significant operations in any mandatory access state other than Florida (with respect to condominiums) and Illinois. When operating in Illinois, the Company generally enters into bulk sales agreements with MDU owners, whereby the MDU owner agrees to purchase cable television, at a discount, for each unit in the MDU and provides the service to the MDU resident as one of the amenities included in their rent.

  MICROWAVE AND PRIVATE CABLE REGULATION

     The Company uses microwave distribution networks, which typically operate in the 18GHz band, to interconnect individual private cable systems with each other and with head-end facilities. The FCC exercises jurisdiction over 18GHz microwave and other transport technologies using the radio frequency spectrum pursuant to Title III of the Communications Act, which vests authority in the FCC to regulate radio transmissions and to issue licenses for radio stations. The scope, content and meaning of existing laws, rules and regulations governing all microwave technologies are subject to legislative, judicial and administrative changes. There can be no assurance that future legislative or regulatory actions will not adversely affect the Company's ability to deliver video or telecommunications programming using the radio frequency spectrum or raise the cost of such delivery.

     The Company's microwave networks must comply with the FCC's licensing procedures and rules governing a licensee's operations. Application to use microwave "paths" and frequencies is made to the FCC and is subject to certain technical requirements and eligibility qualifications. After microwave paths are licensed to an applicant, the facilities must normally be constructed and fully operational within 18 months of the grant. The facilities must be built in strict accordance with the terms of the granted application. Most of the Company's licenses are valid for a period of five years from the grant date. However, new licenses are valid for ten years from the date of grant, after which the licensee must apply to the FCC for license renewal.

License renewal is not an automatic right, although it is routinely granted if the licensee is in substantial compliance with the FCC rules.

     Licensing procedures include (i) obtaining an engineering report confirming that the proposed path does not interfere with existing paths and (ii) filing with the FCC a statement of eligibility and use, a system diagram and a statement regarding compliance with the frequency coordination requirement. The entire licensing procedure requires approximately 120 days.

     The Company does not "own" the paths and frequencies granted by the FCC. Rather, the Company is merely licensed or permitted to "use" the frequencies. Moreover, the rights granted to the Company to use microwave frequencies are not to the complete exclusion of other potential licensees. First, the Company's rights only extend to the microwave paths identified in its application as connecting the various points in its network. Other microwave users are permitted to file applications and serve the same buildings as the Company (in so far as the microwave licensing is concerned), but they may not interfere with an incumbent user's licensed microwave paths. Second, the Company has no right to the airspace over which the programming is transmitted. Obstructions could be constructed in the line-of-sight of the microwave paths, precluding connection of the Network Hubs with the various reception points to be served. The microwave bands used by the Company also are authorized for use by other kinds of users, including non-video, point-to-point microwave, mobile communications and satellite transmissions. Although sharing these frequencies is technically feasible, it is possible that the Company will be unable to obtain licenses for frequency paths it desires, or that it will be able to use only a portion of the frequencies at certain locations because of pre-existing users. In addition, there have been proposals by certain satellite operators to blanket license satellite downlink transmissions in the 18GHz band. If adopted, such blanket licensing could impair the use of the 18GHz band by private microwave operators such as the Company.

     The Company anticipates that in the future it will use 6GHz, 11GHz and 23GHz microwave frequencies, which are available for both private or common carrier communications, to provide bi-directional telecommunications services. The application and licensing procedures for authorizations to use the 6GHz, 11GHz and 23GHz frequencies are substantially the same as those described above. Although the Company expects that 6GHz, 11GHz and 23GHz frequencies will be available on its current paths and to meet its future needs, the Company has not commenced frequency coordination, and there can be no assurance that the Company will be able to obtain licenses for these frequencies on the paths it desires.

     Recently the FCC, at the request of national defense agencies, restricted the use of 18GHz frequencies in the greater Denver and Washington, D.C. areas. This change could severely limit the Company's ability to use 18GHz microwave technologies in these two markets. The Company has, however, received assurances from the FCC that it will be permitted, subject to certain waiver and/or rulemaking procedures, to use 12GHz microwave as a medium to deliver multi-channel video programming and telecommunications services in Denver. The Company believes that 12GHz microwave paths are an acceptable substitute for 18GHz microwave paths and that the change will not materially adversely affect the Company's network plans in Denver. The 12GHz frequencies are not, however, generally available to private microwave licensees. Nonetheless, based on the assurances received from the FCC, the Company has commenced frequency coordinations for 12GHz paths in Denver and obtained special temporary authorization to use 12GHz frequencies on selected paths in Denver. There can be no assurance that 12GHz paths will be available for the Company's future needs in Denver or the Washington, D.C. area.

     The FCC also has issued a Notice of Proposed Rulemaking seeking comment on a proposal to make terrestrial microwave systems secondary to satellite downlinks in 250 MHz of spectrum between 18.3 GHz and 18.55 GHz. The Company's 18 GHz networks currently use 440 MHz of spectrum in the frequencies between
18.140 GHz and 18.580 GHz. Under the proposal, existing terrestrial stations would be grandfathered as co-primary with satellite services in the 18.3-18.55 GHz band, but new terrestrial systems would not be permitted to cause harmful interference to satellite downlinks in the band.

     If adopted, the proposal would severely limit the Company's use of the 18.3-18.55 GHz frequencies for new stations. In that event, the Company may seek authority to use other portions of the 17.7-19.7 GHz band (e.g., the 17.7-18.3 GHz band). Such use, however, would require other FCC rule changes. Further, there can be no assurance that migration to another portion of the 17.7-19.7 GHz band is technically feasible, or that such migration would not negatively affect the cost of the Company's microwave systems or its costs of operations.

     To reduce the Company's reliance on 18GHz microwave and to take advantage of superior propagation characteristics of lower frequency microwave transmissions, the Company has initiated two proceedings at the FCC that would, if resolved in a manner satisfactory to the Company, make additional microwave bands available for use by the Company on a nationwide basis. First, the Company has filed a petition for rulemaking that proposes FCC rule changes to allow the Company and other private microwave licensees to use 12GHz frequencies nationwide for the delivery of video programming materials. These bands, which the Company has obtained limited authority to use in the Denver market, normally are not available for video distribution services by private microwave licensees. Second, the Company has sought a nationwide waiver of a restriction in the FCC's rules that prohibits non-common carrier microwave licensees from transmitting video entertainment material in the 11GHz microwave bands. Although the Company anticipates that one or both of these regulatory initiatives will be successful, there can be no assurance that either of these bands will be made generally available to the Company on a nationwide basis.

     Radio frequency ("RF") emissions from microwave equipment may pose health risks to humans. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including microwave equipment. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the microwave equipment to be provided by its vendors will comply with applicable FCC guidelines.

     Although private cable television operators are not subject to the full range of regulation applicable to Cable Systems, they are subject to the following federal regulations. First, private cable television operators are entitled to the compulsory copyright license described above. Second, private cable television operators benefit from the federal laws and regulations that require certain programming providers to make cable programming available to all multichannel video programming distributors on fair, reasonable and nondiscriminatory terms. Third, as noted above, private cable television operators are required to obtain retransmission consent from local broadcasters in order to retransmit their signals. Finally, private cable television systems are required to comply with the FCC's EEO rules and policies, although the continuing validity of these rules and policies has been called into question by a recent court of appeals decision overturning portions of the FCC's EEO rules applicable to broadcast stations.

     Because they are subject to minimal federal regulation, private cable television operators have significantly more competitive flexibility than do the franchised Cable Systems with which they compete. Private cable television operators have fewer programming restrictions, greater pricing freedom and they are not required to serve any customer who they do not choose to serve. In addition, with the exception of local zoning laws and regulations, state and local authorities generally have no jurisdiction over private cable television operators. The Company believes that these advantages help to make its private cable television systems competitive with larger franchised Cable Systems.

EMPLOYEES

     As of May 31, 1998, the Company had a total of 597 full-time employees. The Company believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. The Company has nondisclosure agreements with all of its senior executive officers. From time to time, the Company also uses the services of contract technicians for installation and maintenance services. The Company relies principally on outside contractors for network construction. None of the Company's employees is currently represented by a collective bargaining agreement. The Company believes that its relationships with its employees are good.

PROPERTIES

     The Company's executive offices are located in Dallas, Texas and house its national call center and its corporate, engineering, sales and marketing and corporate administrative services groups. The original lease provides for approximately 52,000 square feet of space and has a ten-year term expiring November 30, 2005. The Company has an option to extend the lease term for an additional five-year term at the then market rental rate. The Company recently leased an additional 17,000 square feet in the same building, for a term of one year, to provide for needed expansion. The Company pays approximately $71,000 per month for the space in its headquarters building. The Company has the right to acquire additional space at its current location when such space becomes available. In light of the Company's rapid growth, the Company is currently evaluating relocating its executive offices to a new location within the Dallas-Fort Worth area.

     In October 1997, the Company purchased a building proximate to its executive offices in Dallas, Texas. The Company has installed the central office switch for the Dallas-Fort Worth market in the building and intends to relocate its Dallas regional operations to the same building by the end of calendar 1998. The Company also leases facilities in each of the fourteen cities in which it has established regional operations.

     The Company owns substantially all of the telecommunications and cable television equipment essential to its operations. The Company's major fixed assets are telecommunications switches, cable television head ends, microwave transmitters and receivers, SMATV receivers, PBX switches and coaxial fiber optic cable. Such properties do not lend themselves to description by character and location of principal units. Substantially all of this equipment (other than fiber optic cable laid under public rights of way) resides on or under the MDUs served by the Company or in leased facilities in various locations throughout the metropolitan areas served by the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings except for those described below and those arising in the ordinary course of business. The Company does not believe that any legal proceeding to which it is a party will have a material adverse impact on the Company's financial condition or results of operations.

     On April 27, 1998, the Civil Action was commenced against the Company in the United States District Court for the Northern District of California by Octel, charging the Company with trademark infringement, trade name infringement, trademark dilution and unfair competition based on its use of the name "OpTel" and seeking to enjoin the Company from using the name "OpTel." The Civil Action follows a now-suspended administrative proceeding in the PTO, pending since November 7, 1995, relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced the PTO proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two of the trademark registrations owned by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the Civil Action. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or the proceedings in the PTO (if reinstated) or that any such outcome would not materially adversely affect the Company. See "Risk Factors -- Use of the Name OpTel."

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas by Gavin Stewart Clarkson, individually and on behalf of all cable subscribers in the U.S. that have paid late fees to either Phonoscope or the Company. The plaintiff, who formerly subscribed to cable television services provided by Phonoscope, alleges that Phonoscope's charging pre-established late fees for delinquent payments of cable subscription charges constitutes an illegal collection of a penalty and that cable service providers should only be entitled to their actual collection costs. The plaintiff seeks to enjoin Phonoscope and OpTel from collecting, or attempting to collect, such late fees. The case is in its very early stages and no assurance can be given as to its ultimate outcome or that any such outcome will not materially adversely affect the Company. OpTel believes that it will have meritorious factual and legal defenses and intends to defend vigorously against these claims. See "Risk Factors -- Late Fees Class Action Litigation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company as of October 8, 1998:

NAME                                                   POSITION                         AGE
----                                                   --------                         ---
Andre Chagnon..................  Chairman of the Board and Director                     70
Louis Brunel...................  Director; President and Chief Executive Officer        57
Christian Chagnon..............  Director                                               42
William O. Hunt................  Director                                               64
Lynn McDonald..................  Director                                               38
Alain Michel...................  Vice Chairman of the Board and Director                49
Bertrand Blanchette............  Chief Financial Officer                                41
Stephen Dube...................  Chief Operating Officer                                42
John Czapko....................  Vice President, Sales                                  57
James Greene...................  Vice President, Telephone                              52
Michael E. Katzenstein.........  Vice President, Legal Affairs and General Counsel      39
Thomas Watson..................  Vice President, Engineering and Information Services   43
Lynn Zera......................  Vice President, Human Resources                        50

     Andre Chagnon has served as Chairman of the Board and as a Director since October 1998. Since October 1998, Mr. Chagnon has served as Chairman of the Board, President and Chief Executive Officer of GVL; prior thereto he was its Chairman of the Board and Chief Executive Officer. Mr. Chagnon is also a director at Toronto Dominion Bank and Cable Television Laboratories, Inc.

     Louis Brunel has served as a Director since March 1995 and as President and Chief Executive Officer since April 1996. Since 1988, Mr. Brunel has held various positions at GVL and its subsidiaries, including, immediately prior to joining OpTel, Vice-Chairman and Chief Executive Officer of Videotron Holdings Plc ("VHP"), a recently divested United Kingdom based cable and telephone subsidiary of GVL. While at VHP, Mr. Brunel was the chief architect of VHP's cable television/telecommunications business. From 1988 to 1990, he served as Vice President, Corporate Development of GVL. In addition, he served as President of Videotron International Ltee from September 1994 through December 1996.

     Christian Chagnon has served as a Director since March 1997 and has been Senior Vice President, Strategic Planning and Technology of GVL since September 1994. Prior to August 1994, Mr. Chagnon was also President of Videotron Services Informatiques Ltee. Mr. Chagnon also serves as a Director of GVL. Mr. Christian Chagnon is the son of Mr. Andre Chagnon.

     William O. Hunt was appointed as a Director in June 1998. Since December 1992, Mr. Hunt has served as Chairman of the Board, Chief Executive Officer and President of Intellicall, Inc. ("Intellicall"), a manufacturer of network and customer premise equipment. From June 1986 to July 1992, Mr. Hunt was Chairman and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications company. Mr. Hunt also serves as a Director of The Allen Group Inc., American Homestar Corporation, DSC Communications Corporation and Dr. Pepper Bottling Company of Texas.

     Lynn McDonald was appointed as a Director in June 1998. Since 1996, Ms. McDonald has been a Manager with CDPQ, a subsidiary of Caisse that actively manages private placements in communications companies. Prior to joining CDPQ, Ms. McDonald worked at the Fonds de Solidarite des Travailleurs du Quebec, a leading venture capital fund. Previously, Ms. McDonald was a special situations equity analyst at BBN James Capel, a Canadian stock brokerage firm. Ms. McDonald is also a Director of Fundy Communications Inc., Telexis Corporation, Les Systemes Proxima Ltee and Regional Vision Inc.

     Alain Michel has served as a Director since April 1997. Since July 1992, Mr. Michel has held various management positions at GVL, including, since July 1994, Senior Vice President and Chief Financial Officer.

Mr. Michel is also a Director of NB Capital, Inc., a publicly traded Delaware real estate investment trust, Microcell Telecommunications Inc., a Canadian public company which provides telecommunications services and in which GVL holds a minority interest, and Groupe Goyette Inc., a Canadian private company which provides transportation and storage services.

     Bertrand Blanchette was appointed Chief Financial Officer in September 1996. From September 1995 to December 1996, Mr. Blanchette served as Chief Financial Officer of VHP. From June 1994 to December 1995, he was Vice President, Control of GVL. From October 1986 to May 1994, Mr. Blanchette was Vice President, Finance of Heroux, Inc., a Canadian public company which manufactures airplane parts.

     Stephen Dube was appointed Chief Operating Officer in October 1998. Since July 1995 Mr. Dube has held various senior management positions at OpTel, including Vice President, Operations and Vice President, Marketing and Corporate Development. From July 1995 to March 1997, Mr. Dube served as a Director of OpTel. From January 1992 to April 1995, Mr. Dube was Senior Vice President of Laurentian Financial Inc., a financial services company.

     John Czapko was appointed Vice President, Sales in March 1997. From September 1993 to February 1997, Mr. Czapko was Director of Indirect Distribution of Metrocel Cellular Telephone Company ("Metrocel"). From June 1991 to September 1993, he was Director of Direct Distribution of Metrocel.

     James Greene was appointed Vice President, Telephone in April 1998. From June 1997 to April 1998, Mr. Greene was an independent consultant and advised the Company on the launch of its first central office switch in Houston, Texas and the commencement of CLEC services. Mr. Greene consulted for OpTel on an exclusive basis from November 1997 until his appointment as Vice President. From 1993 to November 1997, Mr. Greene was a consultant for several state and local regulatory bodies and worked principally with the State of Oregon.

     Michael E. Katzenstein was appointed Vice President, Legal Affairs and General Counsel in November 1995. Prior to joining OpTel, Mr. Katzenstein was a partner at Kronish Lieb Weiner and Hellman LLP. Mr. Katzenstein received his J.D. from Boston University School of Law in 1985.

     Thomas Watson was appointed Vice President, Information Services in September 1996. In August 1997, he also assumed the role of Vice President, Engineering. From January 1992 to September 1996, Mr. Watson held various positions at GTE Telephone Operations, an ILEC, including Group Product Manager, Group Manager Engineering and Senior Program Manager.

     Lynn Zera was appointed Vice President, Human Resources in November 1995. From July 1994 to October 1995, Ms. Zera was Executive Director of Keystone Consulting. From July 1993 to July 1994, she was Executive Director of Human Resources of Intellicall. From March 1978 to January 1993, she held various management and marketing positions with Oryx Energy, a company involved with the production and exploration of oil and gas.

     Pursuant to the Company's Bylaws, Directors are elected annually and serve in such capacity until the earlier of their removal or resignation or the election of their successors.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation awarded to or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal years ended August 31, 1998, 1997 and 1996.

                                                        ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                ------------------------------------    ------------------------------
                                                                                        SECURITIES
                                      FISCAL                            OTHER ANNUAL    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR      SALARY        BONUS    COMPENSATION     OPTIONS      COMPENSATION(13)
    ---------------------------       ------    --------      -------   ------------    ----------    ----------------
Louis Brunel........................   1998     $309,600      $25,000     $ 89,179(6)   10,204.55              --
  President and Chief                  1997     $269,623           --     $ 66,062(7)   16,034.79              --
  Executive Officer                    1996     $ 35,095(1)        --           --             --              --
Michael E. Katzenstein..............   1998     $182,000      $30,000     $ 10,573             --          $4,184
  Vice President, Legal Affairs        1997     $175,000      $57,500     $ 65,196(8)    9,137.61          $2,820
  and General Counsel                  1996     $135,346(2)   $40,000     $103,756(9)          --          $3,334
Bertrand Blanchette.................   1998     $158,000      $17,500     $ 14,331             --              --
  Vice President and                   1997     $129,702(3)   $ 5,000     $ 33,961(10)   4,373.12              --
  Chief Financial Officer              1996           --           --           --             --              --
Stephen Dube........................   1998     $170,775      $30,000     $ 24,172(11)   2,915.50          $3,006
  Vice President, Operations           1997     $119,139      $15,000     $ 63,514(12)   3,381.88          $2,844
                                       1996     $ 36,542(4)        --           --             --              --
John Czapko.........................   1998     $150,000           --     $  9,000       3,265.31          $  346
  Vice President, Sales                1997     $ 70,000(5)   $10,000           --             --              --
                                       1996           --           --           --             --              --

---------------

 (1) During fiscal 1996, Mr. Brunel was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Brunel's salary was allocated to the Company. Effective November 1, 1996, Mr. Brunel accepted the position of President and Chief Executive Officer on a full-time basis.

 (2) Mr. Katzenstein commenced employment with the Company in November 1995.

 (3) Mr. Blanchette commenced employment with the Company as Chief Financial Officer in September 1996. During the period September 1996 through December 1996, Mr. Blanchette continued to act as Chief Financial Officer of VHP, a subsidiary of GVL which was divested in December 1996. During such period, Mr. Blanchette's salary was paid by VHP and a portion of such salary was allocated to the Company. Mr. Blanchette commenced full-time employment with the Company effective January 1, 1997.

 (4) During fiscal 1996, Mr. Dube was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Dube's salary was allocated to the Company. Effective January 1, 1997, Mr. Dube became a full-time employee of the Company.

 (5) Mr. Czapko commenced employment with the Company in March 1997.

 (6) $51,960 represents temporary housing and commuting reimbursements, $15,539 represents tax reimbursements resulting from the temporary housing and commuting reimbursements and $21,680 represents an automobile allowance.

 (7) $39,790 represents temporary housing and commuting reimbursements and $21,680 represents an automobile allowance.

 (8) $49,823 represents tax reimbursements resulting from relocation.

 (9) $93,706 represents relocation payments.

(10) $29,161 represents relocation payments.

(11) $22,179 represents tax reimbursements resulting from relocation payments.

(12) $54,288 represents relocation payments.

(13) Represents 401(k) matching fund contributions by the Company.

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth options to purchase shares of the Class A Common Stock granted to the Named Executive Officers during fiscal 1998.

                                                                                          POTENTIAL REALIZED VALUE AT
                                  NUMBER OF     % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                                  SECURITIES     OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO                                        OPTION TERM
                                   OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION     -----------------------------
NAME(1)                            GRANTED     FISCAL YEAR     PRICE         DATE             5%             10%
-------                           ----------   ------------   --------   -------------   ------------   --------------
Louis Brunel....................  10,204.55       31.06%       $85.75      March, 2008   $676,359.26    $1,483,015.76
Michael E. Katzenstein..........         --           --           --               --            --               --
Bertrand Blanchette.............         --           --           --               --            --               --
Stephen Dube....................   1,399.46        4.26%       $85.75    January, 2008   $ 92,756.44    $  203,381.95
                                   1,516.04        4.62%       $85.75      April, 2008   $100,483.38    $  220,324.39
John Czapko.....................   3,265.31        9.94%       $85.75      March, 2007   $216,425.29    $  474,543.82

---------------

(1) Rory Cole resigned as Vice President and Chief Operating Officer of the Company effective July 11, 1997. In connection with the termination of Mr. Cole's employment, and in exchange for cancellation of the options granted to Mr. Cole under the Plan (as defined), a warrant (the "Cole Warrant") to purchase up to 9,406.36 shares of Class A Common Stock with an exercise price of $74.42 per share, subject to certain adjustments, was granted to Mr. Cole. The Cole Warrant is presently exercisable and expires on July 11, 2002. See "Certain Relationships and Related Transactions -- Cole Warrant."

   AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END 1998 OPTION
                                     VALUES

     The following table shows the values of options held by the Named Executive Officers as of the end of fiscal 1998. No options were exercised by the Named Executive Officers during fiscal 1998.

                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                      OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                                1998(#)                     1998($)(1)
                                      ---------------------------   ---------------------------
NAME(1)                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                               -----------   -------------   -----------   -------------
Louis Brunel........................   6,559.91       19,679.74     $80,358.90     $241,076.82
Michael E. Katzenstein..............   2,284.40        6,853.21     $53,866.15     $161,598.69
Bertrand Blanchette.................         --        4,373.12             --     $ 53,570.72
Stephen Dube........................   1,195.34        5,102.13     $14,642.92     $ 62,501.08
John Czapko.........................         --        3,265.41             --     $ 40,001.27

---------------

(1) In connection with the termination of Mr. Cole's employment, all of the options granted to Mr. Cole were exchanged for the Cole Warrant. See Note 1 to the Option Grants in Fiscal 1998. At fiscal year-end 1997, the Cole Warrant was presently exercisable and, assuming a cashless exercise, had a value of $106,574 based on an assumed fair market value of $85.75 per share of Class A Common Stock.

EMPLOYMENT AGREEMENTS

     Louis Brunel is employed as President and Chief Executive Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Brunel currently receives an annual base salary of $350,000, a Company automobile and a housing allowance. In addition, Mr. Brunel is entitled to participate in the Company's Incentive Stock Plan (as described below) and Bonus Plan (as described below). If Mr. Brunel's employment is terminated by the Company for other than cause, Mr. Brunel will receive a severance payment equal to two years base salary.

     Michael E. Katzenstein is employed as Vice President, Legal Affairs and General Counsel of the Company pursuant to an employment agreement expiring in November 2000. Under the employment agreement, Mr. Katzenstein currently receives an annual base salary of $182,000 and a Company automobile. In addition, Mr. Katzenstein is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Bertrand Blanchette is employed as Vice President and Chief Financial Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Blanchette currently receives an annual base salary of $158,000 and a Company automobile. In addition, Mr. Blanchette is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Stephen Dube is employed as Chief Operating Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Dube currently receives an annual base salary of $180,000 and a Company automobile. In addition, Mr. Dube is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     John Czapko is employed as Vice President, Sales of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Czapko currently receives an annual base salary of $150,000 and a Company automobile. In addition, Mr. Czapko is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Upon termination by the Company of any of its most senior executives without cause, the Company has in the past offered severance equal to one year's base salary.

INCENTIVE STOCK PLAN

     In fiscal 1997, the Company adopted an Incentive Stock Plan. In fiscal 1998, the Company adopted amendments to such plan, certain of which will become effective, subject to stockholder approval, on the date, if any, the IPO is consummated and certain of which will become effective immediately upon stockholder approval (as so amended, the "Plan"). As of May 31, 1998, options to purchase 88,557.98 shares of Class A Common Stock have been granted under the Plan, none of which have been exercised, at a weighted average exercise price of $84.37 per share of Class A Common Stock. The Plan authorizes the Board to issue incentive stock options as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section, stock appreciation rights, restricted stock, stock awards, dividend equivalent rights, performance based awards and similar stock-based awards. If the IPO is consummated, (i) five percent of the Class A Common Stock outstanding, on a fully diluted basis, on the date the IPO is consummated, will be issuable under the terms of the Plan, (ii) the number of shares issuable under the Plan will be adjusted on each January 1 to 5% of the then outstanding Class A Common Stock, on a fully diluted basis, if such adjustment would increase the number of shares, and (iii) the Plan will terminate on the tenth anniversary of the date the IPO is consummated.

STOCK PURCHASE PLAN

     In fiscal 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") which will become effective, subject to stockholder approval, on the date, if any, the IPO is consummated. One percent of the Class A Common Stock outstanding, on a fully diluted basis, on the date the IPO is consummated will be issuable under the terms of the Stock Purchase Plan.

ANNUAL BONUS PLAN

     The Company has adopted an Annual Bonus Plan (the "Bonus Plan") pursuant to which the Board is authorized to grant cash bonuses to certain employees of the Company. Bonuses are payable only if the Company achieves certain performance targets approved by the Compensation Committee at the beginning of the fiscal year.

401(K) PLAN

     The Company has implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least three months of service with the Company and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of such compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company has made, and may in the future make, contributions to the 401(k) Plan on behalf of eligible employees. Employees become 100% vested in these Company contributions after one year of service. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing the scope of the annual audit undertaken by the Company's independent public accountants and the progress and results of their work and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Audit Committee is composed of Andre Chagnon, William O. Hunt, Lynn McDonald and Alain Michel. The chairman of the Audit Committee is Mr. Hunt. The function of the Compensation Committee is to supervise the Company's compensation policies, administer the employee incentive plans, review officers' salaries and bonuses, approve significant changes in employee benefits and consider other matters referred to it by the Board. The Compensation Committee is composed of Andre Chagnon, William O. Hunt, Lynn McDonald and Alain Michel. The Chairman of the Compensation Committee is Mr. Chagnon.

COMPENSATION OF DIRECTORS

     Directors of the Company who are neither employees of the Company nor designees of the Company's significant stockholders will receive an annual fee of $15,000, a fee of $1,000 per meeting of the Board and an annual fee of $1,500 if they serve as the chairperson of a committee of the Board. Each such Director will also receive options to purchase shares of Class A Common Stock having an aggregate value of $150,000 with an exercise price equal to the fair market value on the date of grant as determined by the Board (or at the initial public offering price if the proposed IPO is consummated). The options will become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the effective date of the grant. Directors who are either employees of the Company or designees of the Company's significant stockholders will not be compensated for their services. However, all Directors will be reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or any committees of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997 and part of fiscal 1998, Mr. Brunel served as a member of the Compensation Committee. Effective May 19, 1998, Mr. Brunel resigned from the Compensation Committee.

LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), indemnify all persons which it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Company with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. The Company's Certificate of Incorporation also contains a provision eliminating the personal liability of the Company's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the

Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of the Company's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling OpTel pursuant to the foregoing provisions, OpTel has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Securities Act, under a liability insurance policy carried by GVL. Such policy provides coverage in an aggregate amount of $50 million (subject to a $250,000 deductible) and expires in October 1998. The Company expects that this insurance will be renewed in the ordinary course.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of August 31, 1998, regarding the beneficial ownership of the Common Stock by (i) each Director of the Company who beneficially owns any Common Stock, (ii) each Named Executive Officer, (iii) each person known by the Company to beneficially own 5% or more of the outstanding shares of any class of Common Stock and (iv) all directors and executive officers of the Company as a group.

                                                                                                              PERCENT OF
                                                              AMOUNT AND                       PERCENT OF       TOTAL
                                                               NATURE OF        PERCENT OF    TOTAL SHARES      VOTING
BENEFICIAL OWNER                        TITLE OF CLASS      OWNERSHIP(1)(2)      CLASS(2)    OUTSTANDING(2)    POWER(2)
----------------                     --------------------   ---------------     ----------   --------------   ----------
Le Groupe Videotron Ltee...........  Multi-Vote Common       1,923,559.00(3)       81.73%        70.13%         81.17%
Andre Chagnon......................  Multi-Vote Common       1,923,559.00(3)       81.73%        70.13%         81.17%
Caisse de depot et placement du
  Quebec...........................  Multi-Vote Common         429,939.00(4)       18.27         15.68          18.14
Interactive Cable Systems, Inc.....  Class A Common Stock      164,271.54(5)      100.00          5.99              *
James A. Kofalt....................  Class A Common Stock       24,992.00(6)       13.20             *              *
Rory Cole..........................  Class A Common Stock        9,406.36(7)        5.42             *              *
Louis Brunel.......................  Class A Common Stock       13,119.67(8)        7.40             *              *
Michael E. Katzenstein.............  Class A Common Stock        2,284.40(9)        1.37             *              *
Bertrand Blanchette................  Class A Common Stock        1,093.28(10)          *             *              *
Stephen Dube.......................  Class A Common Stock        2,390.67(11)       1.43             *              *
Lynn Zera..........................  Class A Common Stock        1,282.78(12)          *             *              *
All directors and officers as a
  group (13 persons)...............  Class A Common Stock       20,675.58(13)      11.19             *              *

---------------

 (1) Except as otherwise indicated in the other footnotes to this table, each person named in the table has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by such person.

 (2) "*" indicates less than one percent. In accordance with the Commission's rules, each beneficial owner's holdings have been calculated assuming the full exercise of warrants and options and the conversion of all shares of convertible preferred stock held by such holder which are currently exercisable or convertible or which will become exercisable or convertible within 60 days after the date of this Prospectus and no exercise of warrants and options or conversion of preferred stock held by any other person.

 (3) Such shares are owned by VPC, an indirect wholly-owned subsidiary of GVL. Andre Chagnon, the founder of GVL, indirectly controls approximately 72% of GVL's outstanding voting rights. All such shares are fully convertible into Class A Common Stock on a one-for-one basis upon the occurrence of a Conversion Event. See "-- Stockholders' Agreement" and "-- GVL Shareholders' Agreement" for the terms of certain agreements governing the voting and disposition of the shares of Common Stock held by VPC and GVL. Excludes 6,962.21 shares of Series A Preferred which will be convertible into Multi-Vote Common should the proposed IPO be consummated. GVL's address is 300 Avenue Viger East, Montreal, Quebec, H2X 3W4.

 (4) Such shares are owned by CDPQ, a wholly-owned subsidiary of Caisse. All such shares are fully convertible into Class A Common Stock on a one-for-one basis upon the occurrence of a Conversion Event. See "-- Stockholders' Agreement" and "-- GVL Shareholders' Agreement" for the terms of certain agreements covering the voting and disposition of the shares of Common Stock held by Caisse and CDPQ. In addition, Caisse holds $20.0 million of 1998 Series A Notes which it purchased from the initial purchasers of the Offering. Caisse's address is 1981, Avenue McGill College, Montreal, Quebec, H3A 3C7.

 (5) See "-- ICS Stockholders' Agreement and ICS Registration Rights Agreement" for the terms of certain agreements governing the disposition of such shares of Common Stock. Includes shares currently held in escrow pending the satisfaction of transfer conditions with respect to the balance of the acquisition of the ICS Operations. Excludes shares of Series B Preferred held by ICS which will be convertible into Class A Common Stock should the proposed IPO be consummated. ICS's address is 1901 N. Glenville Drive, Suite 800, Richardson, Texas 75081.

 (6) Represents a presently exercisable warrant to purchase 24,992 shares of Class A Common Stock. Mr. Kofalt's address is 50209 Manly, Chapel Hill, North Carolina 27514.

 (7) Represents a presently exercisable warrant to purchase 9,406.36 shares of Class A Common Stock. Mr. Cole's address is 4339 Beverly Drive, Dallas, Texas 75205.

 (8) Includes 13,119.67 shares of Class A Common Stock underlying presently exercisable options. Excludes 13,119.67 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

 (9) Includes 2,284.40 shares of Class A Common Stock underlying presently exercisable options. Excludes 6,853.21 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(10) Includes 1,093.28 shares of Class A Common Stock underlying presently exercisable options. Excludes 3,279.84 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(11) Includes 2,390.67 shares of Class A Common Stock underlying presently exercisable options. Excludes 3,906.71 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(12) Includes 1,282.78 shares of Class A Common Stock underlying presently exercisable options. Excludes 1,282.79 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(13) With respect to executive officers who are not Named Executive Officers, includes 524.77 shares of Class A Common Stock underlying presently exercisable options and excludes 9,387.75 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

     As of May 31, 1998, all of the outstanding shares of the Multi-Vote Common were held by VPC and CDPQ and all of the outstanding shares of Class A Common Stock were held by ICS. See "Risk Factors -- Control by GVL."

ICS STOCKHOLDERS' AGREEMENT AND ICS REGISTRATION RIGHTS AGREEMENT

     In connection with the Company's acquisition of the ICS Operations, ICS, Nomura Holding America, Inc. ("Nomura"), MCI (ICS, Nomura, and MCI, together, the "ICS Group"), VPC, GVL and the Company entered into a Stockholders' Agreement (the "ICS Stockholders' Agreement") dated as of April 9, 1998 and the Company, ICS, Nomura and MCI entered into a Registration Rights Agreement (the "ICS Registration Rights Agreement") dated as of April 9, 1998.

     Under the ICS Stockholders' Agreement, (i) the transfer of the shares of Class A Common Stock and Series B Preferred owned by the ICS Group (collectively, the "ICS Shares") is restricted, subject to certain exceptions,
(ii) the ICS Shares are subject to drag-along rights if VPC (or GVL through the sale of its interests in VPC) elects to sell equity interests representing 50% or more of the voting power of the outstanding capital stock of the Company or 50% or more of the equity interests held by VPC and (iii) the transfer of the ICS Shares are subject to certain first offer rights of the Company and VPC. In addition, the ICS Group has certain tag-along rights in connection with sales by VPC of outstanding shares of the Company's Common Stock.

     Pursuant to the ICS Registration Rights Agreement, following the consummation of an initial public offering of the Company's common equity, the ICS Group has piggyback registration rights, on three occasions, in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions. The ICS Group also has certain demand registration rights in the event that the Company has not consummated an initial public offering of its common equity prior to April 9, 2002.

STOCKHOLDERS' AGREEMENT

     In August 1997, CDPQ purchased the minority interest in the Company from Vanguard Communications L.P. ("Vanguard"). In connection with the sale by Vanguard of its minority stock position in the Company to CDPQ, the Company, VPC and CDPQ entered into the Stockholders' Agreement and the Company and CDPQ entered into a related Registration Rights Agreement (the "Registration Rights Agreement"), under which CDPQ has certain rights and obligations relating to the Company and VPC. CDPQ is also a party to the GVL Shareholders' Agreement described below. The following is a summary of certain provisions of the Stockholders' Agreement and the Registration Rights Agreement.

     Designation of Directors. Under the Stockholders' Agreement, for as long as CDPQ holds at least 5% of the Company's voting stock, CDPQ may designate a number of Directors of the Company and each of its subsidiaries, and each committee of the Board and each of its subsidiaries, which is proportionate (in relation to the total number of Directors or committee members) to CDPQ's percentage ownership of the Company's voting stock, but in no event less than one Director and one committee member. This agreement supersedes the rights of Caisse to designate a Director of the Company pursuant to the GVL Shareholders' Agreement; however, such rights are subject to reinstatement in the event CDPQ ceases to be a stockholder of the Company. Pursuant to the terms of the Stockholders' Agreement, CDPQ has designated Lynn McDonald as a Director of the Company.

     Approval of Certain Actions by CDPQ. Pursuant to the Stockholders' Agreement, until the consummation of an initial public offering of the Company's voting common stock, CDPQ has the right to approve certain corporate actions including: (i) any amendment to the certificate of incorporation or bylaws of the Company or any subsidiary; (ii) any change in the capital stock of the Company or any subsidiary; (iii) the acquisition or disposition by the Company or any subsidiary of assets or securities in excess of $10 million in any single transaction or $40 million in the aggregate in any fiscal year; (iv) a merger or other business combination involving the Company or any subsidiary if the consideration paid for such merger or business combination is in excess of $10 million in any single transaction or $40 million in the aggregate in any fiscal year; and (v) the incurrence by the Company or certain subsidiaries of indebtedness not permitted under the 1997 Notes Indenture.

     Rights in Connection with Other Financings; Tag-Along Rights. Pursuant to the Stockholders' Agreement, VPC is obligated to cause the Company to afford CDPQ rights equivalent to those afforded other purchasers of the Company's capital stock to the extent they are more advantageous than the rights held by CDPQ. Subject to certain exceptions (including a public offering of the Company's equity securities) and waiver by CDPQ at VPC's request in connection with certain events, the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. In addition, pursuant to the Stockholders' Agreement, CDPQ has certain tag-along rights in connection with sales by VPC of outstanding shares of the Company's voting stock.

     Registration Rights. Pursuant to the Registration Rights Agreement, nine months after the consummation of an initial public offering of the Company's equity securities and, subject to certain conditions, CDPQ has the right, on two occasions, to require the Company to register under the Securities Act shares of Class A Common Stock issued to CDPQ upon the conversion of the Multi-Vote Common. In addition, CDPQ has piggyback registration rights, on three occasions, to include Common Stock held by it in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

GVL SHAREHOLDERS' AGREEMENT

     Caisse, CDPQ, Sojecci Ltee and Sojecci (1995) Ltee, the principal shareholders of GVL, and Andre Chagnon (the founder of GVL) are parties to an amended and restated shareholders agreement, dated as of May 10, 1995 (the "GVL Shareholders' Agreement"), which provides, among other things, that for so long as GVL controls the Company, Caisse will be allowed to select one of GVL's nominees to the Board and to have one representative on the Audit Committee of the Company. While this right has been superseded by the Stockholders' Agreement, it is subject to reinstatement in the event CDPQ ceases to be a stockholder of the Company or the Stockholders' Agreement ceases to be enforceable. See "-- Stockholders' Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONVERTIBLE NOTES AND SERIES A PREFERRED

     The Company has financed a large portion of its capital needs by borrowing from its majority stockholder, VPC. The Company borrowed approximately $17.8 million, $73.4 million and $23.7 million from VPC in the form of the GVL Notes during the eight month period ended August 31, 1995, fiscal 1996 and fiscal 1997, respectively. The GVL Notes bore interest at a rate of 15% per annum, payable concurrently with the payment of principal. Interest was added to principal on an annual basis. Effective March 1, 1998, VPC exchanged all of the GVL Notes for 6,962.21365 shares of the Series A Preferred. In connection with the proposed IPO, VPC has advised the Company that it intends to convert all of its shares of Series A Preferred into Multi-Vote Common upon the consummation of the proposed IPO.

     In addition, on July 26, 1995, VPC purchased from the Company (i) 311,652 shares of Multi-Vote Common for approximately $16.7 million and (ii) a 15% convertible note having a principal amount of approximately $8.3 million. On April 1, 1996, the note was converted into 155,229 shares of Multi-Vote Common (after giving effect to the contribution, in connection with the settlement of certain disputes between the then principal stockholders, of certain shares received by VPC as accrued interest on the note).

VANGUARD-RELATED TRANSACTIONS

     In August 1996, in connection with a negotiated settlement of certain disputes between the Company and Vanguard, which then held a minority interest in the Company, the Company granted Vanguard an option (the "Vanguard Option") to purchase 48,937 shares of Multi-Vote Common at an exercise price of $53.55 per share, subject to adjustment. On August 15, 1997, Vanguard exercised the option prior to the sale of its minority interest in the Company to CDPQ.

     In September 1996, the Company entered into a consulting agreement with James A. Kofalt, a former Chairman of the Board and active participant in the management of the Company and a limited partner of Vanguard, pursuant to which the Company agreed to compensate Mr. Kofalt with a one time payment of $70,000. In connection therewith, the Company also granted Mr. Kofalt a warrant (the "Kofalt Warrant") to purchase up to 24,992 shares of Class A Common Stock at an exercise price of $53.55 per share, subject to adjustment. The Kofalt Warrant is presently exercisable and expires on August 31, 1999. In addition, pursuant to the terms of the Kofalt Warrant, Mr. Kofalt has piggyback registration rights in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

MANAGEMENT FEES

     In connection with a negotiated settlement of certain disputes between the Company and Vanguard, in August 1996, VPC and Vanguard agreed to provide, at the specific request of the Board, such reasonable consultant, advisory and management services as the Company might reasonably require. These arrangements with Vanguard and VPC were terminated as of August 15, 1997, upon the sale of Vanguard's minority interest in the Company to CDPQ. The Company has not determined if the aggregate fees paid to VPC and Vanguard in connection with such services were greater or less than the fees the Company would have been required to pay if it had obtained such services from an unaffiliated third party. The Company accrued a liability of $29,167 to each of VPC and Vanguard for general consulting services during fiscal 1996. Vanguard was paid such amount during fiscal 1997. In fiscal 1997, the Company accrued and paid Vanguard $350,000 (plus travel expenses) for such services and accrued $350,000 to VPC for similar services. None of such amounts have been paid to VPC.

LICENSE HOLDING COMPANY

     The Company has assigned substantially all of its frequency licenses to THI in exchange for a $1.0 million secured promissory note with interest at 8% due on February 14, 2007 (the "License Note"). The

License Note contains covenants which restrict THI from, among other things, incurring indebtedness other than to the Company or in the ordinary course of business, and merging or consolidating with another entity.

     Section 310(b) of the Communications Act prohibits any corporation of which more than one-fifth of the capital stock is owned or voted by non-U.S. citizens from holding a common carrier radio station license. In addition, under Section 310(b)(4) of the Communications Act, the FCC may, if it finds that it would serve the public interest, deny or revoke a common carrier license if the applicant or licensee is controlled directly or indirectly by any other corporation of which more than one-fourth of the capital stock is owned or voted by non-U.S. citizens. GVL, the Company's indirect principal stockholder, is a Canadian corporation. Consequently, THI was created to permit the Company to use the Assigned Licenses, modified as necessary, to provide "common carrier" telecommunications services in the event that the Company should desire to do so in the future. Russell S. Berman, Henry Goldberg and Thomas Watson, each U.S. citizens, each own one-third of the outstanding equity interests in THI. Russell
S. Berman is a partner at Kronish Lieb Weiner & Hellman LLP which represents both the Company and THI with respect to various legal matters. Henry Goldberg is a partner at Goldberg, Godles, Wiener & Wright which represents both the Company and THI with respect to certain federal regulatory matters. Mr. Watson is Vice President, Engineering and Information Services of OpTel.

     To establish the terms of the Company's continued and unencumbered use of the Assigned Licenses, the Company and THI entered into a license and services agreement (the "THI Agreement") pursuant to which THI agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company granted THI a nonexclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide such transmission capacity. THI will obtain future licenses necessary to provide the Company with the transmission capacity it requires. The THI Agreement provides for payments from the Company to THI which are expected to approximate the monthly interest due on the License Note plus an allowance for the anticipated expenses of THI. The Company may also advance funds to THI to the extent necessary to enable THI to fulfill its obligations under the THI Agreement. All amounts of such advances will be added to the principal of the License Note. It is not expected that payments made by the Company to THI will have a material impact on the Company's cash flows or results of operations.

     In connection with the above described transaction, the Company received an option from THI (the "THI Option") to purchase all or, in certain circumstances, some of the assets of THI and a separate option from each stockholder of THI (each, an "Individual Option") to purchase all of such person's shares of capital stock of THI. The exercise price of the THI Option is equal to the current principal of, plus the accrued interest on, the License Note on the closing date, which may be paid by tendering to THI the License Note plus an amount equal to the lesser of (i) the book value of the assets being purchased or (ii) the initial capitalization of THI plus a 10% premium compounded annually. The exercise price of each Individual Option is equal to the lesser of
(x) the book value of the shares being purchased and (y) the price paid for such shares plus a 10% premium compounded annually. The THI Option and the Individual Options are exercisable at any time prior to February 14, 2007, subject to FCC approval.

     In 1997, the United States agreed, in the context of the WTO Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. Those commitments became effective in February 1998. In light of those commitments, the FCC has determined that it will adopt an "open entry standard" for suppliers of telecommunications services from WTO member nations. In conjunction with its new open entry policies, the FCC has adopted a presumption favoring grant of applications to exceed the 25 percent limit on non-U.S. ownership contained in Section 310(b)(4) of the Communications Act when the non-U.S. investment is from a WTO member nation. Accordingly, the Company is in the process of reevaluating whether it should hold FCC authorizations directly and, specifically, whether it should exercise its option to purchase the assets or stock of THI.

ACQUISITION OF CERTAIN ASSETS

     Effective as of July 31, 1996, the Company purchased certain assets from certain affiliates of VPC for an aggregate purchase price of approximately $3.9 million. The assets represented approximately 23,000 units passed. The operations of the acquired assets are located in the San Francisco, California and Tampa, Florida areas. The amounts paid represented the sellers' historical costs. At the time of the purchase, the Board received a valuation report which estimated the fair market value of such assets to be approximately equal to their historical cost.

INSURANCE

     The Company purchases certain insurance coverage through GVL, including directors' and officers' liability insurance. The Company paid an aggregate of approximately $478,000 and $434,000 to GVL for this insurance coverage in fiscal 1996 and 1997, respectively.

SERVICE AGREEMENTS

     Pursuant to the terms of the Stockholders' Agreement, VPC and certain of its affiliates provide certain strategic planning and treasury support services to the Company and perform internal audits of the Company's operations. Additional services may be provided as and when requested by the Company. The Company is charged for such services based on an estimate of the actual cost of the personnel engaged and materials used to provide such services (without an allowance for profit). The Company estimates that its costs for such services in fiscal 1998 will not exceed $310,000.

     In addition, OpTel provides certain customer support and billing services to certain affiliates of GVL which operate wireless cable systems using MMDS technology. OpTel charges such affiliates based on the actual cost of the personnel engaged and materials used to provide such services.

SHARED LITIGATION EXPENSES

     GVL, the Company and certain other affiliates of GVL have been named as defendants in a lawsuit by a former employee of the Company. GVL and the Company have agreed to joint representation by a single law firm and to share the associated expenses. The Company does not believe the litigation (or the associated expenses) to be material.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE 1997 NOTES

     As of May 31, 1998, the Company had outstanding $225,000,000 principal amount of 13% Senior Notes due 2005. The 1997 Notes mature on February 15, 2005. Cash interest on the 1997 Notes is payable semi-annually in arrears on each February 15 and August 15 at a rate of 13% per annum. Upon issuance of the 1997 Notes, the Company deposited with an escrow agent an amount of cash and government securities that, together with the proceeds from the investment thereof, was estimated to be sufficient to pay when due the first six interest payments on the 1997 Notes, with the balance to be retained by the Company. The 1997 Notes are collateralized by a first priority security interest in such escrow account. The 1997 Notes may be redeemed at the Company's option at any time after February 15, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. In the event of a change of control of the Company, holders of the 1997 Notes have the right to require the Company to purchase their 1997 Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The 1997 Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 1997 Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. The 1997 Notes Indenture also provides for customary events of default. The covenants set forth in the 1997 Notes Indenture are similar, but more restrictive in some instances, to those in the Indenture governing the 1998 Notes, including with respect to the covenants described below under the caption "Description of the 1998 Series B Notes -- Certain Covenants -- Limitation on Additional Indebtedness." This description is intended as a summary of the material terms of the 1997 Notes and is qualified in its entirety by reference to the 1997 Notes Indenture, a copy of which has been filed as an exhibit hereto.

THE SENIOR CREDIT FACILITY

     On December 19, 1997, the Company obtained the Senior Credit Facility from a group of financial institutions. The Senior Credit Facility consisted of a $125 million term loan (which was drawn on December 19, 1997) bearing interest at LIBOR plus 3.5% and a $25 million revolving credit commitment. The Senior Credit Facility was terminated on July 7, 1998.

                     DESCRIPTION OF THE 1998 SERIES B NOTES

     Set forth below is a summary of certain provisions of the 1998 Series B Notes. The 1998 Series B Notes, like the 1998 Series A Notes, will be issued under the Indenture dated as of July 7, 1998, between the Issuer and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), a copy of which has been filed as an exhibit hereto. The terms of the 1998 Series B Notes are substantially identical in all material respects (including interest rate and maturity) to the 1998 Series A Notes except for certain transfer restrictions and registration rights relating to the 1998 Series A Notes. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." As of the date of this Prospectus, $200,000,000 principal amount of 1998 Series A Notes were outstanding.

GENERAL

     The 1998 Series B Notes will be general senior obligations of the Issuer. The 1998 Series B Notes will be collateralized by a first priority security interest in the Escrow Account described under "-- Disbursement of Funds; Escrow Account." The 1998 Series B Notes will be issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the 1998 Series B Notes are payable, and the 1998 Series B Notes are exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the 1998 Series B Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The 1998 Notes are limited to $200,000,000 aggregate principal amount and will mature on July 1, 2008. Interest on the 1998 Series B Notes will accrue at a rate of 11 1/2% per annum and be payable semi-annually in arrears on each January 1 and July 1 (each, an "Interest Payment Date"), commencing January 1, 1999 to registered holders of 1998 Notes, on December 15 or June 15, as the case may be, immediately preceding such Interest Payment Date. Interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. If the Issuer defaults on any payment of principal and/or premium (whether upon redemption or otherwise), cash interest will accrue on the amount in default and, to the extent permitted by law, on overdue installments of interest at the rate of interest borne by the 1998 Series B Notes.

REDEMPTION

     Optional Redemption. The 1998 Series B Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time on or after July 1, 2003, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning July 1 of the years indicated below:

                            YEAR                              REDEMPTION PRICE
                            ----                              ----------------
2003........................................................      105.7500%
2004........................................................      104.3125
2005........................................................      102.8750
2006........................................................      101.4375
2007 and thereafter.........................................      100.0000%

     Notwithstanding the foregoing, in the event prior to July 1, 2001 of (i) one or more Equity Offerings and/or (ii) a sale or series of related sales by the Issuer of its Common Stock to one or more Strategic Equity Investors for aggregate gross proceeds of $100.0 million or more, the Issuer may redeem, at its option, up to a maximum of 35% of the initially outstanding aggregate principal amount of 1998 Notes from the net proceeds thereof at a redemption price equal to 111.50% of the principal amount of the 1998 Notes (determined at the redemption date), together with accrued and unpaid interest to the date of redemption; provided that not less than $130.0 million aggregate principal amount of 1998 Notes are outstanding immediately following such redemption. Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after the last such Equity Offering or sale to a Strategic Equity Investor, as the case may be, resulting in gross proceeds of $100.0 million or more.

     Mandatory Redemption. The Issuer will not be required to make any mandatory sinking fund payments in respect of the 1998 Series B Notes. However, (i) upon the occurrence of a Change of Control, each holder of the 1998 Series B Notes will have the right to require the Issuer to make an offer to purchase all outstanding 1998 Series B Notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued interest thereon, if any, to the date of purchase, and (ii) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding 1998 Series B Notes at a price of 100% of the principal amount, thereof (determined at the date of purchase), plus accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Disposition of Proceeds of Asset Sales," respectively.

     Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the 1998 Notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to one or more Equity Offerings and/or sales to a Strategic Equity Investor shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company). No 1998 Series B Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of 1998 Series B Notes to be redeemed at its registered address. If any 1998 Series B Note is to be redeemed in part only, the notice of redemption that relates to such 1998 Series B Note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original 1998 Series B Note. Upon giving of a redemption notice, interest on 1998 Series B Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and such 1998 Series B Notes will cease to be outstanding.

DISBURSEMENT OF FUNDS; ESCROW ACCOUNT

     The 1998 Notes are collateralized, pending disbursement pursuant to the Escrow Agreement dated as of July 7, 1998, among the Issuer, the Trustee and U.S. Trust Company of Texas, N.A., as Escrow Agent (the "Escrow Agreement"), by a pledge of the Escrow Account (as defined in the Escrow Agreement), into which the Issuer deposited approximately $22.0 million of the net proceeds of the Offering (the "Escrow Collateral"), representing funds that, together with the proceeds from the investment thereof, will be sufficient to pay interest on the 1998 Notes for two scheduled interest payments.

     The Issuer entered into the Escrow Agreement pursuant to which the Issuer granted to the Trustee, for the benefit of the holders of the 1998 Notes and Existing Senior Notes, a security interest in the Escrow Collateral. All such security interests collateralize the payment and performance, when due, of all obligations of the Issuer under the Indenture and the 1998 Notes and the indenture governing the Existing Senior Notes (the "Existing Senior Notes Indenture") and Existing Senior Notes on an equal and ratable basis, as provided in the Escrow Agreement. The liens created by the Escrow Agreement are first priority security interests in the Escrow Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Issuer.

     Pursuant to the Escrow Agreement, funds may be disbursed from the Escrow Account only to pay interest on the 1998 Notes (or, if a portion of the 1998 Notes has been retired by the Issuer, funds representing the lesser of (i) the excess over the amount sufficient to pay interest through and including July 1, 1999 on the 1998 Notes not so retired and (ii) the interest payments which have not previously been made on such retired 1998 Notes for each Interest Payment Date through the Interest Payment Date to occur on July 1, 1999 shall be paid to the Issuer if no Default then exists under the Indenture).

     Pending such disbursements, all funds contained in the Escrow Account have been invested in U.S. Government Securities. Interest earned on the U.S. Government Securities will remain in the Escrow Account. Upon the acceleration of the maturity of the 1998 Notes or the Existing Senior Notes, the Escrow Agreement provides for the foreclosure by the Escrow Agent upon the net proceeds of the Escrow Account and pro rata distribution of such foreclosure proceeds to the Trustee and the trustee under the Existing Senior Notes Indenture for distribution pursuant to the terms of the Indenture and the Existing Senior Notes Indenture. Under the terms of the Indenture, the proceeds of the Escrow Account available to satisfy claims of holders of 1998 Notes shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations under the 1998 Notes and the Indenture. Under the Escrow Agreement, assuming that the Issuer makes the first two scheduled interest payments on the 1998 Notes in a timely manner with funds or U.S. Government Securities held in the Escrow Account, all of the U.S. Government Securities will be released from the Escrow Account.

RANKING

     The indebtedness of the Issuer evidenced by the 1998 Series B Notes will rank senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer, including the 1998 Series A Notes and the Existing Senior Notes, except to the limited extent the Existing Senior Notes and the 1998 Series A Notes are, and the 1998 Series B Notes will be secured by pledged securities in an amount sufficient to provide funds for the payment of interest for a period of time.

     The Issuer is a holding company with limited assets and minimal business operations of its own. The Issuer operates its business through its subsidiaries. Any right of the Issuer and its creditors, including holders of the 1998 Series B Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. For a discussion of certain adverse consequences of the Issuer being a holding company and of the terms of potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors -- Holding Company Structure and Need to Access Subsidiaries' Cash Flow."

CERTAIN COVENANTS

     Set forth below are certain covenants that are contained in the Indenture.

     Limitation on Additional Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness; provided that (i) the Issuer will be permitted to incur Indebtedness and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness (as of the date of incurrence) to
(y) Annualized Pro Forma Consolidated Operating Cash Flow (based upon the two most recent fiscal quarters for which consolidated financial statements of the Issuer are available preceding the date of such incurrence) would be less than or equal to 6.0 to 1.0.

     Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

          (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

          (ii) immediately after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and all Designation Amounts does not exceed an amount equal to the sum of (a) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) Cumulative Consolidated Interest Expense determined at the time of such Restricted Payment, plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or
     (y) from the issue and sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date, plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Issuer, plus (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than an Investment made pursuant to clause (v), (vi) or (vii) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, plus (e) in the case of any Revocation with respect to a Subsidiary of the Issuer that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation, less (f) 50% of the aggregate principal amount of outstanding Indebtedness included in the calculation of clause (d) of the definition of Permitted Indebtedness. For purposes of the preceding clauses (b)(y) and (c), as applicable, and for purposes of the definition of Total Incremental Invested Equity, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Issuer upon the conversion, exchange or exercise thereof.

     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant shall not prohibit (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii)(b) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness (other than Deeply Subordinated Shareholder Loans) made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Capital Stock (other than Disqualified Stock) of the Issuer or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the 1998 Notes; provided that any such net cash proceeds are excluded from clause (iii)(b) of the preceding paragraph; (iv) the purchase, redemption, retirement or other acquisition of Deeply Subordinated Shareholder Loans to the extent made by exchange for (upon conversion in accordance with their terms or otherwise), or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Issuer; provided that any such net proceeds or net cash proceeds, as applicable, shall be excluded from clause (iii)(b) of the preceding paragraph; (v) Investments by the Issuer or any Restricted Subsidiary in a person (including any Unrestricted Subsidiary) in an amount, at any time outstanding, not to exceed $50.0 million; (vi) the extension by the Issuer and the Restricted Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business; (vii) any renewal or reclassification of any Investment in any Unrestricted Subsidiary outstanding on the Issue Date or subsequently made in accordance with the provisions described herein; (viii) purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the Issuer or one of its Subsidiaries, subject to any put arrangements, provided that payments not subject to such puts shall not exceed $1.0 million in any fiscal year in the aggregate; (ix) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Issuer or
(2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer (other than to a Restricted Subsidiary); provided that any such proceeds are excluded from clause (iii)(b) of the preceding paragraph; (x) the payment of cash in lieu of fractional shares of Capital Stock in connection with any dividend or other distribution of Capital Stock, any conversion or exchange of any security for or into shares of Capital Stock or any merger, consolidation or other reorganization involving the Capital Stock of the Company; and (xi) the payment of management fees to VPC in an amount not to exceed $350,000 (plus out-of-pocket travel expenses relating to the management of the Issuer) in any fiscal year.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (v), (viii), (x) and, to the extent not deducted in arriving at Cumulative Available Cash Flow, (xi) above shall be included as Restricted Payments.

     Limitation on Liens Securing Certain Indebtedness. The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon (i) any property or assets of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the 1998 Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or
(y) Indebtedness of the Issuer that is not Subordinated Indebtedness, unless the 1998 Notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of clause (x), Permitted Liens described under clause (k) of the definition thereof and in the case of clause (y), Permitted Liens or (ii) the Escrow Account.

     Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries. The Indenture provides that the Issuer will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to (i) any Subordinated Indebtedness or
(ii) any Indebtedness of the Issuer that is not Subordinated Indebtedness (other than, in the case of this clause (ii), (x) Indebtedness under any Senior Bank Facility to the extent constituting Permitted Indebtedness or (y) Indebtedness under any Vendor Credit Facility to the extent constituting Permitted Indebtedness), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the 1998 Notes by such Restricted Subsidiary on a basis senior to any such Subordinated Indebtedness or pari passu with any such other Indebtedness referred to in clause (ii), as the case may be. Each guarantee created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

     Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition

(by merger or otherwise) of any Guarantor by the Issuer or a Restricted Subsidiary of the Issuer to any person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Subsidiary of the Issuer, such Guarantor will be deemed to be released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.

     Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all 1998 Series B Notes then outstanding at a purchase price equal to 101% of the principal amount thereof on any Change of Control Payment Date, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of 1998 Series B Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the 1998 Series B Notes to require that the Company repurchase or redeem the 1998 Series B Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.

     The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness of the Issuer and its subsidiaries and, consequently, the lenders or holders thereof may have the right to require repayment of such Indebtedness in full or, as permitted by the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," to prevent the distribution, advance or transfer of funds by the Restricted Subsidiaries to the Issuer. See "Risk Factors -- Holding Company Structure and Need to Access Subsidiaries' Cash Flow." If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the 1998 Series B Notes that might be delivered by holders of 1998 Series B Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all 1998 Series B Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Issuer's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 1998 Notes to require the Issuer to repurchase such 1998 Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer may be uncertain.

     If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable securities laws and regulations.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (c) make any Investment in the Issuer or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary, except for
(i) any encumbrance or restriction existing on the Issue Date, (ii) any encumbrance or restriction applicable to a Restricted

Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (iii) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i) or (ii) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of 1998 Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (iv) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (v) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Senior Bank Facility or Vendor Credit Facility; provided that the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the 1998 Notes and other indebtedness that is solely an obligation of the Issuer, but provided further that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Issuer or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing indebtedness owed to the Issuer or any Restricted Subsidiary.

     Disposition of Proceeds of Asset Sales. The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this covenant: (x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Issuer or such Restricted Subsidiary from further liability ("assumed liabilities"), (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received) and (z) the amount (valued based upon the reported closing sale price or average of the closing bid and ask prices, as the case may be, on the principal securities or trading market on the date of the Asset Sale) of any Publicly Traded Stock received as consideration in such Asset Sale. The Issuer or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Guarantor in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, (ii) apply the Net Cash Proceeds from such Asset Sale to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments by the amount of the Indebtedness so repaid or (iii) apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in a Cable/Telecommunications Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in a Cable/ Telecommunications Business) of the Issuer or any Restricted Subsidiary ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Offer Excess Proceeds equals or exceeds $10.0 million, the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the 1998 Notes, that aggregate principal amount of 1998 Notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of 1998 Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, the Issuer or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the principal amount of 1998 Notes validly tendered and not withdrawn by holders thereof exceeds the amount of 1998 Notes which can be purchased with the Offer Excess Proceeds, the 1998 Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

     Notwithstanding the two immediately preceding paragraphs, the Issuer and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets, cash or Cash Equivalents (including obligations deemed to be cash under this covenant) and
(ii) such Asset Sale is for Fair Market Value; provided that any consideration constituting (or deemed to constitute) cash or Cash Equivalents received by the Issuer or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

     If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The Indenture provides that the Issuer (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Issuer or a Restricted Subsidiary) and (ii) will not permit any person (other than the Issuer or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Common Stock of the Issuer or any officer or director of the Issuer or any Restricted Subsidiary (each an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are fair and reasonable to the Issuer or such Restricted Subsidiary, as the case may be, and to the extent the Affiliate Transaction involves aggregate payments or other Fair Market Value involving $250,000 or more, are set forth in writing. Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other Fair Market Value in excess of $500,000 shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Issuer may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Issuer and the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this covenant.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Issuer and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, including payments of management fees to VPC in an aggregate amount not to exceed $350,000 (plus travel expenses incurred in providing management services) in any fiscal year of the Issuer, (iii) the making of Deeply Subordinated Shareholder Loans pursuant to and in compliance with the covenant "Limitation on Additional Indebtedness,"
(iv) dividends paid by the Issuer pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, loans and bonuses or legal fees and (vi) transactions contemplated by the License Co. Documents.

     Notwithstanding any provision of the Indenture to the contrary, the Issuer will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any provision of the License Co. Documents in a manner that is adverse, from the perspective of creditors of the Issuer and the Restricted Subsidiaries, in any material respect.

     Reports. Whether or not the Issuer has a class of securities registered under the Exchange Act, the Issuer shall furnish without cost to each holder of 1998 Series B Notes and file with the Trustee and (following the effective date of the Registered Exchange Offer or Shelf Registration Statement, as applicable) file with the SEC (i) within 135 days after the end of each fiscal year of the Issuer, the information required by Form 10-K (or any successor form thereto) under the Securities Act, with respect to such period, (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, the information required by Form 10-Q (or any successor form thereto) under the Securities Act with respect to such period and (iii) within 15 days after it would be required to be filed with the SEC, the information required by Form 8-K (or any successor form thereto).

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that the Issuer will not designate any Subsidiary of the Issuer (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) immediately after giving effect to such Designation, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; and

          (c) the Issuer would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Issuer or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further provides that neither the Issuer nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Issuer may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

     The Indenture further provides that the Issuer will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The Indenture provides that the Issuer will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, unless (a) the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of the Issuer under the 1998 Series B Notes, the Escrow Agreement and the Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the 1998 Series B Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein; and thereafter, except in the case of (i) a lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Issuer, the Issuer shall be discharged from all obligations and covenants under the Indenture and the 1998 Notes.

     The Indenture provides that for all purposes of the Indenture and the 1998 Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of interest on the 1998 Notes when it becomes due and payable and continuance of such default for a period of 30 days or more (provided such 30 day grace period shall be inapplicable for the first two interest payments due on the 1998 Notes); or

          (ii) default in the payment of the principal of, or premium, if any, on the 1998 Notes when due; or

          (iii) default in the performance, or breach, of any covenant described under "-- Certain Covenants -- Change of Control", "-- Disposition of Proceeds of Asset Sales" or "-- Consolidation, Merger, Sale of Assets, Etc."; or

          (iv) default in the performance, or breach, of any covenant in the Indenture or the Escrow Agreement (other than defaults specified in clause
     (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days or more after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding 1998 Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

          (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $5.0 million or more under which the Issuer or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; provided that, in the case of a termination or expiration of an Interest Rate Obligation requiring that the monetary liability thereunder be paid, no Event of Default shall occur if such payment is made within 30 days after such payment is due; or

          (vi) any holder of at least $5.0 million in aggregate principal amount of Indebtedness of the Issuer or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of the Issuer or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $5.0 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure provided that, in any such case, the Issuer or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

          (vii) one or more judgments, orders or decrees for the payment of money of $5.0 million or more, either individually or in the aggregate, shall be entered into against the Issuer or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, dissolution (in the case of the Issuer or License Co. only), insolvency, reorganization, administration or similar proceedings with respect to the Issuer or any Material Restricted Subsidiary or License Co. shall have occurred; or

          (ix) failure by License Co. or its shareholders to perform any material term, covenant, condition or provision of the License Co. Documents; or

          (x) the Issuer shall assert or acknowledge in writing that the Escrow Agreement is invalid or unenforceable.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding 1998 Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding 1998 Notes shall, declare the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding 1998 Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding 1998 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding 1998 Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, premium (if any) on, and any accrued and unpaid interest on, the 1998 Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding 1998 Notes also have the right to waive past defaults under the Indenture, except a default in the payment of principal of, premium (if any) on, or any interest on, any outstanding 1998 Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of 1998 Notes.

     No holder of any of the 1998 Series B Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding 1998 Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding 1998 Notes. Such limitations do not apply, however, to a suit instituted by a holder of a 1998 Note for the enforcement of the payment of the principal of, premium (if any) on, or any accrued and unpaid interest on, such 1998 Note on or after the respective due dates expressed in such 1998 Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding 1998 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     The Indenture provides that the Trustee will, within 60 days after the occurrence of any Default, give to the holders of the 1998 Series B Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     The Issuer is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

DEFEASANCE

     The Issuer may at any time terminate all of its obligations with respect to the 1998 Series B Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer and exchange of the 1998 Series B Notes, to replace mutilated, destroyed, lost or stolen 1998 Series B Notes as required by the Indenture and to maintain agencies in respect of 1998 Series B Notes. The Issuer may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the 1998 Series B Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the 1998 Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the 1998 Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the 1998 Notes) as to all outstanding 1998 Notes when either (a) all
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such 1998 Notes theretofore authenticated and delivered (except lost, stolen or destroyed 1998 Notes that have been replaced or paid and 1998 Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such 1998 Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds an amount of money sufficient to pay and discharge the entire indebtedness on the 1998 Notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all sums payable by it under the Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 1998 Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

     From time to time, the Issuer, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the 1998 Notes, may amend, waive or supplement the Indenture or the 1998 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the 1998 Notes may be made by the Issuer and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding 1998 Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding 1998 Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of, or alter the redemption provisions of, the 1998 Notes, (ii) change the currency in which any 1998 Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage of the aggregate principal amount outstanding of 1998 Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the 1998 Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the 1998 Notes, (v) waive a default in payment with respect to the 1998 Notes, (vi) reduce the rate or extend the time for payment of interest on the 1998 Notes, (vii) following the occurrence of a Change of Control or an Asset Sale, alter the Issuer's obligation to purchase the 1998 Notes in accordance with the Indenture or waive any default in the performance thereof, (viii) affect the ranking of the 1998 Notes in a manner adverse to the holder of the 1998 Notes, (ix) release any Guarantee except in compliance with the terms of the Indenture or (x) release any Liens created by the Escrow Agreement except in strict accordance with the terms of the Escrow Agreement.

REGARDING THE TRUSTEE AND ESCROW AGENT

     U.S. Trust Company of Texas, N.A. is serving as Trustee under the Indenture and Escrow Agent under the Escrow Agreement.

GOVERNING LAW

     The Indenture and the Escrow Agreement provide that the Indenture and the 1998 Notes and the Escrow Agreement, respectively, will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture or the Escrow Agreement. Reference is made to the Indenture and/or the Escrow Agreement for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in

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connection with, or in anticipation of, such person becoming a Restricted
Subsidiary or such Asset Acquisition.

     "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Pro Forma Consolidated Coverage" means, as of any date of determination, the ratio of (1) Annualized Pro Forma Operating Cash Flow to (2) Consolidated Interest Expense for the four quarter period immediately preceding the date of determination for which financial statements are available; provided, that (1) if the Issuer or any of the Restricted Subsidiaries has incurred any Indebtedness (whether through an Asset Acquisition, Asset Sale or otherwise) since the beginning of such period and through the date of determination that remains outstanding or if the transaction or series of transactions giving rise to the need to calculate such ratio involves an incurrence of Indebtedness, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Issuer) shall be deemed outstanding for purposes of this calculation), and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period and (2) if since the beginning of such period any Indebtedness of the Issuer or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (whether through an Asset Acquisition, Asset Sale or otherwise) (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period.

     "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest two fiscal quarters for which consolidated financial statements of the Issuer are available multiplied by two. For purposes of calculating "Consolidated Operating Cash Flow" for any two fiscal quarter period for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction (the "Transaction Date") giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during such two fiscal quarter period and (ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such two fiscal quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable two fiscal quarter period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two fiscal quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into the Issuer or any Restricted Subsidiary or (ii) any
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

acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) any material license or other authorization of the Issuer or any Restricted Subsidiary pertaining to a Cable/Telecommunications Business (other than the disposition to License Co. of the licenses and authorizations on terms identical to or at least as favorable to the Issuer and the Restricted Subsidiaries as those set forth in the License Co. Documents (provided such new documents shall also constitute License Co. Documents for all purposes hereunder) so long as the Issuer or a Restricted Subsidiary has the ability (pursuant to contract or otherwise) to fully exploit such license or authorization in a Cable/Telecommunications Business), (iii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries or (iv) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Issuer that is governed under "-- Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, and
(iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $250,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Issuer or any Restricted Subsidiary.

     "Board" means the Board of Directors of the Issuer or any duly authorized committee thereof.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Cable/Telecommunications Buildout Costs" means the cost (including the cost of design, development, site acquisition, construction, integration, installation, management, manufacture or direct or indirect acquisition (other than an Asset Acquisition to the extent that it is not an Existing Market Asset Acquisition)) of properties or assets (tangible or intangible) used or to be used, directly or indirectly, in a Cable/Telecommunications Business of the Issuer or any Restricted Subsidiary, including, without limitation, the cost of any Existing Market Asset Acquisition.

     "Cable/Telecommunications Business" means any business operating a cable and/or telephone and/or telecommunications system (delivered by any means, including, without limitation, cable, microwave, satellite or radio frequency) in the United States or otherwise delivering or expected to deliver services over the networks or systems of the Issuer and the Restricted Subsidiaries (including, without limitation, any business conducted by the Issuer or any Restricted Subsidiary on the Issue Date) and any business reasonably related to the foregoing (including, without limitation, any television programming, production and/or licensing business and any programming guide or telephone directory business). Any company holding a license or licenses to conduct any of the foregoing businesses that is not conducting any material business other than a Cable/Telecommunications Business shall also be considered a Cable/Telecommunications Business. A good
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

faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

     "Caisse" means Caisse de depot et placement du Quebec.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition.

     "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Issuer was approved by a Permitted Holder or a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board then in office; provided that (i) to the extent that either (x) one or more regulatory approvals are required for the consummation of

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

one or more of the events or circumstances described in clauses (a) through (c) above to become effective under applicable law or (y) in the good faith judgment of the Board, one or more regulatory approvals are desirable prior to making one or more of the events or circumstances described in clauses (a) through (c) above to become effective under applicable law (provided, in the case of this clause (y), such approvals are sought on a reasonably prompt basis), then such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law, and (ii) any event or circumstance which would constitute a Change of Control solely by reason of the acquisition of "beneficial ownership" of securities of GVL shall not constitute a Change of Control with respect to the Issuer, unless it would result in a mandatory prepayment (by tender offer or otherwise) of Indebtedness, or an event of default under Indebtedness, of GVL or any of its Subsidiaries (other than the Issuer and its Subsidiaries). The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Issuer within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

     "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid by the Issuer and the Restricted Subsidiaries during such period. Notwithstanding the foregoing, in no event shall Consolidated Interest Expense include interest expense arising under any Deeply Subordinated Shareholder Loans to the extent incurred prior to the Termination Date.

     "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Subsidiaries of the Issuer or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in unconsolidated persons for such period, except to the extent actually received by the Issuer or any Restricted Subsidiary, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except in the case of any restriction or encumbrance permitted under clause (v) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.
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

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income for such period, by the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Consolidated Interest Expense for such period;
(iii) depreciation of the Issuer and the Restricted Subsidiaries for such period; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (v) for purposes of the covenant "Limitation on Additional Indebtedness" only, other non-cash charges decreasing Consolidated Net Income.

     "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

     "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Issuer is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Cumulative Consolidated Interest Expense" means, at any date on which a Restricted Payment is proposed to be made, the sum of the Quarterly Consolidated Interest Expense Amounts for each quarter after the Issue Date (with the first quarter commencing on the Issue Date and ending on November 30, 1998) through the most recent quarter immediately preceding such Restricted Payment for which consolidated financial statements of the Issuer are available. The "Quarterly Consolidated Interest Expense Amount" for any quarter (the "Subject Quarter") will be the product of (a) Consolidated Interest Expense for the Subject Quarter times (b) the Applicable Percentage for the Subject Quarter, where the "Applicable Percentage" for the Subject Quarter will be (1) 150% of the Consolidated Interest Expense of the Issuer for the Subject Quarter if Total Consolidated Indebtedness for each day of the Subject Quarter is less than 6.0 times the Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer (based upon the two most recent quarters for which consolidated financial statements of the Issuer are available immediately preceding the Subject Quarter) or (2) 200% of the Consolidated Interest Expense of the Issuer for the Subject Quarter if Total Consolidated Indebtedness for any day of the Subject Quarter is equal to or greater than 6.0 times the Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer (based upon the two most recent quarters for which consolidated financial statements of the Issuer are available immediately preceding the Subject Quarter).

     "Deeply Subordinated Shareholder Loans" means any Indebtedness of the Issuer for money borrowed from either (x) a Permitted Holder or (y) another person whose obligations have been guaranteed by a Permitted Holder, provided such Indebtedness of the Issuer (i) has been expressly subordinated in right of payment and postponed as to all payments of interest (other than payment-in-kind interest) and principal to the 1998 Notes, (ii) provides for no payments of interest (other than payment-in-kind interest) or principal prior to the earlier of (a) the end of the sixth month after the final maturity of the 1998 Notes and
(b) the indefeasible payment in full in cash of all 1998 Notes (or due provision therefor which results in the discharge of all Obligations under the Indenture); provided that the terms of the subordination agreement are in the form annexed to the Indenture and the Issuer has received one or more Opinions of Counsel as to the validity and enforceability of such subordination agreement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."
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

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of the Issuer or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party (other than the Company or any Restricted Subsidiary) to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness at the option of the holder thereof, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the 1998 Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or is redeemable or exchangeable on or prior to the final maturity date of the 1998 Notes.

     "Equity Offering" means an underwritten public offering of Common Stock of the Issuer which has been registered under the Securities Act.

     "Existing Market Asset Acquisition" means an Asset Acquisition of a Cable/Telecommunications Business to the extent subscribers or customers are located in the metropolitan areas of Houston, Texas; Dallas-Fort Worth, Texas; San Diego, California; Phoenix, Arizona; Chicago, Illinois; Denver, Colorado; San Francisco, California; Los Angeles, California; Miami-Ft. Lauderdale, Florida; Tampa, Florida; Austin, Texas; Atlanta, Georgia; Orlando, Florida; Indianapolis, Indiana; Las Vegas, Nevada; Corpus Christi, Texas; San Antonio, Texas; Daytona Beach, Florida; Tallahassee, Florida; and greater Washington, D.C. (it being understood that where a Cable/Telecommunications Business subject to an Asset Acquisition is conducted in more than one market, an allocation of Indebtedness being incurred pursuant to clause (c) of the definition of Permitted Indebtedness may be made on the basis of the latest 12 months of revenues of the Cable/ Telecommunications Business immediately preceding the date of incurrence in a particular metropolitan area).

     "Existing Senior Credit Facility" means the senior credit agreement dated as of December 19, 1997, by and among the Issuer, its principal operating subsidiaries, Goldman Sachs Credit Partners L.P., as Arranger and Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, General Electric Capital Corporation, as Documentation Agent and the Lenders party thereto from time to time.

     "Existing Senior Notes" means the 13% Senior Notes Due 2005 and the 13% Senior Notes Due 2005, Series B.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "GVL" means Le Groupe Videotron Ltee.

     "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the type described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness.

     "Independent Financial Advisor" means a United States investment banking firm of national standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Issuer and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Issuer in exchange for Capital Stock, property or assets of another person constitute an Investment by the Issuer in such other person.

     "Issue Date" means July 7, 1998.

     "License Co." means Transmission Holdings, Inc., a Delaware corporation.

     "License Co. Documents" means, collectively, (i) the Assignment Agreement dated as of February 14, 1997 among TVMAX Telecommunications, Inc. ("TVMAX"), Sunshine Television Entertainment, Inc., Richey Pacific Cablevision, Inc. and IRPC Arizona, Inc., as assignors, and License Co., as assignee, (ii) the Equipment License and Services Agreement dated as of February 14, 1997 between TVMAX and License

Co. and the Promissory Note of License Co. in favor of TVMAX annexed thereto,
(iii) the Option Agreement dated as of February 14, 1997 between TVMAX and License Co., (iv) the Shareholder Option Agreements dated as of February 14, 1997 between each of Henry Goldberg and Russell S. Berman and TVMAX and the Shareholder Option Agreement dated as of September 17, 1997 between Thomas Watson and TVMAX, (v) the Subscription and Shareholders Agreement dated as of February 14, 1997 and as amended as of the Issue Date among Thomas Watson, Henry Goldberg and Russell S. Berman (collectively, the "License Co. Shareholders") and License Co. and (vi) any other agreements identical to the foregoing in all material respects and entered into for the same purposes that the Issuer or any Restricted Subsidiary may enter into in the future, as each of the foregoing documents referred to in clauses (i) through (v) may be amended, modified or supplemented in compliance with the covenant "Limitation on Transactions with Affiliates."

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Material Restricted Subsidiary" means any Restricted Subsidiary of the Issuer, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor, (y) TVMAX or (z) any Restricted Subsidiary of the Issuer which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $10.0 million if another Material Restricted Subsidiary is also obligated in respect of such Indebtedness.

     "Maturity Date" means, with respect to any 1998 Note, the date specified in such 1998 Note as the fixed date on which the principal of such 1998 Note is due and payable.

     "Moody's" means Moody's Investors Service.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "Other Senior Debt Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the 1998 Notes and (y) Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale with respect to which the Issuer is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all 1998 Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale Offer with respect to which the Issuer is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

     "Permitted Holder" means (i) any of GVL, Caisse or any of their respective controlled Affiliates, (ii) a Strategic Equity Investor that, prior to August 31, 1999, invests on a primary basis in Capital Stock (other than Disqualified Stock) representing not less than 15% of the fully diluted Common Stock of the Issuer at the time of issuance by the Issuer; provided that only the first such Strategic Equity Investor shall be a Permitted Holder, or (iii) Andre Chagnon, his spouse or any of his lineal descendants and their respective spouses (collectively, the "Chagnon Family"), whether acting in their own name or as one or as a majority of persons having the power to exercise the voting rights attached to, or having investment power over, shares of Capital Stock held by others, or (iv) any controlled Affiliate of any member of the Chagnon Family or
(v) any trust principally for the benefit of one or more members of the Chagnon Family (whether or not any member of the Chagnon Family is a trustee of such trust) or (vi) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are persons referred to in (iii) above. For purposes of this definition, "lineal descendant" shall include at any time any person that is treated as being adopted or is in the process of being adopted by any member of the Chagnon Family at such time.

     "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

          (a) Indebtedness under the 1998 Notes and the Indenture;

          (b) Indebtedness of the Issuer and/or any Restricted Subsidiary (other than under the Existing Senior Credit Facility) outstanding on the Issue Date, including the Existing Senior Notes;

          (c) Indebtedness, including under any Senior Bank Facility or Vendor Credit Facility, of the Issuer and/or any Restricted Subsidiary to the extent that the proceeds of such Indebtedness are used to finance Cable/Telecommunications Buildout Costs of the Issuer or any of the Restricted Subsidiaries; provided that, to the extent that any such incurrence of Indebtedness is not pursuant to a Vendor Credit Facility, the aggregate principal amount of such incurred Indebtedness shall not exceed 80% of the Cable/Telecommunications Buildout Costs being financed with the proceeds thereof;

          (d) Indebtedness of the Issuer such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (d) and any Refinancing thereof (whether initial or successive) incurred pursuant to and otherwise incurred in compliance with the Indenture would not exceed 200% of Total Incremental Invested Equity;

          (e) Indebtedness of the Issuer and/or any Restricted Subsidiary under any Senior Bank Facility in an aggregate principal amount not to exceed $150.0 million at any time outstanding;

          (f) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (f) to a person (other than the Issuer or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary, which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

          (g) Interest Rate Obligations of the Issuer and/or any Restricted Subsidiary relating to (i) Indebtedness of the Issuer and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), and/or (ii) Indebtedness (which Indebtedness would bear interest at fluctuating interest rates) for which a lender has provided a commitment (subject to customary conditions) in an amount reasonably anticipated to be incurred by the Issuer and/or a Restricted Subsidiary in the following 12 months after such Interest Rate Obligation has been incurred, but only to the extent, in the case of either subclause (i) or (ii), that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

          (h) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction, implementation or operation of a Cable/Telecommunications Business;

          (i) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Issuer and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b),
     (c) or (d) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of the Issuer may not be Refinanced to such extent under this clause (i) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (i) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

          (j) Indebtedness of the Issuer under Deeply Subordinated Shareholder Loans to the extent incurred prior to the Termination Date; and

          (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Issuer and any Acquired Indebtedness of any Restricted Subsidiary having an aggregate principal amount not to exceed $50.0 million at any time outstanding.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business; (d) Interest Rate Obligations; (e) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales"; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/Telecommunications Business; (g) Investments in License Co. contemplated by the License Co. Documents; and (h) Investments in companies owning or managing multiple dwelling units (or an Affiliate thereof) with which the Issuer or any Restricted Subsidiary have Rights of Entry in the ordinary course of business in lieu of (in whole or in part) other customary financial inducements to property owners.

     "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens securing any Senior Bank Facility or Vendor Credit Facility to the extent it would constitute "Permitted Indebtedness"; (h) Liens to secure any Refinancing of any Indebtedness secured by Liens referred to in the clauses (a), (c) or (j) of this definition, but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; (i) Liens to secure the 1998 Notes and the Existing Senior Notes; (j) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Issuer or any Restricted Subsidiary; and (k) Liens on the proceeds of Indebtedness to secure the payment of principal and interest on such Indebtedness and the Existing Senior Notes.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Publicly Traded Stock" means any Common Stock of an issuer that is listed and traded on either the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market System.

     "Refinancing" has the meaning set forth in clause (i) of the definition of "Permitted Indebtedness."

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Restricted Subsidiary);
(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); (iv) the making of any payment (whether of principal or interest (other than the payment of interest in the form of additional Deeply Subordinated Shareholder Loans)) in respect of the Deeply Subordinated Shareholder Loans; or (v) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in either (x) a Restricted Subsidiary engaged principally in a Cable/Telecommunications Business or (y) a person engaged principally in a Cable/Telecommunications Business that becomes a Restricted Subsidiary as a result of such Investment).

     "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Issuer is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Senior Bank Facility or Vendor Credit Facility to the extent constituting "Permitted Indebtedness."

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "S&P" means Standard & Poor's Corporation.

     "Senior Bank Facility" means any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

     "Strategic Equity Investor" means (i) any company (other than GVL and its affiliates) which is engaged principally in a Cable/Telecommunications Business and which has a rating from Moody's of Baa3 (or the equivalent thereof) or higher or from S&P of BBB- (or the equivalent thereof) or higher or (ii) any controlled Affiliate of any company referred to in the preceding clause (i).

     "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor.

     "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

     "Termination Date" means the earlier to occur of (i) July 31, 1999 and (ii) an Equity Offering.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination, provided that Total Consolidated Indebtedness shall exclude any Deeply Subordinated Shareholder Loans to the extent incurred prior to the Termination Date.

     "Total Incremental Invested Equity" means, at any date of determination, the sum of, without duplication, (a) the aggregate cash proceeds or Fair Market Value of non-cash consideration received by the Issuer either (x) as cash capital contributions to the Issuer after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date for cash or to effect an Asset Acquisition, plus (b) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, indebtedness of the Issuer, minus (c) the aggregate amount of all Restricted Payments made on or after the Issue Date and all Designation Amounts arising after the Issue Date, but only to the extent the amount set forth in this clause (c) would exceed the amount determined under subclause (a) of clause (iii) of the first paragraph under the "Limitation on Restricted Payments" covenant, plus (d) in the case of the disposition or repayment of any Investment which has been deducted pursuant to clause (c) of this definition, an amount equal to the return of capital with respect to such Investment and the cost of such Investment, plus (e) in the case of any Revocation with respect to any Subsidiary that was made the subject of a Designation after the Issue Date and as to which a Designation Amount has been deducted pursuant to clause (c) of this definition, an amount equal to the lesser of such Designation Amount or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation.

     "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

     "Vendor Credit Facility" means, collectively, any credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, installation, management, manufacture or acquisition) of personal property (tangible or intangible) used, or to be used, in a Cable/Telecommunications Business.

     "VPC" means VPC Corporation.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     Pursuant to the Registration Agreement, the Issuer agreed with the Initial Purchasers, for the benefit of the holders of the 1998 Notes, that the Issuer will, at its cost, (i) no later than 75 days after the Issue Date file the registration statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the 1998 Series A Notes for the 1998 Series B Notes, such 1998 Series B Notes having terms substantially identical in all material respects to the 1998 Series A Notes (except that the 1998 Series B Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act no later than 135 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will promptly offer the 1998 Series B Notes in exchange for surrender of the 1998 Series A Notes (the "Registered Exchange Offer"). The Issuer will keep the Registered Exchange Offer open for no less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the 1998 Series A Notes. For each 1998 Series A Note surrendered to the Issuer pursuant to the Registered Exchange Offer, the holder of such 1998 Series A Note will receive a 1998 Series B Note having a principal amount equal to that of the surrendered 1998 Series A Note. Interest on each 1998 Series B Note will accrue from the last interest payment date on which interest was paid on the 1998 Series A Note surrendered in exchange therefor or, if no interest has been paid on such 1998 Series A Note, from the date of its original issue. Under existing Commission interpretations, the 1998 Series B Notes will be freely transferable by holders other than affiliates of the Issuer after the Registered Exchange Offer without further registration under the Securities Act if the holder of the 1998 Series B Notes represents that it is acquiring the 1998 Series B Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the 1998 Series B Notes and that it is not an affiliate of the Issuer, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving 1998 Series B Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such 1998 Series B Notes. The Commission has taken the position that Participating Brokers-Dealers may fulfill their prospectus delivery requirements with respect to 1998 Series B Notes (other than a resale of an unsold allotment from the original sale of the 1998 Series A Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Issuer is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such 1998 Series B Notes for a specified period of time.

     A holder of 1998 Series A Notes (other than certain specified holders of 1998 Series A Notes) who wishes to exchange such 1998 Series A Notes for 1998 Series B Notes in the registered Exchange Offer will be required to represent that any 1998 Series B Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the 1998 Series B Notes and that is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the SEC do not permit the Issuer to effect such a Registered Exchange Offer, or if for any other reason the Registered Exchange Offer is not consummated within 165 days after the Issue Date, or if the Initial Purchasers so request with respect to 1998 Series A Notes not eligible to be exchanged for 1998 Series B Notes in the Registered Exchange Offer, or if any holder of 1998 Series A Notes is not eligible to participate in the Registered Exchange Offer or participates in but does not receive freely tradeable (except for prospectus delivery requirements) 1998 Series B Notes in the Registered Exchange Offer, the Issuer will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the 1998 Series A Notes or the 1998 Series B Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Issue Date and (c) keep the Shelf Registration Statement effective until two years after its effective date (or such shorter period that will terminate when all 1998 Series A Notes or 1998 Series B Notes, as the case may be, covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement). The Issuer will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the 1998 Series A Notes or the 1998 Series B Notes, as the case may be. A holder selling such 1998 Series A Notes or 1998 Series B Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such holder (including certain indemnification obligations).

     If (i) within 75 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) within 135 days after the Issue Date the Exchange Offer Registration Statement has not been declared effective, unless the applicable interpretations of the Commission do not permit the Issuer to effect a Registered Exchange Offer; (iii) within 165 days after the Issue Date, the Registered Exchange Offer has not been consummated, unless the applicable interpretations of the Commission do not permit the Issuer to effect a Registered Exchange Offer; (iv) within 180 days after the Issue Date, the Shelf Registration Statement has not been declared effective, if the Registered Exchange Offer has not been consummated or the Issuer is otherwise obligated to file a Shelf Registration Statement; or (v) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of 1998 Series A Notes or 1998 Series B Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses
(i) through (v), a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the 1998 Series A Notes and the 1998 Series B Notes (in addition to the stated interest on the 1998 Series A Notes and the 1998 Series B Notes) from and including the date on which any such Registration Default shall occur but excluding the date on which all Registration Defaults have been cured. Liquidated Damages, if any, will be payable in cash semi-annually in arrears each January 1 and July 1, commencing January 1, 1999, at a rate per annum equal to 0.50% of the principal amount of the 1998 Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount of the 1998 Notes at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults.

     The summary herein of the material provisions of the Registration Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to all the provisions of the Registration Agreement, has been filed as an exhibit hereto.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth in the next paragraph, the 1998 Series B Notes will be issued in the form of one or more registered notes in global form (the "New Global Note," together with the global note representing the 1998 Series A Notes, the "Global Note"). On the Exchange Date, the New Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of the nominee of the DTC.

     The 1998 Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates ("Certificated Securities"). Upon the transfer of such Certificated Securities, such Certificated Securities may, unless the applicable Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of 1998 Notes being transferred.

     The Global Note. The Issuer expects that pursuant to procedures established by DTC (a) upon deposit of the Global Note, DTC or its custodian will credit on its internal system portions of the Global Note to the respective accounts of persons who have accounts with such depositary and (b) ownership of the 1998 Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below) and the records of Participants (with respect to interests of persons other than Participants)). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Qualified Institutional Buyers may hold their interests in the Global Note through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the 1998 Notes, DTC or such nominee will be considered the sole owner or holder of such 1998 Notes represented by such Global Note for all purposes under the Indenture.

     Payments of the principal of or premium and interest (including Liquidated Damages) on the 1998 Notes represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Issuer expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest (including Liquidated Damages) on the Global Notes will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell 1998 Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

     DTC has advised the Issuer that DTC will take any action permitted to be taken by a holder of 1998 Notes (including the presentation of 1998 Notes for exchange as described below) only at the direction of one or more Participants to whose account the interests in the Global Note are credited and only in respect of the aggregate principal amount as to which such Participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities.

     DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for 1998 Notes in the form of Certificated Securities. In addition, the 1998 Notes represented by the Global Note are exchangeable for Certificated Securities of like tenor as such 1998 Notes in denominations of $1,000 and integral multiples thereof if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 days or (ii) an Event of Default has occurred and is continuing with respect to the 1998 Notes. Upon the occurrence of any of the events described in the preceding sentence, the Issuer will cause the appropriate Certificated Securities to be delivered.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax considerations generally applicable to holders acquiring the 1998 Series B Notes pursuant to the Exchange Offer but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the 1998 Series B Notes. The discussion assumes that the holders of the 1998 Series B Notes will hold them as "capital assets" within the meaning of Section 1221 of the Code.

     The tax treatment of a holder of the 1998 Series B Notes may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the 1998 Series B Notes as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership and disposition of the 1998 Series B Notes by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state or local tax laws. PERSONS CONSIDERING THE EXCHANGE OF THE 1998 SERIES A NOTES FOR 1998 SERIES B NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder who is not a U.S. Holder.

INTRODUCTION

     The exchange of 1998 Series A Notes for 1998 Series B Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the 1998 Series B Notes. The 1998 Series B Notes will have the same issue date and issue price as the 1998 Series A Notes. A holder's adjusted tax basis in the 1998 Series B Notes will be the same as the holder's adjusted tax basis in the 1998 Series A Notes exchanged therefor. A holder will be considered to have held the 1998 Series B Notes from the time the holder originally acquired the 1998 Series A Notes.

TAX CONSEQUENCES TO U.S. HOLDERS

  Interest on the 1998 Series B Notes

     Interest paid on the 1998 Series B Notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

  Sale or Other Taxable Disposition of the 1998 Series B Notes

     Upon the sale or other taxable disposition of the 1998 Series B Notes, the difference between the sum of the amount of cash and the fair market value of other property received (other than amounts attributable to accrued unpaid interest) and the holder's adjusted tax basis in the 1998 Series B Notes will generally be capital gain or loss. In the case of a holder who acquired a 1998 Series A Note at a "market discount" (as the term is defined in the Code), a portion of any gain recognized on the disposition of the 1998 Series B Note received in exchange for such 1998 Series A Note will be treated as ordinary income. Any capital gain or loss will be long-term capital gain or loss if the holder's holding period for the 1998 Series B Notes exceeds one year.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Interest on the 1998 Series B Notes

     Interest paid by the Company to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address (the "Portfolio Interest Exemption").

     Interest paid to a Non-U.S. Holder of the 1998 Series B Notes that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax") and will not be subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the interest payment. In addition to the Regular Federal Income Tax, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

  Sale or Other Taxable Disposition of the 1998 Series B Notes

     A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of a 1998 Series B Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the 1998 Series B Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     If a Non-U.S. Holder falls within clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above). If an individual Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.

  Federal Estate Taxes

     If interest on the 1998 Series B Notes is exempt from withholding of United States federal income tax under the Portfolio Interest Exemption, the 1998 Series B Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

  New Withholding Regulations

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, interest on, and proceeds from the sale of, the 1998 Series B Notes will be reported to the IRS with respect to U.S. Holders. Interest on the 1998 Series B Notes will be reported to the IRS with respect to Non-U.S. Holders.

     A U.S. Holder of 1998 Series B Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, or the proceeds of a sale or other disposition of, the 1998 Series B Notes unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of 1998 Series B Notes who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of 1998 Series B Notes may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 8,000,000 shares of Class A Common Stock, 6,000,000 shares of Multi-Vote Common, 300,000 shares of Non-Voting Common and 1,000,000 shares of preferred stock, of which 10,000 shares have been designated as Series A Preferred and 1,000 shares have been designated as Series B Preferred. As of May 31, 1998, 164,271.54 shares of the Class A Common Stock, 2,353,498 shares of Multi-Vote Common, 225,000 shares of Non-Voting Common, 6,962.21365 shares of Series A Preferred and 991.1039 shares of Series B Preferred were outstanding. As used herein, the term "Common Stock" refers collectively to the Class A Common Stock, Multi-Vote Common and Non-Voting Common. All of the outstanding shares of all classes of Common Stock and all series of preferred stock are fully paid and nonassessable.

COMMON STOCK

     Each share of Non-Voting Common will automatically convert into one share of Class A Common Stock or one share of any other class of common stock of the Issuer that is registered with the SEC or is listed on a national securities exchange or authorized for quotation on Nasdaq or otherwise subject to registration under the Exchange Act, provided the terms thereof are no less favorable to holders than were the terms of the Non-Voting Common. Each share of Multi-Vote Common is convertible, at the option of the holder and automatically and irrevocably upon the occurrence of a Conversion Event, into one share of Class A Common Stock. A "Conversion Event" is currently defined as a transfer other than in a transaction (a) on a securities exchange or public quotation system, whether or not registered as such under the Exchange Act, (b) effected to or through a person acting as a broker or dealer, (c) as a result of which the shares of Multi-Vote Common cease to be "restricted securities" within the meaning of Rule 144 under the Securities Act or (d) that is (or if it occurred in the United States, would be) required to be registered under the Securities Act. In connection with the proposed IPO, the definition of "Conversion Event" will be modified such that upon consummation of the IPO, a "Conversion Event" will be defined as the occurrence of (i) the direct or indirect transfer by a holder of Multi-Vote Common of beneficial ownership of the Multi-Vote Common to a person or entity other than a Permitted Holder or (ii) any event or circumstance as a result of which a holder of Multi-Vote Common ceases to be a Permitted Holder. For purposes of this definition, "Permitted Holder" will be defined as any of (i) GVL or Caisse or any of their respective affiliates or
(ii) Andre Chagnon, his spouse or any of his lineal descendants and their respective spouses (collectively, the "Chagnon Family"), whether acting in their own name or as one or as a majority of persons having the power to exercise the voting rights attached to, or having investment power over, shares of Common Stock held by others, or (iii) any affiliate of any member of the Chagnon Family or (iv) any trust principally for the benefit of one or more members of the Chagnon Family (whether or not any member of the Chagnon Family is a trustee of such trust) or (v) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are persons referred to in (ii) above. For purposes of this definition, "lineal descendant" shall include at any time any person that is adopted, is treated as being adopted or is in the process of being adopted by any member of the Chagnon Family at such time.

     The rights of the holders of the Class A Common Stock, Multi-Vote Common and Non-Voting Common are identical in all respects except that holders of the Class A Common Stock are entitled to one vote for each issued and outstanding share and the holders of Multi-Vote Common are entitled to 10 votes for each issued and outstanding share and holders of Non-Voting Common, except as otherwise may be required by law, are not entitled to notice of or to vote at any meetings of the stockholders or actions taken by written consent. Holders of Common Stock do not have cumulative voting rights, so that holders of more than 50% of the voting rights attached to the Common Stock are able to elect all of the Company's Directors. The holders of all of the outstanding shares of Multi-Vote Common have entered into a voting agreement pursuant to which they have agreed to vote their shares for certain nominees. See "Principal Stockholders -- Stockholders' Agreement" and "Risk Factors -- Control by GVL." Holders of the Class A Common Stock, Multi-Vote

Common and Non-Voting Common vote together as a single class on all matters submitted to a vote of the stockholders, other than certain matters which may adversely affect the rights of the individual class.

     The holders of Common Stock will be entitled to receive dividends and other distributions as may be declared thereon by the Board out of assets or funds of the Company legally available therefor, subject to the rights of the holders of any series of preferred stock and any other provision of the certificate of incorporation. The certificate of incorporation of the Company provides that if at any time a dividend or other distribution in cash or other property is paid on Class A Common Stock or Multi-Vote Common or Non-Voting Common, a like dividend or other distribution in cash or other property will also be paid on Class A Common Stock or Multi-Vote Common or Non-Voting Common, as the case may be, in an equal amount per share. In this connection, the certificate of incorporation specifically provides that if shares of Multi-Vote Common are paid on Multi-Vote Common and shares of Non-Voting Common are paid on Non-Voting Common and shares of Class A Common Stock are paid on Class A Common Stock, in an equal amount per share of Multi-Vote Common, Non-Voting Common and Class A Common Stock, such payment will be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of Multi-Vote Common or Non-Voting Common or Class A Common Stock, the shares of Class A Common Stock, Non-Voting Common or Multi-Vote Common, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Multi-Vote Common, Non-Voting Common and Class A Common Stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior thereto, unless a different basis has been consented to by the holders of a majority of the outstanding shares of the Class A Common Stock or Multi-Vote Common, as applicable, or two-thirds of the outstanding shares of Non-Voting Common, to the extent any such class would be adversely affected by such action.

     Subject to the conversion rights of the Non-Voting Common, in the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of the Class A Common Stock, Non-Voting Common or Multi-Vote Common, the holders of the Class A Common Stock, the holders of the Non-Voting Common and the holders of Multi-Vote Common will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or securities convertible into or exchangeable for, voting securities), (i) the holders of Multi-Vote Common may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of the Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, to be received by the holders of the Class A Common Stock) and (ii) the holders of Non-Voting Common may receive, on a per share basis, non-voting securities (or options or warrants to purchase non-voting securities or securities convertible into or exchangeable for non-voting securities).

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any preferred stock of the Company that may at the time be outstanding in proportion to the number of shares held by them, respectively, without regard to class. There are no rights of redemption or sinking fund provisions with respect to outstanding shares of any class of capital stock. The Company, VPC and CDPQ have contractually agreed to certain preemptive rights with respect to any future issuances of capital stock. Subject to certain exceptions (including a public offering of the Company's equity securities), the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. See "Principal Stockholders -- Stockholders' Agreement."

     This description is intended as a summary of the material terms of the Class A Common Stock, Multi-Vote Common and Non-voting Common and is qualified in its entirety by reference to the DGCL and the Company's Certificate of Incorporation and Bylaws. Copies of the Company's Certificate of Incorporation and Bylaws have been filed as an exhibit hereto.

PREFERRED STOCK

     The preferred stock may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders. Although the Company has no present plans to issue any additional shares of preferred stock, the ownership and control of the Company by the holders of the Common Stock would be diluted if the Company were to issue preferred stock that had voting rights or that was convertible into Common Stock. In addition, the holders of preferred stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of the Common Stock on such issues. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change of control of the Company.

     The Company currently has outstanding two series of preferred stock. In connection with the proposed IPO, VPC has informed the Company that it intends to exercise its right to convert all of the outstanding shares of Series A Preferred into shares of Multi-Vote Common upon consummation of the proposed IPO. The Company intends to cause all of the shares of Series B Preferred to be converted into shares of Class A Common Stock promptly following the proposed IPO, if consummated.

     The Series A Preferred is convertible into Multi-Vote Common, at the option of the holder, during the 180-day period following the receipt by the Company of the proceeds from an initial public offering of equity securities or if such period has not previously expired, the 90-day period commencing April 30, 1999 (the "Series A Conversion Period"). Shares of Series A Preferred may be converted by the holder into shares of Multi-Vote Common at the "conversion price" which is defined as the price per share which is the highest of (i) $82.18, (ii) the price per share at which the Common Stock is first sold to the public in an initial public offering of equity securities and (iii) the quotient of $225 million divided by the number of shares of Common Stock outstanding, on a fully diluted basis, subject to certain adjustments and exceptions.

     After the consummation of an initial public offering of Common Stock, the Series B Preferred is convertible into Class A Common Stock at the option or the holder or the Company. The Company intends to cause the conversion of all the outstanding shares of Series B Preferred into Class A Common Stock promptly after the consummation of the proposed IPO, if consummated, by delivering a notice to each holder of Series B Preferred. Such notice will automatically become effective upon receipt thereof. The number of shares of Class A Common Stock issuable upon conversion of each share of Series B Preferred will be determined by dividing the sum of (i) the liquidation preference ($60,000 per share) plus all accrued and unpaid dividends on such share by (ii) the initial public offering price of the Common Stock.

     As of May 31, 1998, the Company had outstanding 6,962.21365 shares of the Series A Preferred (having an aggregate liquidation preference of approximately $139,244,000). Holders of the Series A Preferred are entitled to receive cumulative dividends accruing at the annual rate of 9.75% of the aggregate liquidation preference thereof. Prior to the expiration of the Series A Conversion Period, dividends are payable annually, in arrears, by the issuance of additional shares of Series A Preferred having an aggregate liquidation preference equal to the amount of such dividends. After the expiration of the Conversion Period, dividends are payable annually, in arrears, in cash. Unless full cumulative dividends on all outstanding shares of Series A Preferred have been paid, the Company may not make dividend payments or distributions on any securities junior to the Series A Preferred ("Series A Junior Securities") (other than dividend payments or other distributions paid solely in shares of Series A Junior Securities) or redeem or make sinking fund or similar contributions for the redemption of any Series A Junior Securities. Shares of Series B Preferred are Series A Junior Securities.

     The Series A Preferred is redeemable, in whole or in part, at the option of the Company, at any time after the Series A Conversion Period, at a price, in cash, equal to the liquidation preference plus accrued and unpaid dividends to the date of redemption. Subject to certain limited exceptions and except as required by law, holders of the Series A Preferred have no voting rights.

     As of May 31, 1998, the Company had outstanding 991.1039 shares of the Series B Preferred (having an aggregate liquidation preference $59,466,000). Holders of the Series B Preferred are entitled to receive cumulative dividends accruing at the annual rate of 8% of the aggregate liquidation preference thereof. Dividends are payable quarterly, in arrears, by the issuance of additional shares of Series B Preferred having an aggregate liquidation preference equal to the amount of such dividends. Unless full cumulative dividends on all outstanding shares of Series B Preferred have been paid, the Company may not make dividend payments or distributions on any securities junior to the Series B Preferred ("Series B Junior Securities") (other than dividend payments or other distributions paid solely in shares of Series B Junior Securities) or redeem or make sinking fund or similar contributions for the redemption of any Series B Junior Securities.

     The Series B Preferred is redeemable at any time, in whole or in part, at the option of the Company. Subject to certain limited exceptions and except as required by law, holders of the Series B Preferred have no voting rights.

     This description is intended as a summary of the material terms of the Series A Preferred and Series B Preferred and is qualified in its entirety by reference to the DGCL, the Series A Preferred Certificate of Designation and the Series B Preferred Certificate of Designation. Copies of the Series A Preferred Certificate of Designation and the Series B Preferred Certificate of Designation have been filed as exhibits hereto.

OUTSTANDING OPTIONS AND WARRANTS

     As of May 31, 1998, there were outstanding options to purchase 88,557.98 shares of the Class A Common Stock pursuant to the Plan with a weighted average exercise price of $84.37 per share. See "Management -- Incentive Stock Plan." As of the same date, there are outstanding warrants to purchase 35,127.22 shares of the Class A Common Stock with a weighted average exercise price of $59.81 per share. Under the Kofalt Warrant, Mr. Kofalt has the right to purchase up to 24,992 shares of Class A Common Stock at an exercise price of $53.55 per share. The Kofalt Warrant is presently exercisable and expires on August 31, 1999. Under the Cole Warrant, Mr. Cole has the right to purchase up to 9,406.36 shares of Class A Common Stock at an exercise price of $74.42 per share. The Cole Warrant is presently exercisable and expires on July 11, 2002. In addition, Gordon Hecht has a warrant to purchase up to 728.86 shares of Class A Common Stock at an exercise price of $85.75 per share (the "Hecht Warrant"). The Hecht Warrant is presently exercisable and expires on December 31, 2000. The Kofalt Warrant, the Cole Warrant and the Hecht Warrant provide for adjustments to the number of exercisable shares and the exercise price if the Company pays a common stock dividend or distribution to its stockholders, subdivides its common stock, combines its common stock into a smaller number of shares or issues by reclassification of its common stock other securities, subject to certain exceptions and limitations.

CERTAIN PROVISIONS OF OPTEL'S CERTIFICATE OF INCORPORATION AND OF DELAWARE LAW

     General. The Certificate of Incorporation of OpTel and the DGCL contain certain provisions that could make more difficult the acquisition of OpTel by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of OpTel first to negotiate with OpTel. Although such provisions may have the effect of delaying, deferring or preventing a change in control of OpTel, the Company believes that the benefits of increased protection of OpTel's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description set forth below is intended only as a summary of material provisions and is qualified in its entirety by reference to the Certificate of Incorporation of OpTel.

     Multi-Vote Common and Blank Check Preferred Stock. As of May 31, 1998, the Company had outstanding 2,353,498 shares of Multi-Vote Common. In addition, the Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock from time to time in one or more designated series of which approximately 6,962 shares of Series A Preferred and the approximately 991 shares of Series B Preferred are outstanding. See
"-- Preferred Stock." The Board, without approval of the stockholders, is authorized to establish voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of preferred stock. The outstanding Multi-Vote Common does, and the issuance of additional shares of Multi-Vote Common or preferred stock could, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. See "Risk Factors -- Control by GVL." The Board has no present intention to authorize the issuance of any additional series of preferred stock.

     Anti-Takeover Statute. Section 203 of the DGCL ("Section 203") prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who held 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things (i) mergers or consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approves the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares) or (iii) concurrently with or following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives 1998 Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the 1998 Series B Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of 1998 Series B Notes received in exchange for 1998 Series A Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that starting on the Exchange Date and ending on the earlier of (i) the date that all 1998 Series B Notes have been sold by such participating broker-dealer and (ii) 365 days after the Exchange Date (the "Registration Period"), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 7, 1999, all dealers effecting transactions in the 1998 Series B Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of 1998 Series B Notes by broker-dealers. The 1998 Series B Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options in the 1998 Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any 1998 Series B Notes. Any broker-dealer that resells 1998 Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of 1998 Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of 1998 Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     During the Registration Period, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses of the Exchange Offer (including the expenses of one counsel for the holders of the 1998 Series A Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the 1998 Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Company has not entered into any arrangement or understanding with any person to distribute the 1998 Series B Notes to be received in the Exchange Offer and to the best of the Company's knowledge and belief, each person participating in the Exchange Offer is acquiring the 1998 Series B Note in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the 1998 Series B Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Certain federal regulatory matters relating to the Exchange Offer or described herein will be passed upon for the Company by Goldberg, Godles, Wiener & Wright, 1229 Nineteenth Street, N.W., Washington, D.C. 20036, the Company's FCC Counsel. Russell S. Berman of Kronish Lieb Weiner & Hellman LLP and Henry Goldberg of Goldberg, Godles, Wiener & Wright each hold one-third of the outstanding equity interests in THI. See "Certain Relationships and Related Transactions -- License Holding Company."

                                    EXPERTS

     The Consolidated Financial Statements of the Company for the year ended December 31, 1994, the eight month period ended August 31, 1995 and as of and for the years ended August 31, 1996 and August 31, 1997, and the Financial Statements of the Assets and Liabilities of ICS Communications, LLC, acquired by the Company as of and for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. While the Company has disclosed all the information material to an investment decision regarding the securities offered hereby, statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents (other than exhibits to such documents) which have been incorporated by reference in the Registration Statement, upon the oral or written request of such person to OpTel, Inc., 1111 W. Mockingbird Lane, Dallas, Texas 75247 (telephone (214) 634-3800), Attention: Andrew N. Jent.

                                   APPENDIX A
                                    GLOSSARY

     Access Charges -- The charges paid by an IXC to an ILEC or CLEC for the origination or termination of the IXC's customer's long distance calls.

     CAP (Competitive Access Provider) -- A service provider that competes with local telephone companies for access traffic by providing to high-volume customers private line access to IXCs. Although traditional CAPs did not provide a complete package of local exchange services, some CAPs have begun to provide local exchange services following the passage of the Telecom Act.

     Central Office -- The switching center and/or central circuit termination facility of a local telephone company.

     CLEC (Competitive Local Exchange Carrier) -- A telephone service provider (carrier) offering services similar to those offered by the former monopoly local telephone company. A CLEC may also provide other types of telecommunications services (e.g., long distance).

     CLEC Certification -- Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer local exchange telephone services in direct competition with ILECs and other CLECs. Such certifications are granted on a state-by-state basis.

     Communications Act of 1934 -- Federal legislation that established rules for broadcast and nonbroadcast communications, including both wireless and wire line telephone service which continues, as amended, to be in effect today.

     EBITDA -- represents earnings before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

     FCC (Federal Communications Commission) -- The principal U.S. Government agency charged with the oversight of all public communications media.

     HDTV (High Definition Television) -- Digital signals used in television broadcasting which have been the subject of recent federal legislation.

     Head End -- Equipment necessary to receive video programming via satellite transmission and combine the signals into a channel lineup for distribution.

     Hertz, Megahertz and Gigahertz -- The dimensional unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hertz (abbreviated Hz) equals one cycle per second. MHz (MegaHertz) stands for millions of Hertz. GHz (GigaHertz) stands for billions of Hertz.

     ICP (Integrated Communications Provider) -- A communications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange services, long distance services, data services, cable television services and other communications services.

     ILEC (Incumbent Local Exchange Carrier) -- The local exchange carrier that was the monopoly carrier prior to the opening of local exchange services to competition.

     Interconnection (co-carrier) Agreement -- A contract between an ILEC and a CLEC for the interconnection of the two networks for the purpose of mutual exchange of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

     Interexchange Services -- Telecommunications services that are provided between two exchange areas, generally meaning between two cities (i.e., long distance).

     InterLATA -- Telecommunications services originating inside a LATA and terminating outside of that LATA.

     Internet -- A global collection of interconnected computer networks which use a specific communications protocol.

     ISDN (Integrated Services Digital Network) -- An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 KB per second.

     ISP (Internet Service Provider) -- A service provider that provides access to the Internet, normally for dial-access customers, by sharing communications lines and equipment.

     IXC (Interexchange Carrier) -- A provider of telecommunications services that extend between exchanges or cities, also known as a long distance provider.

     KB (Kilobits) per second -- A transmission rate. One kilobit equals 1,024 bits of information.

     LATA (Local Access and Transport Area) -- A geographic area inside of which a LEC can offer switched telecommunications services, including long distance (known as local toll). The LATA boundaries were established at the divestiture of the local exchange business of AT&T.

     LEC (Local Exchange Carrier) -- Any telephone service provider offering local exchange services. LECs include ILECs, RBOCs and CLECs.

     LMDS (Local Multipoint Distribution Service) -- A wireless point to multipoint communications service.

     Local Exchange -- An area inside of which telephone calls are generally completed without any toll or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

     Local Exchange Services -- Telephone services that are provided within a local exchange. These usually refer to local calling services (e.g., dial tone services).

     MB (Megabits) per second -- A transmission rate. One megabit equals 1,024 kilobits.

     MDU (Multiple Dwelling Unit) -- High density residential complexes such as high- and low-rise apartment buildings, condominiums, cooperatives, townhouses and mobile home communities.

     MMDS (Multichannel Multipoint Distribution Service) -- A wireless point to multipoint distribution system using microwave transmitting and receiving equipment that broadcasts to individual subscribers in an omni-directional manner.

     Modem -- A device for transmitting digital information over an analog telephone line.

     Network Hubs -- Locations where the Company has installed Head End equipment and telecommunications transmitting and receiving equipment for distribution to MDUs.

     Network Operations Center -- A facility where the Company monitors and manages the Company's networks.

     PBX (Private Branch Exchange) -- A telephone switching system designed to operate at the MDU. A PBX connects telephones to each other and to lines and trunks that connect the PBX to the public network and/or private telephone networks.

     POP (Point of Presence) -- A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers or to customers.

     RBOC (Regional Bell Operating Company) -- ILECs created by the divestiture of the local exchange business of AT&T. These include BellSouth, Bell Atlantic, Ameritech, US WEST, SBC Communications, Inc. and PacBell.

     Reciprocal Compensation -- The compensation paid to and from one local exchange carrier to another for termination of a local call on the other's networks.

     STS (Shared Tenant Services) -- The provision of telecommunications services to multiple tenants by allowing these users to have shared access to telephone lines and other telephone services.

     SMATV (Satellite Master Antenna Television) -- Non-networked systems which transmit video programming via Head Ends located at individual MDUs.

     SONET (Synchronous Optical Network) -- Self-healing rings that provide high speed redundant connections for the delivery of voice traffic.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users. A switch also captures information for billing purposes.

     Switch-based -- A communications provider that delivers its services to the end-user via owned switches and leased (or owned) transport.

     T-1 -- A high-speed digital circuit typically linking high volume customer locations to long distance carriers or other customer locations. Typically utilized for voice transmissions as well as the interconnection of local area networks, T-1 service accommodates transmission speeds of up to 1.544 MB per second, which is equivalent to 24 voice grade equivalent circuits.

     Trunk -- A dedicated circuit which concentrates subscriber lines. A trunked system combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channel.

                         INDEX TO FINANCIAL STATEMENTS

OPTEL, INC. AND SUBSIDIARIES:
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of August 31, 1996 and 1997
  and May 31, 1998 (unaudited)..............................  F-3
Consolidated Statements of Operations for the year ended
  December 31, 1994, the period from January 1, 1995 to
  August 31, 1995, the years ended August 31, 1996 and 1997, and the nine months ended May 31, 1997 and 1998
  (unaudited)...............................................  F-4
Consolidated Statements of Stockholders' Equity for the year ended December 31, 1994, the period from January 1, 1995
  to August 31, 1995, the years ended August 31, 1996 and
  1997, and the nine months ended May 31, 1997 and 1998
  (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for the year ended
  December 31, 1994, the period from January 1, 1995 to
  August 31, 1995, the years ended August 31, 1996 and 1997, and the nine months ended May 31, 1997 and 1998
  (unaudited)...............................................  F-6
Notes to Consolidated Financial Statements..................  F-7
PRO FORMA FINANCIAL INFORMATION (UNAUDITED):
Pro Forma Statements of Operations for the year ended August
  31, 1997 and the nine months ended May 31, 1998........... F-28
Notes to Pro Forma Financial Information.................... F-30
ACQUIRED COMPANY:
Assets and Liabilities Acquired of ICS Communications, LLC
  by OpTel, Inc.:
  Independent Auditors' Report.............................. F-31
  Statements of Assets and Liabilities Acquired as of
     December 31, 1997 and March 31, 1998 (unaudited)....... F-32
  Statements of Revenues and Direct Expenses for the year
     ended December 31, 1997 and the three months ended
     March 31, 1998 (unaudited)............................. F-33
  Notes to Financial Statements............................. F-34

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.:

     We have audited the accompanying consolidated balance sheets of OpTel, Inc. and subsidiaries (the "Company") as of August 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OpTel, Inc. and subsidiaries as of August 31, 1996 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1994, the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997 in conformity with generally accepted accounting principles.

    /s/ DELOITTE & TOUCHE LLP
------------------------------------

October 14, 1997
Dallas, Texas

                          OPTEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                            AUGUST 31,    AUGUST 31,      MAY 31,
                                                               1996          1997          1998
                                                            ----------    ----------    -----------
                                                                                        (UNAUDITED)
Cash and cash equivalents.................................   $  1,677      $ 87,305      $  99,704
Restricted investments (Notes 6 and 12)...................         --        67,206         55,294
Accounts receivable (Net of allowance for doubtful
  accounts of $542, $1,125 and $1,523, respectively)......      3,064         4,044          7,249
Prepaid expenses, deposits and other assets...............      1,562         1,836          2,272
Property and equipment, net (Note 4)......................    103,800       160,442        251,324
Intangible assets, net (Note 5)...........................     65,876        82,583        160,255
                                                             --------      --------      ---------
          TOTAL...........................................   $175,979      $403,416      $ 576,098
                                                             ========      ========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable..........................................   $  5,649      $  7,927      $   4,773
Accrued expenses and other liabilities....................     10,507        13,969         26,304
Deferred revenue and customer deposits....................      2,167         2,978          4,293
Convertible notes payable to stockholder (Notes 6 and
  9)......................................................     89,414       129,604             --
Notes payable and long-term obligations (Note 6)..........      2,443       221,653        348,633
Deferred acquisition liabilities (Notes 3 and 6)..........      6,520         6,920          5,153
Dividends payable.........................................         --            --          4,068
                                                             --------      --------      ---------
          Total liabilities...............................    116,700       383,051        393,224

Commitments and contingencies (Notes 3 and 7)

Stockholders' equity (deficit) (Notes 9, 10 and 13)
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized; none issued and outstanding..............         --            --             --
  Series A preferred stock, $.01 par value; 10,000 shares
     authorized; none and 6,962 issued and outstanding....         --            --        139,244
  Series B preferred stock, $.01 par value; 2,000 shares
     authorized; none and 991 issued and outstanding......         --            --         59,466
  Class A common stock, $.01 par value; 8,000,000 shares
     authorized; none issued and outstanding..............         --            --              2
  Class B common stock, $.01 par value; 6,000,000 shares
     authorized; 2,304,561, 2,353,498 and 2,353,498 issued
     and outstanding, respectively........................         23            24             24
  Class C common stock, $.01 par value; 300,000 shares
     authorized; 225,000 issued and outstanding...........         --             2              2
Additional paid-in capital................................     88,065        97,683        113,780
Accumulated deficit.......................................    (28,809)      (77,344)      (129,644)
                                                             --------      --------      ---------
          Total stockholders' equity (deficit)............     59,279        20,365        182,874
                                                             --------      --------      ---------
          TOTAL...........................................   $175,979      $403,416      $ 576,098
                                                             ========      ========      =========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            PERIOD FROM                                    NINE MONTHS ENDED
                                            YEAR ENDED    JANUARY 1, 1995    YEAR ENDED AUGUST 31,              MAY 31,
                                           DECEMBER 31,    TO AUGUST 31,    -----------------------   ---------------------------
                                               1994            1995            1996         1997          1997           1998
                                           ------------   ---------------   ----------   ----------   ------------   ------------
                                                                                                              (UNAUDITED)
REVENUES:
  Cable television.......................    $   240         $  8,783        $ 25,893     $ 36,915      $ 26,915       $ 42,195
  Telecommunications.....................        202              788           1,711        2,922         2,202          2,721
                                             -------         --------        --------     --------      --------       --------
          Total revenues.................        442            9,571          27,604       39,837        29,117         44,916
OPERATING EXPENSES:
  Programming, access fees and revenue
     sharing.............................        470            4,558          11,868       19,202        14,016         20,213
  Customer support, general and
     administrative......................      7,733           12,055          19,636       28,926        19,842         25,044
  Depreciation and amortization..........        117            2,420           8,676       14,505         9,934         18,432
                                             -------         --------        --------     --------      --------       --------
          Total operating expenses.......      8,320           19,033          40,180       62,633        43,792         63,689
                                             -------         --------        --------     --------      --------       --------
LOSS FROM OPERATIONS.....................     (7,878)          (9,462)        (12,576)     (22,796)      (14,675)       (18,773)
OTHER INCOME (EXPENSE):
  Interest expense on convertible notes
     payable to stockholder (Notes 4 and
     9)..................................         --             (919)         (5,342)     (15,204)      (10,671)        (9,640)
  Other interest expense.................        (76)            (349)           (657)     (16,210)       (6,309)       (26,276)
  Interest and other income..............         10               99             145        5,675           (13)         6,457
                                             -------         --------        --------     --------      --------       --------
LOSS BEFORE INCOME TAXES.................     (7,944)         (10,631)        (18,430)     (48,535)      (31,668)       (48,232)
Income Tax Benefit (Note 8)..............         --              470              --           --            --             --
                                             -------         --------        --------     --------      --------       --------
NET LOSS.................................    $(7,944)        $(10,161)       $(18,430)    $(48,535)      (31,668)       (48,232)
                                             =======         ========        ========     ========      --------       --------
Dividends on preferred stock.............                                                                     --         (4,068)
                                                                                                        --------       --------
NET LOSS ATTRIBUTABLE TO COMMON EQUITY...                                                               $(31,668)      $(52,300)
                                                                                                        ========       ========
BASIC AND DILUTED LOSS PER COMMON SHARE
  (Notes 2 and 10).......................                    $  (6.89)       $  (8.30)    $ (19.98)     $ (13.23)      $ (20.04)
                                                             ========        ========     ========      ========       ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING (Notes 2 and 10)...........                       1,475           2,220        2,430         2,393          2,610
                                                             ========        ========     ========      ========       ========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                               SERIES A                    SERIES B                  CLASS A
                                                            PREFERRED STOCK             PREFERRED STOCK           COMMON STOCK
                                                       -------------------------   -------------------------   -------------------
                                         PARTNERSHIP     SHARES      LIQUIDATION     SHARES      LIQUIDATION     SHARES       PAR
                                           CAPITAL     OUTSTANDING      VALUE      OUTSTANDING      VALUE      OUTSTANDING   VALUE
                                         -----------   -----------   -----------   -----------   -----------   -----------   -----
BALANCE, JANUARY 1, 1994...............   $    689           --       $     --          --         $    --          --        $--
  Contributions........................     10,375           --             --          --              --          --       --..
  Net loss of partnership..............         --           --             --          --              --          --         --
  Reorganization from partnership......    (11,064)          --             --          --              --          --         --
  Net loss.............................         --           --             --          --              --          --         --
                                          --------        -----       --------         ---         -------         ---        ---
BALANCE, DECEMBER 31, 1994.............         --           --             --          --              --          --         --
  Issuance of stock upon debt
    conversion, net of transaction
    costs..............................         --           --             --          --              --          --         --
  Sale and issuance of stock...........         --           --             --          --              --          --         --
  Net loss.............................         --           --             --          --              --          --         --
                                          --------        -----       --------         ---         -------         ---        ---
BALANCE, AUGUST 31, 1995...............         --           --             --          --              --          --         --
  Issuance of stock upon debt
    conversion.........................         --           --             --          --              --          --         --
  Contribution and cancellation of
    shares.............................         --           --             --          --              --          --         --
  Net loss.............................         --           --             --          --              --          --         --
                                          --------        -----       --------         ---         -------         ---        ---
BALANCE, AUGUST 31, 1996...............         --           --                         --              --          --         --
  Issuance of stock with senior notes
    offering...........................         --           --             --          --              --          --         --
  Stock options exercised..............         --           --             --          --              --          --         --
  Net loss.............................         --           --             --          --              --          --         --
                                          --------        -----       --------         ---         -------         ---        ---
BALANCE, AUGUST 31, 1997...............         --           --             --          --              --          --         --
  Preferred stock dividend
    (unaudited)........................         --           --             --          --              --          --         --
  Issuance of stock upon debt
    conversion.........................         --        6,962        139,244          --              --          --         --
  Issuance of stock to acquire the ICS
    operations.........................         --           --             --         991          59,466         164          2
  Net loss (unaudited).................         --           --             --          --              --          --         --
                                          --------        -----       --------         ---         -------         ---        ---
BALANCE, MAY 31, 1998 (unaudited)......   $     --        6,962       $139,244         991         $59,466         164        $ 2
                                          --------        -----       --------         ---         -------         ---        ---
                                          --------        -----                                                    ---        ---

                                               CLASS B               CLASS C
                                            COMMON STOCK          COMMON STOCK
                                         -------------------   -------------------   ADDITIONAL
                                           SHARES       PAR      SHARES       PAR     PAID-IN     ACCUMULATED
                                         OUTSTANDING   VALUE   OUTSTANDING   VALUE    CAPITAL       DEFICIT
                                         -----------   -----   -----------   -----   ----------   -----------
BALANCE, JANUARY 1, 1994...............        --       $--         --        $--     $     --     $    (307)
  Contributions........................        --        --         --         --           --            --
  Net loss of partnership..............        --        --         --         --           --        (7,725)
  Reorganization from partnership......       717         7         --         --        3,024         8,032
  Net loss.............................        --        --         --         --           --          (219)
                                            -----       ---        ---        ---     --------     ---------
BALANCE, DECEMBER 31, 1994.............       717         7         --         --        3,024          (219)
  Issuance of stock upon debt
    conversion, net of transaction
    costs..............................     1,121        11         --         --       59,194            --
  Sale and issuance of stock...........       312         3         --         --       16,684            --
  Net loss.............................        --        --         --         --           --       (10,160)
                                            -----       ---        ---        ---     --------     ---------
BALANCE, AUGUST 31, 1995...............     2,150        21         --         --       78,902       (10,379)
  Issuance of stock upon debt
    conversion.........................       171         2         --         --        9,163            --
  Contribution and cancellation of
    shares.............................       (16)       --         --         --           --            --
  Net loss.............................        --        --         --         --           --       (18,430)
                                            -----       ---        ---        ---     --------     ---------
BALANCE, AUGUST 31, 1996...............     2,305        23         --         --       88,065       (28,809)
  Issuance of stock with senior notes
    offering...........................        --        --        225          2        6,998            --
  Stock options exercised..............        48         1         --         --        2,620            --
  Net loss.............................        --        --         --         --           --       (48,535)
                                            -----       ---        ---        ---     --------     ---------
BALANCE, AUGUST 31, 1997...............     2,353        24        225          2       97,683       (77,344)
  Preferred stock dividend
    (unaudited)........................        --        --         --         --           --        (4,068)
  Issuance of stock upon debt
    conversion.........................        --        --         --         --           --            --
  Issuance of stock to acquire the ICS
    operations.........................        --        --         --         --       16,097            --
  Net loss (unaudited).................        --        --         --         --           --       (48,232)
                                            -----       ---        ---        ---     --------     ---------
BALANCE, MAY 31, 1998 (unaudited)......     2,353       $24        225        $ 2     $113,780     $(129,644)
                                            -----       ---        ---        ---     --------     ---------
                                            -----       ---        ---        ---     --------     ---------

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                                 NINE MONTHS
                                                                      PERIOD FROM         YEAR ENDED                ENDED
                                                      YEAR ENDED    JANUARY 1, 1995       AUGUST 31,               MAY 31,
                                                     DECEMBER 31,    TO AUGUST 31,    -------------------   ---------------------
                                                         1994            1995           1996       1997       1997        1998
                                                     ------------   ---------------   --------   --------   ---------   ---------
                                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.........................................    $(7,944)        $(10,161)      $(18,430)  $(48,535)  $ (31,668)  $ (48,232)
  Adjustments to reconcile net loss to net cash
    flow used in operating activities:
    Depreciation and amortization..................        117            2,420          8,676     14,505       9,934      18,432
    Deferred tax benefit...........................         --             (488)            --         --          --          --
    Noncash interest expense.......................         --            1,147          5,661     15,107      10,968      10,583
    Noncash interest earned on restricted
      investments..................................         --               --             --     (2,303)     (1,167)     (2,713)
    Increase(decrease) in cash from changes in
      operating assets and liabilities, net of
      effect of business combinations:
      Accounts receivable..........................        (58)          (1,005)        (1,370)      (754)     (1,613)     (3,228)
      Prepaid expenses, deposits and other
        assets.....................................     (1,008)             180           (126)      (785)       (742)        (52)
      Deferred revenue and other liabilities.......        164              895            906        640         656         888
      Accounts payable and accrued expenses........      5,397            3,518          4,230      6,190      11,009       9,171
                                                       -------         --------       --------   --------   ---------   ---------
        Net cash flows used in operating
          activities...............................     (3,332)          (3,494)          (453)   (15,935)     (2,623)    (15,151)
                                                       -------         --------       --------   --------   ---------   ---------
INVESTING ACTIVITIES:
  Purchases of businesses..........................     (1,298)         (49,974)        (9,916)    (6,717)     (5,048)    (41,285)
  Acquisition of intangible assets.................     (3,211)            (608)        (7,904)   (10,112)     (7,710)     (6,223)
  Purchases and construction of property and
    equipment......................................     (6,067)         (21,562)       (54,217)   (61,393)    (36,760)    (55,792)
  Purchases of restricted investments..............         --               --             --    (79,609)    (79,609)         --
  Proceeds from maturity of restricted
    investments....................................         --               --             --     14,706          --      14,625
                                                       -------         --------       --------   --------   ---------   ---------
        Net cash flows used in investing
          activities...............................    (10,576)         (72,144)       (72,037)  (143,125)   (129,127)    (88,675)
                                                       -------         --------       --------   --------   ---------   ---------
FINANCING ACTIVITIES:
  Proceeds from convertible notes payable..........     15,000           62,823         73,438     33,700      33,700          --
  Repayments on convertible notes payable..........         --               --             --    (10,000)    (10,000)         --
  Proceeds from senior notes payable...............         --               --             --    218,000     218,000          --
  Financing costs of senior notes payable..........         --               --             --     (5,738)     (4,776)         --
  Proceeds from bank financing, net of transaction
    costs..........................................         --               --             --         --          --     119,381
  Proceeds from issuance of common stock...........         --           16,688             --      9,620       7,000          --
  Payment on notes payable and long term
    obligations....................................     (6,489)          (6,856)        (1,307)      (894)       (354)     (1,679)
  Payment of deferred acquisition liabilities......         --               --             --         --          --      (1,477)
  Contributions received from partners.............     10,375               --             --         --          --          --
                                                       -------         --------       --------   --------   ---------   ---------
        Net cash flows provided by financing
          activities...............................     18,886           72,655         72,131    244,688     243,570     116,225
                                                       -------         --------       --------   --------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................      4,978           (2,983)          (359)    85,628     111,820      12,399
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...         41            5,019          2,036      1,677       1,677      87,305
                                                       -------         --------       --------   --------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........    $ 5,019         $  2,036       $  1,677   $ 87,305   $ 113,497   $  99,704
                                                       =======         ========       ========   ========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  (Notes 3 and 9)
  Cash paid during the period for:
    Interest.......................................    $    39         $    120       $    290   $ 15,059   $     249   $  18,989
                                                       =======         ========       ========   ========   =========   =========
    Taxes..........................................    $    --         $     19       $     --   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
  Increase in capital lease obligations............    $    --         $     --       $    879   $  1,630   $     942   $   1,634
                                                       =======         ========       ========   ========   =========   =========
  Convertible debt issued for accrued interest.....    $    --         $     --       $  6,436   $ 16,490   $      --   $   9,640
                                                       =======         ========       ========   ========   =========   =========
  Conversion of convertible debt and partnership
    capital to common stock:
    Partnership capital............................    $(3,031)        $     --       $     --   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
    Convertible debt and accrued interest..........    $    --         $(60,792)      $ (9,166)  $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
    Common stock...................................    $     7         $     11       $      2   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
    Additional paid-in capital, net of transaction
      costs........................................    $ 3,024         $ 59,194       $  9,163   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
  Preferred stock issued for convertible debt......    $    --         $     --       $     --   $     --   $      --   $ 139,244
                                                       =======         ========       ========   ========   =========   =========
  Preferred stock issued for purchase of
    business.......................................    $    --         $     --       $     --   $     --   $      --   $  59,466
                                                       =======         ========       ========   ========   =========   =========
  Common stock issued for purchase of business.....    $    --         $     --       $     --   $     --   $      --   $  16,099
                                                       =======         ========       ========   ========   =========   =========
  Increase in dividends payable....................    $    --         $     --       $     --   $     --   $      --   $   4,068
                                                       =======         ========       ========   ========   =========   =========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

1. DESCRIPTION OF BUSINESS

     OpTel, Inc., a Delaware corporation, and subsidiaries (the "Company" or "OpTel") is the successor of the cable television and telecommunications operations of Vanguard Communications, L.P. ("Vanguard"). Vanguard commenced operations in April 1993. On December 20, 1994, Vanguard contributed its cable television and telecommunications operations to its wholly owned subsidiary, OpTel. The contribution to OpTel was recorded at Vanguard's historical cost.

     OpTel is a developer, operator and owner of private cable television and telecommunications systems that utilize advanced technologies to deliver cable television and telecommunications services to customers in multiple dwelling units ("MDUs"). The Company negotiates long-term, generally exclusive cable television service agreements and nonexclusive telecommunications service agreements with owners and managers of MDUs, generally for terms of up to 15 years. The company's primary markets are major metropolitan areas in Arizona, California, Colorado, Florida, Illinois and Texas.

     During the period from April 20, 1993 (date of inception) to March 31, 1995, the Company was wholly owned by Vanguard. On March 31, 1995, VPC Corporation ("VPC") (a wholly owned subsidiary of Le Groupe Videotron Ltee ("Videotron") -- a Quebec corporation), acquired a 66.75% interest in the Company. At August 31, 1997, VPC's interest in the Company was 74.62% (see Note
9).

     In 1995, the Company elected to change its year-end to August 31 from December 31 to conform to that of its new majority stockholder.

2. SIGNIFICANT ACCOUNTING POLICIES

     Interim Financial Information -- The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included. Operating results for the nine month period ended May 31, 1997 and 1998, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     Principles of Consolidation -- The consolidated financial statements include the accounts of OpTel and its wholly owned and majority-owned subsidiaries and limited partnerships. All significant intercompany accounts and transactions have been eliminated. Amounts due to minority limited partners are included in notes payable and long-term obligations.

     Cash and Cash Equivalents -- Cash and cash equivalents of the Company are composed of demand deposits with banks and highly liquid, short-term investments with maturities of three months or less when purchased.

     Restricted Investments -- Restricted investments of the Company are composed of U.S. Treasury securities restricted for payment of interest on the Company's 1997 Notes. These investments are classified as held to maturity and are carried at amortized cost.

     Property and Equipment -- Property and equipment are stated at cost, which includes amounts for construction materials, direct labor and overhead, and capitalized interest. When assets are disposed of, the costs and related accumulated depreciation are removed, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

betterments are capitalized. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Headends...............................................       15 years
Telephone switches.....................................       10 years
Distribution systems and enhancements..................       15 years
Computer software and equipment........................        4 years
Other..................................................  5 to 10 years

     Management routinely evaluates its recorded investments for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" based on projected undiscounted cash flows and other methods when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes the investments to be recoverable.

     Intangible Assets -- Costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs, the excess of purchase price over the fair value of tangible assets acquired, goodwill and other intangible assets, are amortized using the straight-line method over the following estimated useful lives:

Goodwill......................................                  20 years
Licensing fees and rights-of entry costs......  Initial term of contract
Deferred financing costs......................     Terms of indebtedness
Other.........................................              1 to 5 years

     Management routinely evaluates its recorded investments for impairment in accordance with SFAS No. 121 based on projected undiscounted cash flows and other methods when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and believes the investments to be recoverable. Amounts recorded as goodwill have been acquired in the business combinations discussed in Note 3. Such amounts are generally attributable to market entry or expansion and are subject to impairment loss evaluation in accordance with SFAS No. 121.

     Federal and State Income Taxes -- Prior to August 2, 1996 the Company and its corporate subsidiaries filed a consolidated federal income tax return. Beginning August 2, 1996, in connection with VPC acquiring additional stock from Vanguard, the Company was included in VPC's consolidated federal income tax return. Effective February 14, 1997, as the result of issuing Class C Common (see Notes 6 and 9), the Company will again be required to file a separate consolidated federal income tax return. During the period in which the Company was consolidated with VPC, for purposes of financial reporting, the Company has recorded federal and state income tax as if it were filing a separate return. Deferred tax assets and liabilities are recorded based on the difference between the tax basis of the assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Provision is made or benefit recognized for deferred taxes relating to temporary differences in the recognition of expense and income for financial reporting purposes. To the extent a deferred tax asset does not meet the criterion of "more likely than not" for realization, a valuation allowance is recorded.

     Revenue Recognition and Deferred Revenue -- The Company recognizes revenue as cable television programming and telecommunications services are provided to subscribers. OpTel typically bills customers in

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

advance for monthly cable television services, which results in the deferral of revenue until those services are provided. Installation revenue is recognized in the period installation services are provided to the extent of direct selling costs. For all periods presented, installation revenues have not exceeded direct selling costs. The Company expenses all initial subscriber costs as incurred due to the short term subscriber lives associated with MDU service and because such costs do not constitute additions to property and equipment.

     Net Loss Per Common Share -- The computation of basic and diluted loss per common share is based on the weighted average number of common shares outstanding during the period (see Note 10). No loss per share information is presented for the period the Company was organized as a partnership. Common stock equivalents are included in the computation if they are material. Diluted earnings per share will continue to be calculated in a manner similar to the historical fully diluted calculation. The diluted loss per common share is considered to be the same as basic since the effect of the convertible notes payable to stockholder and common stock equivalents outstanding for each period presented would be antidilutive. For the period ended August 31, 1995, the years ended August 31, 1996 and 1997, and the nine month periods ended May 31, 1997 and 1998, the potential dilutive equivalent shares excluded from the diluted earnings per share calculation because of their antidilutive effect on the periods reported totaled 197,000, 983,000, 1,425,000, 983,000, and 122,000, respectively.

     Derivative Financial Instruments -- Derivative financial instruments are utilized by the Company to reduce interest rate risk and include interest rate swaps. The Company does not hold or issue derivative financial instruments for speculative or trading purposes. Gains and losses resulting from the termination of derivative financial instruments are recognized over the shorter of the remaining original contract lives of the derivative financial instruments or the lives of the related hedged positions or, if the hedged positions are sold or extinguished, are recognized in the current period as gain or loss.

     Acquisitions -- Acquisitions accounted for using the purchase method of accounting include results of operations of the acquired businesses in the accompanying consolidated financial statements from the dates of acquisition. Identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the net assets acquired is recorded as goodwill.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reporting amounts of certain assets, liabilities, revenues and expenses. Actual results may differ from such estimates. The Company is in the initial stages of entering new markets and acquiring or constructing the infrastructure necessary to deliver cable television and telecommunication services. The Company's network upgrades and investment in central office switched telecommunications require significant investment, a portion of which will not be recovered unless the Company's customer base increases from current levels, as to which there can be no assurance because of possible changes due to competition, regulatory changes, technology changes, the ability to finance future expenditures or other unforeseen factors. The carrying value of property, equipment, and intangible assets will be subject to ongoing assessment.

     New Accounting Pronouncements -- On September 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which did not have a significant impact on the Company's results of operations or financial position.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share and was effective for financial statements issued for periods ending after December 15, 1997, including interim

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

periods. Prior periods presented have been restated to reflect the adoption of SFAS No. 128 which did not have a significant impact upon the Company's reported earnings per share.

     The FASB issued, in February 1997, SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     Reclassifications -- Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

3. ACQUISITIONS

     On December 28, 1994, the Company acquired the stock of the operating subsidiaries of International Richey Pacific Cablevision, Ltd. ("IRPC") by assuming approximately $15,500 of liabilities, issuance of a note for $1,000, payment of approximately $1,300 in cash and issuance of a warrant for the right to purchase an ownership interest in Vanguard. The $1,000 secured note payable was due to IRPC one year after closing and was subject to adjustment based on the actual amount of assumed liabilities. In December 1997, the Company and IRPC reached an agreement with respect to the actual amount of liabilities assumed. Also in December 1997, IRPC exercised its right to put the warrant to OpTel. The obligations for the secured note payable and the warrant were satisfied by the Company by payment of approximately $1,477. The combined amounts due to IRPC were included on the accompanying August 31, 1996 and 1997 consolidated balance sheets in deferred acquisition liabilities. The Company, as a result of the acquisition from IRPC, is a general partner in limited partnership investments (the "Partnerships"). The operations of these Partnerships have been consolidated with those of the Company. The Company has the option to purchase the interest of each limited partner at defined amounts ranging from 110% to 140% of each limited partner's initial capital contribution for the first four years of the partnership agreements and is required to purchase the interests at the end of the fifth year at 150% of the initial capital contribution. From the date of initial capital contribution until the date the Company purchases the interest of a limited partner, each limited partner receives a guaranteed return equal to 10% per annum of their initial capital contribution paid quarterly. During the periods ended August 31, 1995, 1996 and 1997 OpTel paid $2,114, $392, and $0, respectively, to repurchase certain partnership obligations (see Note
6). The operations of the acquired subsidiaries and the partnerships are located in the San Diego, California, and Phoenix, Arizona areas.

     On January 11, 1995, the Company purchased the assets of EagleVision, a division of Nationwide Communications, Inc. ("NCI"). The purchase price consisted of $15,200 in cash, the assumption of approximately $110 of liabilities and a deferred payment due to NCI of not less than $6,000 and not more than $10,000 based on the profitability of OpTel's assets in the Houston, Texas market with certain adjustments. This deferred payment shall be payable at NCI's option, either (a) following the sale of all or substantially all of the EagleVision assets or the sale of a majority of the outstanding voting capital of the OpTel subsidiary which acquired EagleVision assets to a third party who is not an affiliate or (b) at the conclusion of the fifth or

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

sixth year following the acquisition. This deferred payment is carried on the accompanying consolidated balance sheets in deferred acquisition liabilities at the net present value of the estimated final payment with an accretion of interest recorded to operations. As of the date of acquisition and as of August 31, 1997, the estimated payment due was $6,000 with a net present value at August 31, 1996 and 1997 of $4,503 and $4,903, respectively. EagleVision's operations are located in the Houston, Texas area.

     On June 30, 1995, the Company purchased the stock of Sunshine Television Entertainment, Inc. ("Sunshine") for $5,500 in cash and the assumption of approximately $350 of liabilities. Sunshine's operations are located in the Miami, Florida area.

     On July 31, 1995, the Company purchased the assets of Interface Communications Group, Inc. and certain related entities ("Interface") for $8,900 in cash and the assumption of approximately $30 of liabilities. The operations of Interface are located in the Denver, Colorado area.

     On August 31, 1995, the Company purchased the general and limited partnership interests of Triax Associates V, L.P. ("Triax"), for $15,200 in cash and the assumption of approximately $100 of liabilities. The operations of Triax are located in the Chicago, Illinois area.

     On January 30, 1996, the Company purchased the assets of Telecom Master L.P. and Telecom Satellite Systems Corporation ("Telecom") for approximately $5,700 in cash and the assumption of $100 of liabilities. The operations of Telecom are located in the Dallas, Texas area.

     On August 2, 1996, the Company purchased certain assets of certain subsidiaries of Wireless Holdings, Inc., and Videotron (Bay Area), Inc., companies that are 50% and 80% owned and controlled by Videotron, respectively, for approximately $3,880. The amount paid represents the sellers' historical cost which also approximates the acquired assets' estimated fair market value. The operations of the acquired assets are located in the San Francisco, California, and Tampa, Florida areas.

     On November 12, 1996, the Company purchased the assets of Malvey Cable Company ("Nor-Cal") for approximately $2,500 in cash. The operations of Nor-Cal are located in the San Francisco, California area.

     On March 14, 1997, the Company purchased the stock of Tara Communication Systems, Inc. ("Tara") for $2,450 in cash and the assumption of approximately $65 of liabilities. The operations of Tara are located in the Chicago, Illinois area.

     On August 1, 1997, the Company purchased certain assets of Northgate Communications, Inc. ("Northgate") for approximately $1,700 in cash. The operations of Northgate are located in the Los Angeles and San Diego, California areas.

     On October 27, 1997, the Company purchased the residential cable television and associated fiber optic network assets of Phonoscope Ltd. and the stock of several affiliated entities (collectively "Phonoscope"). The operations of Phonoscope are in Houston, Texas. The purchase price consisted of $36.5 million in cash and was recorded as a purchase acquisition.

     On March 3, 1998, the Company entered into a definitive purchase agreement to acquire certain cable television and telephone assets of Interactive Cable Systems, Inc. ("ICS"). The total purchase price is approximately $80.8 million and is comprised of approximately $4.5 million of cash, Series B Preferred with a liquidation preference of $59.4 million, and 164,272 shares of Class A Common plus assumed liabilities of $.8 million and excluding transaction costs of approximately $.25 million. As of May 31, 1998, the Company had received consents and accepted the transfer of legal title to approximately 72% of the assets which are the

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

subject of the aggregate acquisition. The Company expects the transfer of legal title for the balance of the acquisition to be completed over the next few months as ICS meets certain conditions. Approximately 28% of the total purchase price has been escrowed until ICS meets these conditions. The Company has included 100% of the assets and operating results of the ICS Operations in its consolidated financial statements since April 13, 1998 because (i) although the transfer of legal title to the remaining assets is subject to the receipt of certain third party consents, the Company may elect to waive the consent conditions, (ii) under the terms of a management agreement, during the period that ICS has to secure the necessary consents, the Company is managing these assets and receives all the revenues associated with and incurs all the expenses associated with these units and (iii) the entire purchase price was paid (although a portion of the purchase price is being held in escrow for the protection of the Company, subject to the receipt of the necessary consents). The assets being acquired are located in Houston, Dallas-Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami-Ft. Lauderdale, Tampa-Orlando, Atlanta, Indianapolis and greater Washington, D.C. At May 31, 1998, the allocation of the purchase price is recorded on a preliminary basis as follows and is subject to adjustment:

Accounts receivable.........................................  $ 1,333
Prepaid expenses, deposits and other assets.................      249
Property and equipment......................................   30,000
Identifiable intangible assets (Rights of Entry)............    9,325
Goodwill....................................................   41,021
Deferred revenue and customer deposits......................     (842)
Capital lease obligations...................................     (793)
                                                              -------
          Total.............................................  $80,293
                                                              =======

     The allocation of the aggregate purchase price reflected in the financial statements and in the pro forma financial information is preliminary. The final allocation of the purchase price is contingent upon the final valuation of the acquired assets and the revision of other estimates; however the allocation is not expected to differ materially from the preliminary allocation.

     The pro forma results presented below have been prepared to illustrate the effects of the acquisition as if it had occurred on the first day of the periods presented. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The following pro forma financial information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.

                                                         Year Ended       Nine Months Ended
                                                       August 31, 1997      May 31, 1998
                                                       ---------------    -----------------
                                                              (in thousands, except
                                                                 per share data)
Total revenues.......................................     $ 56,465            $ 55,618
Loss from operations.................................      (33,166)            (24,202)
Net loss.............................................      (59,047)            (53,748)
Basic and diluted loss per common share of common
  equity.............................................     $ (24.60)           $ (22.14)

     The pro forma effect of the 1996 and 1997 acquisitions would have had an insignificant impact on the consolidated results of operations of the Company for the years ended August 31, 1996 and 1997.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                           AUGUST 31,
                                                       -------------------     MAY 31,
                                                         1996       1997        1998
                                                       --------   --------   -----------
                                                                             (UNAUDITED)
Headends.............................................  $ 32,119   $ 53,088    $ 64,188
Telephone switches...................................     4,976      9,347      17,115
Distribution systems and enhancements................    36,372     68,538     144,707
Computer software and equipment......................     4,957      9,512      12,180
Other................................................     5,813      8,762      10,088
Construction in progress.............................    25,434     26,177      29,954
                                                       --------   --------    --------
                                                        109,671    175,424     278,232
Less accumulated depreciation........................    (5,871)   (14,982)    (26,908)
                                                       --------   --------    --------
                                                       $103,800   $160,442    $251,324
                                                       ========   ========    ========

     Interest expense of $1,849 and $2,256 was capitalized during 1996 and 1997 respectively.

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                            AUGUST 31,
                                                        ------------------     MAY 31,
                                                         1996       1997        1998
                                                        -------   --------   -----------
                                                                             (UNAUDITED)
Goodwill..............................................  $47,344   $ 53,081    $111,743
Licensing fees and rights-of-entry costs..............   22,174     30,833      51,406
Deferred financing costs..............................       --      5,784      11,402
Other.................................................    1,650      3,243       2,392
                                                        -------   --------    --------
                                                         71,168     92,941     176,943
Less accumulated amortization.........................   (5,292)   (10,358)    (16,688)
                                                        -------   --------    --------
                                                        $65,876   $ 82,583    $160,255
                                                        =======   ========    ========

     The Company's right-of-entry agreements represent the Company's agreement to provide telecommunications service to multiple dwelling units ("MDU's") and typically have initial terms of ten to fifteen years. The right-of-entry agreements generally provide for MDU owners to receive an up-front cash payment and payment of a portion of revenues over the term of the agreement.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

6. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable and long-term obligations consisted of the following:

                                                           AUGUST 31,
                                                        -----------------     MAY 31,
                                                         1996      1997        1998
                                                        ------   --------   -----------
                                                                            (UNAUDITED)
13% Senior Notes Due 2005, Series B, net of
  unamortized discount of $0, $6,526 and $5,870.......  $   --   $218,474    $219,130
Senior credit facility bearing interest at LIBOR plus
  3.5% per annum, payable quarterly, collateralized by
  substantially all of the assets of the Company......      --         --     125,000
Installment notes payable bearing interest at rates
  ranging from 7.75% to 13% per annum, substantially
  all collateralized by certain transportation
  equipment or private cable television systems.......     511        280         178
Limited partner obligations (see Note 3)..............     633        714         773
Obligations under capital leases, net of amounts
  representing interest of $355 and $581 for 1996 and
  1997, respectively..................................   1,299      2,185       3,552
                                                        ------   --------    --------
                                                        $2,443.. $221,653    $348,633
                                                        ======   ========    ========

     On February 14, 1997, the Company issued $225.0 million of 13% Senior Notes Due 2005 ("1997 Notes"). The 1997 Notes require semiannual interest payments due on August 15 and February 15 of each year until their maturity on February 15, 2005. The 1997 Notes are redeemable at the option of the Company generally at a premium at any time after February 15, 2002 and can be redeemed, in part, also at a premium, earlier upon the occurrence of certain defined events. In addition, a transfer by VPC of its interest in OpTel or a transfer by Videotron of its interest in VPC or an election by VPC to convert its Class B Common into shares of Class A Common may result in a change of control under the indenture, which could require the Company to purchase the 1997 Notes. The 1997 Notes are unsecured.

     In connection with the issuance of the 1997 Notes, the Company issued 225,000 shares of Class C Common. The portion of the net proceeds allocated to the Class C Common is $7 million. Such amount has been recorded as stockholders' equity and as a discount to the 1997 Notes. As a result of issuing the Class C Common, the Company will no longer be included in VPC's consolidated federal income tax return.

     Concurrent with the issuance of the 1997 Notes, the Company was required to deposit in an escrow account $79.6 million in cash that, together with the proceeds from such investment, will be sufficient to pay when due the first six interest payments on the 1997 Notes. Such amount is reflected as restricted investments on the accompanying consolidated balance sheet.

     In December 1997, the Company, through subsidiaries, secured a $150 million senior secured credit facility (the "Senior Facility") from a syndicate of financial institutions. The Senior Facility consists of a term loan in the amount of $125.0 million (which was drawn on December 19, 1997) bearing interest at LIBOR plus 3.5% and a $25.0 million revolving credit commitment. The Senior Facility is secured by a first fixed and floating lien on substantially all of the assets of the Company and its subsidiaries. The Senior Facility contains financial maintenance requirements and certain limitations on the Company's ability to incur indebtedness,

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

maximum capital expenditures, and pay dividends. The Company is in compliance with, or has obtained waivers for, all covenants of the Senior Facility.

     To comply with certain covenants of the Senior Facility and to reduce the impact of changes in interest rates on the Senior Facility, the Company entered into interest rate swap agreements with total notional amounts of $75 million in which the Company has agreed to receive a variable rate equal to LIBOR and pay fixed rates ranging from 5.96% to 6.00%. The swap agreements expire March 31, 2001. At May 31, 1998, the fair value of the swap agreement is a net loss position of $600. The swap agreements were terminated on July 17, 1998 in exchange for cash payments of $578,000.

     Aggregate maturities of the Company's indebtedness are as follows as of August 31, 1997:

                                       NOTES PAYABLE    CONVERTIBLE      DEFERRED
                                            AND        NOTES PAYABLE    ACQUISITION
                                         LONG-TERM     TO STOCKHOLDER   LIABILITIES
                                        OBLIGATIONS       (NOTE 9)       (NOTE 3)      TOTAL
                                       -------------   --------------   -----------   --------
Fiscal year ending:
  1998...............................    $  1,587         $     --        $2,017      $  3,604
  1999...............................         811               --            --           811
  2000...............................         530               --         4,903         5,433
  2001...............................         249               --            --           249
  2002...............................           2               --            --             2
Thereafter...........................     218,474          129,604            --       348,078
                                         --------         --------        ------      --------
          Totals.....................    $221,653         $129,604        $6,920      $358,177
                                         ========         ========        ======      ========

     As of May 31, 1998, Notes Payable and Long-Term Obligations increased primarily due to $125 million of borrowings under the Senior Facility with an original maturity of August 2004. On July 8, 1998, the Company repaid the Senior Facility with proceeds from a private placement of $200 million 11.5% Senior Notes due 2008. On March 1, 1998, the Convertible Notes Payable to Stockholders were converted to Series A Preferred Stock.

     The Company leases office space and certain equipment under operating and capital leases. The leases generally have initial terms of 3 to 20 years. Equipment acquired under capital leases consists of the following:

                                                                AUGUST 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
Amount of equipment under capital leases....................  $1,717   $3,069
Less accumulated amortization...............................    (298)    (470)
                                                              ------   ------
                                                              $1,419   $2,599
                                                              ======   ======

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     Minimum future obligations on operating leases at August 31, 1997, consist of the following:

Fiscal year ending:
  1998.............................................  $ 2,474
  1999.............................................    2,285
  2000.............................................    1,880
  2001.............................................    1,546
  2002.............................................    1,218
Thereafter.........................................    3,646
                                                     -------
          Total minimum lease payments.............  $13,049
                                                     =======

     Rental expense under operating leases for the periods ending August 31, 1995, 1996 and 1997 was $616, $2,158 and $2,763, respectively. The company's rental expense under operating leases includes facility rentals as well as rental of roof top space for distribution purposes.

7. COMMITMENTS AND CONTINGENCIES

     Employment and Consulting Agreements -- Employment agreements with certain executive employees provide for separation payments ranging from 3 to 24 months of the employee's annual salary if employment is terminated due to change of control or without cause. However, stipulations for termination payment and payment terms vary. The Company paid or accrued approximately $1,590, $297 and $278 in severance during 1995, 1996 and 1997, respectively, related to such employment agreements.

     Legal -- The Company is a defendant in certain lawsuits incurred in the ordinary course of business. It is the opinion of the Company's management that the outcome of the suits now pending will not have a material, adverse effect on the operations, cash flows or the consolidated financial position of the Company.

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas by Gavin Stewart Clarkson, individually and on behalf of all cable subscribers in the U.S. that have paid late fees to either Phonoscope or the Company. The plaintiff, who formerly subscribed to cable television services provided by Phonoscope, alleges that Phonoscope's charging pre-established late fees for delinquent payments of cable subscription charges constitutes an illegal collection of a penalty and that cable service providers should only be entitled to their actual collection costs. The plaintiff seeks to enjoin Phonoscope and OpTel from collecting, or attempting to collect, such late fees. The case is in its very early stages and no assurance can be given as to its ultimate outcome or that any such outcome will not materially adversely affect the Company. OpTel believes that it will have meritorious factual and legal defenses, and intends to defend vigorously against these claims.

     On April 27, 1998, a civil action was commenced against the Company in the United States District Court for the Northern District of California by Octel Communication Corp ("Octel"), charging the Company with trademark infringement, trade name infringement, trademark dilution, and unfair competition based on its use of the name "OpTel" the ("Civil Action") and seeking to enjoin the Company from using the name "OpTel." The Civil Action follows a now-suspended administrative proceeding in the Patent and Trademark Office ("PTO") relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced the PTO proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two of the trademark registrations owned by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the civil action. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or the proceedings in the PTO (if reinstated) or that any such outcome would not materially adversely affect the Company.

8. INCOME TAXES

     The cumulative losses of Vanguard incurred prior to the transfer of its assets to the Company on December 20, 1994, have been reported in the individual income tax returns of Vanguard's partners. Upon transfer, the Company recorded deferred taxes for the difference between the tax and book basis of the assets, which was not material. Upon acquisition of the stock of the IRPC subsidiaries, a deferred tax liability of $489 was recorded to recognize the excess of the basis in the assets for financial reporting purposes over the tax basis of the net assets acquired. During the period from January 1, 1995, to August 31, 1995, the Company accumulated losses sufficient to offset these deferred liabilities; accordingly, a tax benefit was recorded in the statement of operations. Additionally, during the period ended August 31, 1995, the Company incurred $19 of federal and state income tax expense.

     Income tax expense (benefit) consists of the following for the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997:

                                                           1995      1996      1997
                                                         --------   -------   -------
Current:
  Federal..............................................  $     --   $    --   $    --
  State................................................        19        --        --
                                                         --------   -------   -------
          Total current tax expense....................        19        --        --
Deferred tax expense (benefit).........................    (3,452)   (4,470)  (13,213)
Change in deferred tax valuation allowance.............     2,963     4,470    13,213
                                                         --------   -------   -------
          Total income tax expense (benefit)...........  $   (470)  $    --   $    --
                                                         ========   =======   =======

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     A reconciliation of income taxes on reported pretax loss at statutory rates to actual income tax expense (benefit) for the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997, is as follows:

                                               1995               1996                1997
                                         ----------------    ---------------    ----------------
Income tax at statutory rates..........  $ (3,614)   (34)%   $(6,266)   (34)%   $(16,502)   (34)%
State income taxes, net of federal tax
  benefit..............................        12      0          (1)     0            8      0
Valuation allowance....................     2,963     28       4,470     24       13,213     27
Expenses (deductible) not deductible
  for tax purposes.....................       169      2       1,797     10         (842)    (2)
Utilization of current loss by parent
  company in consolidated return.......        --     --          --     --        4,123      9
                                         --------    ---     -------    ---     --------    ---
          Total income tax benefit.....  $   (470)    (4)%   $    --      0%    $     --      0%
                                         ========    ===     =======    ===     ========    ===

     The net deferred tax assets consist of the tax effects of temporary differences related to the following:

                                                                   AUGUST 31,
                                                           ---------------------------
                                                               1996           1997
                                                           ------------    -----------
Allowance for uncollectible accounts receivable..........  $        184    $       381
Equipment, furniture and fixtures........................        (4,540)       (10,694)
Intangible assets........................................           105            421
Accrued employee compensation............................           183            214
Net operating loss carryforwards.........................        12,372         31,121
IRPC deferred tax liability..............................          (488)          (480)
Other....................................................           (16)            59
                                                           ------------    -----------
  Deferred tax asset before valuation allowance..........         7,800         21,022
  Valuation allowance....................................        (7,800)       (21,022)
                                                           ------------    -----------
          Net deferred tax asset.........................  $         --    $        --
                                                           ============    ===========

     Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided.

     The following are the expiration dates and the approximate net operating loss carryforwards at August 31, 1997:

Expiration Dates Through:
2010..........................................      $ 1,346
2011..........................................       11,521
2012..........................................       26,161
2013..........................................       52,504

     Certain of the Company's net operating losses were utilized by VPC while the Company was included in VPC's consolidated tax return. Such losses will not be available for future use by the Company, and, accordingly, the deferred tax benefit and valuation allowance were reduced. In connection with the revised

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

shareholder agreement (see Note 9), subsequent to August 31, 1997, the Company will be reimbursed for any tax benefit generated by the Company and utilized by VPC.

9. CONVERTIBLE NOTES PAYABLE TO STOCKHOLDER, STOCK ISSUANCE AND OTHER TRANSACTIONS WITH STOCKHOLDERS AND RELATED PARTIES

     From December 22, 1994 through March 31, 1995, the Company borrowed $60,000 from VPC under a Senior Secured Convertible Note Agreement. The note, with an original maturity of June 30, 1996, and the accrued interest of $792 for the period from December 22, 1994 until conversion on March 31, 1995, was converted to 1,120,985 shares of Class B Common of OpTel on March 31, 1995. Concurrently, VPC purchased 105,667 shares of OpTel's Class B Common from Vanguard. Additionally, the Company incurred $1,587 of costs related to this conversion of debt which was charged to additional paid-in capital.

     On July 26, 1995, VPC invested $25,000 in the Company, of which $16,688 represented VPC's purchase of an additional 311,652 shares of OpTel's Class B Common, and $8,312 represented a convertible note payable that bore interest at 15% and was convertible to 155,229 shares of Class B Common at the option of VPC on November 15, 1995 (extended to January 29, 1996). In connection with the July 26, 1995, equity call, Vanguard had the option to fund its portion to maintain its ownership interest at 33.25% by November 15, 1995 (extended to January 29,
1996). The Company was required to use the proceeds from any Vanguard contribution to repay the convertible note. On January 29, 1996, Vanguard elected to let the option expire without funding its portion of the equity call. On April 1, 1996, VPC converted the $8,312 note and accrued interest of $854 into 155,229 shares of Class B Common.

     From August 1995 through August 1997, the Company issued a total of $131,400 in convertible notes ("Convertible Notes") to VPC, all of which bear interest at 15%, generally with principal and interest due on demand. Under the terms of the Convertible Notes, any accrued interest on which there is no demand for payment as of each August 31, automatically converts to additional principal payable. As of August 31, 1997, $106,678 was advanced to OpTel under the Convertible Notes and a total of $22,926 of interest on the Convertible Notes has been converted to principal to date. As of February 28, 1998 an additional $9,640 of interest on the Convertible Notes has been converted to principle. The principal and interest on Convertible Notes were convertible into Class B Common after the earlier to occur of an initial public offering or April 30, 1999.

     As of March 1, 1998, VPC converted its Convertible Notes payable, including accrued interest, of $139.2 million into a like amount of Series A Preferred. Such stock earns dividends at the annual rate of 9.75%, payable in additional shares of Series A Preferred, and is convertible under certain circumstances and at certain prices at the option of the holder of the shares into shares of Class B Common upon consummation of an initial public offering.

     Videotron is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by Videotron and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow).

     In August 1997, in connection with a revised shareholder agreement, Capital Communication CDPQ, Inc. ("CDPQ"), a minority stockholder of Videotron, acquired all of Vanguard's interest in OpTel. Immediately prior to the sale to CDPQ, Vanguard exercised an option to purchase 48,937 shares of Class B Common at an exercise price of $53.55 per share, subject to adjustment, that had been granted to Vanguard in August 1996. The option exercise resulted in the Company receiving $2,620 in cash.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     In connection with the sale by Vanguard of its minority stock position in the Company to CDPQ, the Company, VPC and CDPQ entered into the Stockholders' Agreement and the Company and CDPQ entered into a related Registration Rights Agreement (the "Registration Rights Agreement"), under which CDPQ has certain rights and obligations relating to the Company and VPC.

     Under the Stockholders' Agreement, for as long as CDPQ holds at least 5% of the Company's voting stock, CDPQ may designate a number of Directors of the Company and each of its subsidiaries, and each committee of the Board and each of its subsidiaries, which is proportionate (in relation to the total number of Directors or committee members) to CDPQ's percentage ownership of the Company's voting stock, but in no event less than one Director and one committee member. Pursuant to the Stockholders' Agreement, VPC is obligated to cause the Company to afford CDPQ rights equivalent to those afforded other purchasers of the Company's capital stock to the extent they are more advantageous than the rights held by CDPQ. Subject to certain exceptions (including a public offering of the Company's equity securities) and waiver by CDPQ at VPC's request in connection with certain events, the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. In addition, pursuant to the Stockholders' Agreement, CDPQ has certain tag-along rights in connection with sales by VPC of outstanding shares of the Company's voting stock. Pursuant to the Registration Rights Agreement, nine months after the consummation of the Offering and, subject to certain conditions, CDPQ has the right, on two occasions, to require the Company to register under the Securities Act shares of Class A Common Stock issued to CDPQ upon the conversion of the Multi-Vote Common. In addition, CDPQ has piggyback registration rights, on three occasions, to include such shares of Class A Common Stock held by it in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

     The Company has assigned substantially all of its frequency licenses to THI, an entity owned by an employee of the Company and two individuals who provide legal counsel to the Company, in exchange for a $1.0 million secured promissory note with interest at 8% due on February 14, 2007 (the "License Note"). The License Note contains covenants which restrict THI from, among other things, incurring indebtedness other than to the Company or in the ordinary course of business, and merging or consolidating with another entity.

     The terms of the Company's continued and unencumbered use of the frequency licenses are subject to a license and services agreement (the "THI Agreement") pursuant to which THI agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company granted THI a nonexclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide such transmission capacity.

     The Company received an option from THI to purchase all or, in certain circumstances, some of the assets of THI at a price equal to the principal balance on the License Note plus accrued interest at 10% per annum and a separate option from each stockholder of THI to purchase all of such person's shares of capital stock of THI at the lesser of (x) the book value of the shares being purchased and (y) the price paid for such shares plus a 10% premium compounded annually. The THI option and the individual options are exercisable at any time prior to February 14, 2007, subject to FCC approval.

     THI is included in the consolidated financial statements of the Company based upon the Company's ability to control THI as a result of a combination of the covenants contained in the License Note and the Company's ability to exercise its option to purchase the assets or stock of THI. The option agreement and the License Note are eliminated upon consolidation.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     In September 1996, the Company entered into a consulting agreement with a former director of the Company who is a limited partner of Vanguard. In connection therewith, the Company granted him a warrant to purchase up to 24,992 shares of Class A Common at an exercise price of $53.55 per share, subject to adjustment, that is presently exercisable and expires on August 31, 1999.

     VPC and an affiliate of Vanguard had each agreed to provide consultant, advisory and management services for $350 per annum (plus travel expenses) per party. This arrangement terminated in August 1997 with the sale of Vanguard's interest in the Company.

     The Company purchases certain insurance coverage through Videotron, including directors and officers liability insurance. The Company paid an aggregate of approximately $478,000 and $434,000 to Videotron for this insurance coverage in fiscal 1996 and 1997, respectively.

     Pursuant to the terms of the Stockholders' Agreement, VPC and certain of its affiliates provide certain strategic planning and treasury support services to the Company and perform internal audits of the Company's operations. Additional services may be provided as and when requested by the Company. The Company is charged for such services based on an estimate of the actual cost of the personnel engaged and materials used to provide such services (without an allowance for profit).

     In addition, OpTel provides certain customer support and billing services to certain affiliates of Videotron which operate wireless cable systems using MMDS technology. OpTel charges such affiliates based on the actual cost of the personnel engaged and materials used to provide such services.

10. STOCKHOLDERS' EQUITY

     The Class A Common, Class B Common and Class C Common of the Company are identical in all respects and have equal powers, preferences, rights and privileges except that each holder of Class A Common is entitled to one vote for each share of Class A Common held, each holder of Class B Common is entitled to ten votes for each share of Class B Common held, and each holder of Class C Common does not possess any voting privileges. VPC and CDPQ are the only holders of Class B Common and, upon any transfer other than to a permitted holder, the Class B Common automatically converts to a like number of shares of Class A Common.

     On February 7, 1997 the Company approved a stock split effected in the form of a stock dividend. Each share of outstanding Class B Common (the only class of common stock then outstanding) received 17.3768 additional shares. The number of authorized shares of Class A Common and Class B Common was increased to 8,000,000 and 6,000,000, respectively. The financial statements have been restated to reflect the stock split as if it had occurred on December 20, 1994, the date the Company reorganized as a corporation. Additionally, the Company authorized the issuance of 300,000 shares of Class C Common.

     The Series B Preferred is convertible into Class A Common based upon the liquidation preference plus any cumulative unpaid dividends at the time of the conversion divided by the share price upon consummation of an initial public offering.

11. EMPLOYEE BENEFIT PLAN

     401(k) Plan -- The OpTel 401(k) Plan (the "Plan"), established January 1, 1995, conforms to the provisions of the Employee Retirement Income Security Act of 1974. It is a contributory tax deferred 401(k)

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

plan. All employees are eligible and may enter the Plan on the first day of the first full month of employment, provided that they have attained the age of 21.

     Each participant my elect to defer up to 15% of annual compensation up to the annual contribution limit of the Internal Revenue Code. The Company matching contribution is a discretionary amount to be annually determined by the Board of Directors of the Company. The Company determined that, for the plan years ended December 31, 1995, 1996 and 1997, it would match 50% of its employees' elective contribution (to a maximum Company contribution of 3% of the employees' compensation). For the periods ended August 31, 1995, 1996 and 1997, the Company's match of its employees' elective contributions was $81, $188 and $289, respectively.

12. RESTRICTED INVESTMENTS

     Concurrent with the issuance of the 1997 Notes, the Company was required to deposit in an escrow account $79.6 million in cash that was subsequently invested in U.S. Treasury securities. The securities are classified as held-to-maturity and, at August 31, 1997, have an amortized cost basis of $67,206, and aggregate fair value of $67,233, and gross unrealized holding gains of $27. The contractual maturity of the securities correspond to the semi-annual interest payment dates required under the 1997 Notes through February 15, 2000.

13. EMPLOYEE STOCK OPTIONS AND WARRANTS

     During the year ended August 31, 1997 the Company adopted a stock option and award plan for the benefit of officers and key employees. The plan is administered by a committee of the Board of Directors. The plan authorizes the Board to issue incentive stock options, as defined in Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options which do not conform to the requirements of that Code section. The Board has discretionary authority to determine the types of options to be granted, the persons to whom options shall be granted, the number of shares to be subject to each option granted and the terms of the stock option agreements. Unless otherwise specifically provided in the option agreement, (i) the exercise price of an option will not be less than the fair market value, as determined by the Board, of the Class A Common on the date of grant and (ii) the options vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant. The options issued as of August 31, 1997, expire ten years from the date of grant. In the event of a "change in control," all options shall vest and become immediately exercisable. The Board has authorized 95,137 shares of Class A Common to be issued under the

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

plan. Stock option activity under the plan and warrants issued (see Note 9) for the year ended August 31, 1997, was as follows:

                                             NUMBER OF                      WEIGHTED AVERAGE
                                              SHARES     PRICE PER SHARE    PRICE PER SHARE
                                             ---------   ---------------    ----------------
Options and warrants outstanding at August
  31, 1996.................................        --           --                   --
Granted....................................   112,115    $53.55 to $85.75        $76.70
Exercised..................................        --           --                   --
Forfeited..................................    22,078    $53.55 to $85.75        $80.92
                                              -------
Options and warrants outstanding at August
  31, 1997.................................    90,037    $53.55 to $85.75        $75.66
                                              -------
Granted....................................    42,984         $85.75             $85.75
Exercised..................................        --           --                   --
Forfeited..................................    (9,336)        $85.75             $85.75
                                              -------
Options and warrants outstanding at May 31,
  1998, (including 35,127 warrants)........   123,685    $53.55 to $85.75        $78.40
                                              =======
Options and warrants exercisable at August
  31, 1997.................................    27,095    $53.55 to $85.75        $56.05
Options available for grant at August 31,
  1997.....................................    30,092

     The weighted average remaining contractual life of the stock options outstanding at August 31, 1997 is nine years.

     At August 31, 1997, the Company has reserved a total of 65,045 and 24,992 shares of Class A Common for issuance upon the exercise of stock options and stock warrants, respectively. The Company has also granted stock warrants in connection with an agreement to provide consulting services (see Note 9).

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock option and award plan and the stock warrants. During 1997, the exercise price of each option granted was greater than or equal to the estimated fair value of the Company's stock on the date of grant. Accordingly, no compensation expense has been recognized under this plan. For the year ended August 31, 1997, the difference between actual net loss and loss per share and net loss and loss per share on a proforma basis as if the Company had utilized the accounting methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," would have been $44 and $.02 per share, respectively.

     The estimated weighted average grant date fair value of options and warrants granted during 1997 was $1.10 per share. For purposes of determining fair value of each option, the Company used the minimum value method using the following assumptions:

Risk-free interest rate.....................  6.18% -- 6.88%
Expected life...............................  3 to 10 years

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

14. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirement of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                    AUGUST 31, 1996             AUGUST 31, 1997
                                                -----------------------     -----------------------
                                                CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                                 AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                --------     ----------     --------     ----------
Assets:
  Cash and cash equivalents...................  $ 1,677       $ 1,677       $ 87,305      $ 87,305
  Restricted investments......................       --            --         67,206        67,233
  Accounts receivable.........................    3,064         3,064          4,044         4,044
Liabilities:
  Accounts payable............................    5,649         5,649          7,927         7,927
  Customer deposits and deferred revenue......    2,167         2,167          2,978         2,978
  Convertible notes payable to stockholder....   89,414        89,415        129,604       129,605
  Notes payable and long-term obligations.....    2,443         2,445        221,653       228,650
  Deferred acquisition liabilities............    6,520         6,525          6,920         6,920

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and customer deposits and deferred revenue approximates fair value. The fair values of convertible notes payable to stockholder, certain notes payable and long-term obligations and deferred acquisition liabilities are estimated based on present values using applicable market discount rates or rates that approximate what the Company could obtain from the open market. The fair value of restricted investments and the 1997 Notes are based on quoted market prices. The fair value estimates presented herein are based on pertinent information available to management as of August 31, 1996 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the date presented, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             YEAR ENDED AUGUST 31, 1996
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................     $ 5,825         $ 6,463         $  7,320         $  7,996
Operating Expenses.......................     $ 8,000         $ 9,395         $ 10,320         $ 12,465
Other Expense............................     $   614         $ 1,522         $  1,573         $  2,145
Net Income (Loss)........................     $(2,789)        $(4,454)        $ (4,573)        $ (6,614)
Basic and diluted loss per common
  share..................................     $ (1.30)        $ (2.07)        $  (2.02)        $  (2.86)
Weighted average number of shares
  outstanding............................       2,149           2,149            2,263            2,315

                                                             YEAR ENDED AUGUST 31, 1997
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................     $ 9,076         $ 9,546         $ 10,495         $ 10,720
Operating expenses.......................     $12,693         $14,096         $ 17,003         $ 18,841
Other expense............................     $ 3,277         $ 4,849         $  8,867         $  8,746
Net income (loss)........................     $(6,894)        $(9,399)        $(15,375)        $(16,867)
Basic and diluted loss per common
  share..................................     $ (2.99)        $ (4.01)        $  (6.08)        $  (6.65)
Weighted average number of shares
  outstanding............................       2,305           2,342            2,530            2,538

16. SUBSEQUENT EVENTS (UNAUDITED)

     On July 9, 1998, Optel consummated a private placement of $200.0 million of 11 1/2% Senior Notes Due 2008 (the "1998 Notes"). The 1998 Notes require semiannual interest payments on January 1 and July 1 of each year until their maturity on July 1, 2008. The 1998 Notes are redeemable at the option of the Company, generally at a premium, at any time after July 1, 2003 and can be redeemed in part, also at a premium, earlier upon the occurrence of certain defined events. Concurrent with the issuance of the 1998 Notes, the Company was required to deposit in an escrow account $22.0 million in cash that, together with the proceeds of the investment thereof, will be sufficient to pay when due the first two interest payments on the 1998 Notes.

     In fiscal 1998, the Company adopted amendments to the incentive Stock Plan, certain of which will become effective, subject to stockholder approval, on the date of an initial public offering (the "Offering") is consummated (as so amended, the "Plan"). Five percent of the Class A Common Stock outstanding, on a fully diluted basis, on the date the Offering is consummated, may be issued under the terms of the Plan.

     In fiscal 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Stock Purchase Plan will become effective, subject to stockholder approval, on the date the Offering is consummated. One percent of the Class A Common Stock outstanding, on a fully diluted basis, on the date the Offering is consummated, will be issuable under the terms of the Stock Purchase Plan.

     Each Director who is neither an employee of the Company nor a designee of the Company's significant stockholders will receive options to purchase shares of Class A Common Stock having an aggregate value of $150 upon consummation of the Offering (or, if such Director is not serving in such capacity upon

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997,
          AND THE NINE MONTHS ENDED MAY 31, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

consummation of the Offering, on the date of his or her election to the Board) with an exercise price equal to the initial public offering price (or the fair market value on the date of grant). The options will become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the effective date of the grant.

     Following the consummation of the offering, all of the outstanding shares of the Company's Class C Common Stock, and Series A and B Preferred Stock will be converted to Class A Common Stock.

                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma information is based on the historical financial statements of the Company and the historical financial statements of the assets and liabilities of ICS Communications, L.L.C. (the "ICS Operations") acquired by the OpTel, Inc. ("Company").

     The pro forma statements of operations for the year ended August 31, 1997 and the nine months ended May 31, 1998 have been prepared to illustrate the effects of the acquisition and the Notes Offering and the Senior Credit Facility Retirement as if they had occurred on the first day of the periods presented. Pro forma balance sheet information is not included as the historical balance sheet of the Company as of May 31, 1998 reflects the consummation of the acquisition of the ICS Operations. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial information and accompanying notes should be read in conjunction with the consolidated financial statements and other financial information included elsewhere herein pertaining to the Company and the ICS Operations, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.

     The acquisition of the ICS Operations was accounted for using the purchase method of accounting. The aggregate purchase price was allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the pro forma financial information is preliminary, the final allocation of the purchase price is contingent upon the final valuation of the acquired assets and the revision of other estimates; however, the allocation is not expected to differ materially from the preliminary allocation.

                          OPTEL, INC. AND SUBSIDIARIES

        PRO FORMA STATEMENT OF OPERATIONS -- YEAR ENDED AUGUST 31, 1997
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                          HISTORICAL
                                                              -----------------------------------    PRO FORMA       COMPANY
                                                                  COMPANY        ICS OPERATIONS     ADJUSTMENTS     PRO FORMA
                                                              ---------------   -----------------   -----------     ---------
                                                                    (A)                (B)
REVENUES:
  Cable television..........................................     $ 36,915            $14,419         $              $ 51,334
  Telecommunications........................................        2,922              2,209                           5,131
                                                                 --------            -------         --------       --------
         Total revenues.....................................       39,837             16,628                          56,465
OPERATING EXPENSES:
  Programming, access fees and revenue sharing..............       19,202              8,947                          28,149
  Customer support, general and administrative..............       28,926              5,518            1,086(E)      35,530
  Depreciation and amortization.............................       14,505              8,089            3,358(F)      25,952
                                                                 --------            -------         --------       --------
         Total operating expenses...........................       62,633             22,554            4,444         89,631
LOSS FROM OPERATIONS........................................      (22,796)            (5,926)          (4,444)       (33,166)
Interest expense on -- Convertible Notes....................      (15,204)                                           (15,204)
Other interest expense......................................      (16,210)              (142)         (23,000)(H)    (39,352)
Interest and other income...................................        5,675                                              5,675
                                                                 --------            -------         --------       --------
LOSS BEFORE INCOME TAXES....................................      (48,535)            (6,068)         (27,444)       (82,047)
INCOME TAXES................................................
                                                                 --------            -------         --------       --------
NET LOSS....................................................     $(48,535)           $(6,068)        $(27,444)      $(82,047)
                                                                 --------            -------         --------       --------
DIVIDENDS ON PREFERRED SHARES:
  Series B Preferred Stock 8.0%.............................                                           (4,757)(G)   $ (4,757)
                                                                 --------                                           --------
LOSS ATTRIBUTABLE TO COMMON EQUITY..........................     $(48,535)                                          $(86,804)
                                                                 ========                                           ========
BASIC AND DILUTED LOSS PER SHARE............................     $ (19.98)                                          $ (33.46)
                                                                 ========                                           ========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................        2,430                                              2,594(D)
                                                                 ========                                           ========

            See notes to unaudited pro forma financial information.

                          OPTEL, INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                         NINE MONTHS ENDED MAY 31, 1998
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                           HISTORICAL
                                                              -------------------------------------    PRO FORMA       COMPANY
                                                                   COMPANY         ICS OPERATIONS     ADJUSTMENTS     PRO FORMA
                                                              -----------------   -----------------   -----------     ---------
                                                                     (A)                 (C)
REVENUES:
  Cable television..........................................      $ 42,195             $ 9,613         $              $ 51,808
  Telecommunications........................................         2,721               1,089                           3,810
                                                                  --------             -------         --------       --------
         Total revenues.....................................        44,916              10,702                          55,618
OPERATING EXPENSES:
  Programming, access fees and revenue sharing..............        20,213               4,817                          25,030
  Customer support, general and administrative..............        25,044               2,985              832(E)      28,861
  Depreciation and amortization.............................        18,432               4,979            2,519(F)      25,930
                                                                  --------             -------         --------       --------
         Total operating expenses...........................        63,689              12,781            3,351         79,821
LOSS FROM OPERATIONS........................................       (18,773)             (2,079)          (3,351)       (24,203)
Interest expense on Convertible Notes.......................        (9,640)                                             (9,640)
Other interest expense......................................       (26,276)                (86)         (12,243)(H)    (38,605)
Interest and other income...................................         6,457                                               6,457
                                                                  --------             -------         --------       --------
LOSS BEFORE INCOME TAXES....................................       (48,232)             (2,165)         (15,594)       (65,991)
INCOME TAXES................................................
                                                                  --------             -------         --------       --------
NET LOSS....................................................      $(48,232)            $(2,165)        $(15,594)      $(65,991)
                                                                  --------             -------         --------       --------
DIVIDENDS ON PREFERRED STOCK:...............................        (4,068)                              (2,894)(G)   $ (6,962)
                                                                  --------                             --------       --------
LOSS ATTRIBUTABLE TO COMMON EQUITY..........................      $(52,300)                                           $(72,953)
BASIC AND DILUTED LOSS PER SHARE............................      $ (20.04)                                           $ (26.61)
                                                                  ========                                            ========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................         2,610                                               2,742(D)
                                                                  ========                                            ========

            See notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(A) Represents the historical consolidated statement of operations of the Company for the period indicated which includes the results of the ICS Operations after the date of acquisition.

(B) Represents the unaudited statement of revenues and direct expenses of the ICS Operations for the year ended November 30, 1997. Such presentation is made to conform to the Company's quarter ended November 30, 1997 and were derived from the financial records of ICS using the audited December 31, 1997, statement of revenues and direct expenses adjusted for the exclusion of total revenues of $1,394 and a net loss of $312 for the month ended December 31, 1997 and inclusion of total revenues of $1,335 and a net loss of $718 for the month ended December 31, 1996. The amounts include amounts representing allocated regional overhead attributable to the acquired operations. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of ICS or interest incurred on liabilities not assumed by the Company. Total revenues of $4,316 and net losses of $973 for the months ended November 31, 1997, October 31, 1997 and September 30, 1997 have been included in both the pro forma statement of operations for the year ended August 31, 1997 and the pro forma statement of operations for the nine months ended May 31, 1998.

(C) Represents the unaudited statement of revenues and direct expenses of the acquired ICS Operations for the period from September 1, 1997 through the date of acquisition after which date, the ICS Operations are included in the historical statement of operations of the Company, and were derived from the financial records of ICS. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of ICS or interest incurred on liabilities not assumed by the Company. The amounts do include amounts representing allocated regional overhead attributable to the acquired operations. Total revenues of $4,316 and net losses of $973 for the months ended November 31, 1997, October 31, 1997 and September 30, 1997 have been included in both the pro forma statement of operations for the year ended August 31, 1997 and the pro forma statement of operations for the nine months ended May 31, 1998.

(D) Represents the issuance of 164,272 shares of Class A Common, $.01 par value at an estimated price per share of $98 and total fair value of $16,099 to purchase the ICS Operations.

(E) Represents incremental customer support, corporate and administrative expenses not included in the historical financial statements of the acquired ICS Operations as such functions were not acquired by the Company. The amounts have been estimated based upon the Company's average historical cost per subscriber for the appropriate period applied to the expected number of subscribers added as part of the acquisition.

(F) Represents an adjustment to depreciation expense for acquired property and equipment and to record amortization expense for the acquired intangible assets over 5 to 20 years.

(G) Represents adjustment to reflect cumulative dividend accrued during the period presented, assuming issuance on the first day of the period presented, for the $59,466 of the Company's Series B Preferred issued to acquire the ICS Operations. The adjustment reflects the Series B Preferred dividend accrual rate of 8.0%.

(H) Represents the incremental interest giving effect to the Notes Offering and Senior Credit Facility Retirement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.

     We have audited the accompanying statement of assets and liabilities of ICS Communications, LLC acquired by OpTel, Inc. ("OpTel") as of December 31, 1997, and the statement of revenues and direct expenses of such assets and liabilities for the year then ended. These financial statements are the responsibility of OpTel's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the assets and liabilities of ICS Communications, LLC acquired by OpTel, Inc. at December 31, 1997 and the related revenues and direct expenses for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

May 15, 1998
Dallas, Texas

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                 STATEMENTS OF ASSETS AND LIABILITIES ACQUIRED

                                     ASSETS

                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    ---------------
                                                                                     (UNAUDITED)
Accounts receivable (Net of allowance for doubtful accounts
  of $737,000 and $333,000).................................     $ 1,181,677         $ 1,332,000
Prepaid expenses, deposits and other assets.................         295,639             290,233
Property and equipment, net (Note 2)........................      21,824,123          21,084,342
Intangible assets, net (Note 3).............................       9,241,488           8,166,744
                                                                 -----------         -----------
          Total assets......................................      32,542,927          30,873,319
                                                                 -----------         -----------

                                           LIABILITIES
Deferred revenues and customer deposits.....................         758,109             841,620
Capital lease obligations (Note 4)..........................         825,056             807,047
                                                                 -----------         -----------
          Total liabilities.................................       1,583,165           1,648,667
                                                                 -----------         -----------
          Net assets acquired...............................     $30,959,762         $29,224,652
                                                                 ===========         ===========

                       See notes to financial statements.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

                                                                                    THREE MONTHS
                                                                 YEAR ENDED            ENDED
                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                                                    (UNAUDITED)
REVENUES:
  Cable television..........................................     $14,559,625         $4,028,128
  Telecommunications........................................       2,127,310            354,587
                                                                 -----------         ----------
          Total revenues....................................      16,686,935          4,382,715
OPERATING EXPENSES:
  Programming, access fees and revenue sharing..............       8,747,441          1,909,037
  Customer support, general and administrative..............       5,371,634          1,215,493
  Depreciation and amortization.............................       8,088,727          1,988,608
                                                                 -----------         ----------
          Total operating expenses..........................      22,207,802          5,113,138
                                                                 -----------         ----------
LOSS FROM OPERATIONS........................................      (5,520,867)          (730,423)
INTEREST EXPENSE............................................        (141,504)           (35,376)
                                                                 -----------         ----------
EXCESS OF DIRECT EXPENSES OVER REVENUES.....................     $(5,662,371)        $ (765,799)
                                                                 ===========         ==========

                       See notes to financial statements.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                         NOTES TO FINANCIAL STATEMENTS
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of ICS Communications, LLC (the "Company") only as they relate to the assets acquired and liabilities assumed by OpTel, Inc. ("OpTel") on April 9, 1998. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of the Company or interest incurred on liabilities not assumed by OpTel. In preparation of the statement of revenues and direct expenses, certain regional overhead costs were allocated to the assets acquired. Such allocations were based upon subscriber counts, cable passings or other criteria as considered appropriate.

     The Company's operations are in a single business segment, the providing of cable television and local and long distance telephone services to the high density residential market, including apartment complexes, condominiums and other multi-family residential properties (collectively "MDUs"). The Company provides these services generally under exclusive, long-term contracts with owners and managers of MDUs.

     The assets acquired include long-term contracts to provide cable television and telephone services to MDU properties, the property and equipment comprising the cable television and telephone delivery systems for each of the contracts, other prepaid assets specifically identified at the date of the purchase (generally prepaid rent on delivery equipment) and customer receivables. In connection with the purchase, certain liabilities were assumed, generally capital lease obligations related to the property and equipment used in telephone delivery systems.

     The primary markets of the assets acquired are major metropolitan areas in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Texas, and the greater Washington D.C. area.

     Interim Financial Information -- The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1998, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     Property and Equipment -- Property and equipment, including equipment under capital leases, is stated at cost, which includes amounts for construction materials, direct labor and overhead and capitalized interest. Cost of maintenance and repairs is charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Installed cable and headend equipment............  5-10 years
Telephone switches and equipment.................  5-10 years

     Intangible Assets -- Intangible assets includes costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs. Intangible assets are amortized using the straight-line method over the lesser of the term of the right-of-entry agreement or 5 years.

     Revenue Recognition -- Cable subscriber fees for basic monthly services and premium channels are billed in advance and recorded as revenue in the month the service is provided. Telecommunication service billings include residential service fees billed in advance plus amounts based on minutes of use billed in arrears. Telecommunications service revenues are recognized in the month the service is provided.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the accompanying financial statements include the allowance for doubtful accounts, the recoverability of the carrying value of property and equipment and intangible assets and the allocation of regional overhead as it relates to the assets acquired. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997, including assets under capital lease, consist of the following:

Installed cable and headend equipment..........  $ 30,051,718
Telephone switches and equipment...............     2,020,330
                                                 ------------
          Sub-total............................    32,072,048
  Less accumulated depreciation................   (10,247,925)
                                                 ------------
          Property and equipment, net..........  $ 21,824,123
                                                 ============

     Telephone switches and equipment at December 31, 1997 include $1,238,273 in net assets under capital lease.

3. INTANGIBLE ASSETS

     Intangible assets at December 31, 1997 consist of the following:

Rights-of-entry costs..........................  $ 21,979,856
  Less accumulated amortization................   (12,738,368)
                                                 ------------
          Intangible assets, net...............  $  9,241,488
                                                 ============

4. CAPITAL LEASE OBLIGATIONS

     During 1995 and 1996 the Company entered into capital leases for telephone equipment with five year terms. The leases are payable in monthly installments ranging from $1,267 to $2,121 bearing interest at rates ranging from 10.4% to 13.0%. Scheduled maturities on capital lease obligations are as follows:

Year ending:
  1998...........................................  $  379,980
  1999...........................................     379,980
  2000...........................................     243,440
  Thereafter.....................................          --
                                                   ----------
          Total payments.........................   1,003,400
  Less amounts representing interest.............    (178,344)
                                                   ----------
          Capital lease obligation...............  $  825,056
                                                   ==========

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

5. RELATED PARTY TRANSACTIONS

     The Company's largest shareholder is MCI Telecommunications Corporation ("MCI"). In the ordinary course of the Company's local and long distance telephone services, the Company purchases certain services from MCI under terms and rates that management believes are no more favorable to the Company than those arranged with other parties.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    1
Risk Factors............................   11
The Exchange Offer......................   27
Use of Proceeds.........................   34
Capitalization..........................   35
Selected Historical Consolidated
  Financial and Operating Data..........   36
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   39
Business................................   51
Management..............................   74
Principal Stockholders..................   81
Certain Relationships and Related
  Transactions..........................   84
Description of Other Indebtedness.......   87
Description of the 1998 Series B
  Notes.................................   88
Exchange Offer; Registration Rights.....  113
Book-Entry; Delivery and Form...........  115
Federal Income Tax Considerations.......  117
Description of Capital Stock............  120
Plan of Distribution....................  125
Legal Matters...........................  125
Experts.................................  126
Available Information...................  126
Glossary................................  A-1
Index to Financial Statements...........  F-1

     UNTIL JANUARY 7, 1999 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                  $200,000,000

                                  OPTEL, INC.

                              11 1/2% SENIOR NOTES
                               DUE 2008, SERIES B

                                  [OPTEL LOGO]
                                  ------------

                                   PROSPECTUS

                                  ------------
                             DATED OCTOBER 9, 1998

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